UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. XX)

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice and Proxy Statement 2025 Annual Meeting of Shareholders

TO OUR SHAREHOLDERS:

April 1, 2025

It is my pleasure to invite you to participate in the 2025 Annual Meeting of Shareholders (including any adjournment of the meeting, the Annual Meeting) of Merit Medical Systems, Inc. (Merit or the Company), which will be held on May 14, 2025, at 2:00 p.m. (Mountain Time). The Annual Meeting will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/MMSI2025. Shareholders will be able to attend the Annual Meeting, and submit questions and vote their shares during the Annual Meeting, from any location that has internet connectivity. There will be no physical in-person meeting; however, we hope you will attend the meeting virtually. For further information about how to attend the Annual Meeting via live webcast, and how to submit questions and vote your shares during the live webcast, please refer to the accompanying Proxy Statement or the Notice Regarding the Availability of Proxy Materials which was mailed to you (the Notice).

We finished 2024 with strong momentum by delivering better-than-expected financial results in the fourth quarter, reflecting continued strong execution. We successfully completed the first year of our Continued Growth Initiatives Program (CGI Program). As a result, we continue to strengthen profitability, deliver top-line growth, and drive continuous innovation in the marketplace. We saw record-setting revenue and achieved operating margin and free cash flow levels that yielded shareholder returns at the upper end of our peer group.

We hope you will participate in the Annual Meeting. The Company is providing access to the proxy materials for the Annual Meeting via the internet. Accordingly, you can access the proxy materials and vote prior to the Annual Meeting by visiting www.proxyvote.com. Instructions for accessing the proxy materials and voting are described in the Proxy Statement and in the Notice. Please review the proxy materials prior to voting. Your vote is important to all of us at Merit. I look forward to your virtual attendance at the Annual Meeting.

FRED P. LAMPROPOULOS
Chair of the Board, President,
and Chief Executive Officer

“We successfully completed the first year of our CGI Program. As a result, we continue to strengthen profitability, deliver top-line growth, and drive continuous innovation in the marketplace.”

GUIDE TO PROXY STATEMENT

1	Notice of 2025 Annual Meeting of Shareholders

Purpose of these materials:

On behalf of our Board of Directors, we are making these materials available to you in connection with our solicitation of proxies for our Annual Meeting. You are receiving this communication because you hold shares of Merit’s stock.

What we need from you:

Please read these materials and submit your vote and proxy by telephone, Internet or, if you received your materials by mail, by completing and returning your proxy card. We ask that you vote in advance as soon as practicable.

More information:

The Notice, this Proxy Statement and the accompanying form of proxy are first being mailed or made available to our shareholders on or about April 4, 2025.

This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (Annual Report) are available online at: www.proxyvote.com.

You may also request a paper copy of the Annual Report, including the related financial statements and schedules, free of charge, by writing to our Corporate Secretary at the address below (principal executive offices of the Company):

Merit Medical Systems, Inc.

Attn: Corporate Secretary
1600 West Merit Parkway
South Jordan, UT 84095

2	Proxy Statement Summary
5	Corporate Governance and Related Matters
6	Proposal 1 – Election of Directors
7	Nominees for Election as Directors
9	Directors Whose Terms of Office Continue
12	Our Board of Directors
22	Sustainability
26	Director Compensation
27	Related Person Matters
29	Executive Compensation and Related Matters
29	Executive Summary
34	Compensation Discussion and Analysis
55	Proposal 2 – Advisory Vote on Executive Compensation
56	Executive Compensation Tables
56	Summary Compensation Table
58	Grants of Plan-Based Awards
59	Outstanding Equity Awards at Year End
60	Option Exercises and Stock Awards Vested
60	Non-Qualified Deferred Compensation
61	Potential Payments Upon Termination or Change in Control
67	Pay Versus Performance
70	CEO Pay Ratio
72	Audit Matters
72	Audit Committee Report
73	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
74	Stock Ownership and Trading
74	Principal Holders of Voting Securities
75	Delinquent Section 16(a) Reports
75	Securities Authorized for Issuance Under Equity Compensation Plans
76	Other Proxy Information
76	Information About the Annual Meeting and Voting
81	Other Matters
81	Shareholder Proposals for Annual Meeting 2026
82	Non-GAAP Financial Measures

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Access	Record Date

May 14, 2025 2:00 p.m. Mountain Time	Webcast www.virtualshareholdermeeting.com /MMSI2025	March 18, 2025 Only shareholders of record on the Record Date may vote

Items of Business

	Proposals	Board’s Recommendation	More Information
1	Elect four directors, each to serve until 2028	FOR each nominee	Page 6
2	Non-binding, advisory vote to approve named executive officer compensation (“Say on Pay”)	FOR	Page 55
3	Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	Page 73

Your vote is important to our future. We strongly encourage you to read the Proxy Statement and then promptly vote your shares as instructed herein.

Shareholders can vote via the Internet, by telephone or by mail. Specific instructions on how to vote are included in the Notice that we will mail to our shareholders on or about April 4, 2025. Shareholders will also be able to vote electronically during the webcast of the 2025 Annual Meeting.

Phone and Internet voting will close at 11:59 p.m. EDT on May 13, 2025, but voting by Internet will open again during the meeting. Voting instructions for shares held in the Company’s 401(k) Profit Sharing Plan must be received by 11:59 p.m. EDT on May 9, 2025 and such shares may not be voted during the meeting. Holders in “street name” must instruct their broker, bank or nominee how to vote their shares through the voting instructions provided by their broker, bank or nominee.

By Order of the Board of Directors,

Brian G. Lloyd Chief Legal Officer and Corporate Secretary April 1, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2025

The Company’s Notice, Proxy Statement and Annual Report are available at: www.proxyvote.com.

www.merit.com | 1

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Merit Medical Systems, Inc. (Board or Board of Directors) for the Annual Meeting of Shareholders to be held on May 14, 2025, at 2:00 p.m. Mountain Time (Annual Meeting or 2025 Annual Meeting). In this Proxy Statement, we may refer to Merit Medical Systems, Inc. as the Company, Merit, we, us, or our. The following summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Before voting, please review the entire Proxy Statement and the Annual Report.

Voting Roadmap Even if you attend the Annual Meeting, you can vote in advance using a method below.
Before the meeting go to: www.proxyvote.com During the meeting go to: www.virtualshareholdermeeting.com /MMSI2025.	Call 1-800-690-6903 (U.S. and Canada)	(cast your ballot, sign proxy card and post)

Phone and Internet voting will close at 11:59 P.M. Eastern Time on May 13, 2025 but voting by Internet will open again during the meeting (see below). Voting instructions for shares held in the Company’s 401(k) Profit Sharing Plan must be received by 11:59 P.M. Eastern Time on May 9, 2025 and such shares may not be voted during the meeting. Holders in “street name” must instruct their broker, bank or nominee how to vote their shares.

PROPOSAL 1: Election of Four Nominees for Director (See page 6)

The Board of Directors recommends that you vote FOR each director nominee. These individuals bring a range of relevant experiences and diversity of perspectives that is essential to good governance and leadership of our Company.

The Board recommends a Vote FOR each nominee
PROPOSAL 2: Advisory Vote on Executive Compensation (Say-On-Pay) (See page 55)

The Board of Directors recommends that you vote FOR this “Say-on-Pay” advisory proposal because our compensation program attracts top executive talent commensurate with our peers and reinforces our “Pay for Performance” philosophy.

The Board recommends a Vote FOR this proposal
PROPOSAL 3: Ratify Appointment of Independent Registered Public Accounting Firm (See page 73)

We have selected Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm for the year ending December 31, 2025 because Deloitte is an independent firm with reasonable fees and has significant industry and financial reporting expertise.

The Board recommends a Vote FOR this proposal

2 | Understand. Innovate. Deliver.TM

PROXY STATEMENT SUMMARY

A Snapshot of Our Board of Directors

The following table provides summary information about each director nominee (first four), as well as each director whose term of office will continue after the Annual Meeting.

		Director	Term		Board Committees
Name, Primary Occupation	Age	Since	Expires	Independent	A	C	F(1)	G
THOMAS J. GUNDERSON Former Medtech Analyst at Piper Jaffray	74	2017	2025(2)	Yes	●		□
Laura S. Kaiser President & CEO of SSM Health	64	2022	2025(2)	Yes		●		●
F. ANN MILLNER, ED.D. Regents Professor of Health Administrative Services at Weber State Univ.	73	2015	2025(2)	Yes		●		●
Michael R. McDonnell Former Chief Financial Officer of Biogen, Inc.	61	2022	2025(2)	Yes	●		●
LONNY J. CARPENTER Former Group President, Stryker Corporation	63	2020	2026	Yes		□	●
DAVID K. FLOYD Former Group President, Stryker Corporation	64	2020	2026	Yes			●	□
Lynne N. ward Former Executive Director of my529 (formerly Utah Educational Savings Plan)	66	2019	2026	Yes	□		●
STEPHEN C. EVANS Founder, Chairman & CEO of Flag Bridge Global Solutions, LLC; Rear Admiral (Ret.) and Former Special Advisor to the Commander, U.S. Navy	60	2021	2027	Yes	●	●
Fred P. Lampropoulos Chair, President & CEO of Merit	75	1987	2027	No
SILVIA M. PEREZ President, Commercial Branding and Transportation, 3M Company	58	2024	2027	Yes	●			●

□: Committee Chair	A: Audit Committee	F: Finance and Operating Committee(1)
●: Committee Member	C: Compensation and Talent Development Committee	G: Governance and Sustainability Committee
(1)	Effective May 15, 2024, the Board combined two of its committees into a single committee—the committee that was then known as the Finance Committee was combined with the committee that was then known as the Operating Committee (Operating Committee). The combined committee is now known as the Finance and Operating Committee and is referred to in this Proxy Statement as the Finance Committee.
(2)	If elected at the Annual Meeting, Dr. Millner, Ms. Kaiser and Messrs. Gunderson and McDonnell would serve terms expiring in 2028.

www.merit.com | 3

PROXY STATEMENT SUMMARY

Selected 2024 Highlights

Revenue	Operating Cash Flow	5-Year TSR (1)
$1.357 billion	$221 million	210%
(1)	Reflects five-year cumulative total return of Merit common stock, no par value (Common Stock), as reported on the Nasdaq Global Select Market System (Nasdaq) for the period from December 31, 2019 to December 31, 2024. Past results are not necessarily an indicator of future performance.

Environment	Continued Growth Initiatives
Prioritized reduction of environmental footprint by continuing to implement programs to reduce waste, conserve resources and improve the areas where we do business	Completed the first year of our CGI Program, demonstrating significant progress towards each of the three financial targets outlined for the three-year period ending December 31, 2026

Compensation Highlights

Consistent with our strong interest in shareholder engagement and our pay-for-performance approach, the Compensation and Talent Development Committee of our Board (Compensation Committee) has continued to refine our executive compensation program to encourage alignment between the interests of our executives and shareholders. Shareholders have shown strong support for our executive compensation program, with 96% of shareholders represented at our 2024 Annual Meeting of Shareholders voting in favor of it.

We pay for performance
60% 60% of CEO’s target equity compensation package is performance-based	60% 60% of other Named Executive Officers’ target equity compensation package is performance-based

The Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan, as amended (2018 Incentive Plan), provides for the issuance of up to 9,100,000 shares of our Common Stock. Awards granted under the 2018 Incentive Plan generally have minimum vesting periods of not less than one year.

During 2020, we began a program of awarding performance-based restricted stock units under the provisions of the 2018 Incentive Plan, which ties a significant portion of executive equity compensation to the achievement of operating cash flow metrics, adjusted for the performance of our stock relative to the Russell 2000 market index. These performance-based restricted stock units generally have a three-year performance period.

We ask that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers (NEOs). For additional information regarding our executive compensation practices, see “Compensation Discussion and Analysis” in this Proxy Statement.

4 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS

Governance Highlights

The Board believes good governance is integral to achieving long-term value and is committed to governance policies and practices that benefit the Company and our shareholders. This belief is manifest in:

●
Highly independent Board – Nine of our ten Directors are independent
●
Under the direction of the Board’s Governance and Sustainability Committee (Governance Committee), continued Board refreshment practices
●
Six new directors since 2020, increasing gender and racial diversity
●
Added critical medical industry and operational oversight expertise
●
Continued to provide direction and oversight of a multifaceted succession plan in preparation for the anticipated transition in CEO responsibilities
●
Continued enhanced focus on oversight of enterprise risk management, led by the Board’s Finance Committee
●
Enhanced Board oversight of cybersecurity risk management and sustainable business practices
●
Provided oversight and guidance to the Company’s management in the development and pursuit of the objectives set forth in the CGI Program, resulting in achievement of the financial targets for the first year of the three-year program

●
Strengthened our governance practices through the consolidation of the Finance and Operating Committees
●
Strong and active lead independent director
●
Average Board tenure of independent directors is approximately five years
●
Robust sequence of three-year Board assessment cycles focused on assessing and enhancing the effectiveness of the Board and its committees and members
●
Regular executive sessions of independent directors
●
Annual independent director evaluation of CEO
●
Comprehensive code of ethics and corporate governance guidelines
●
Majority voting for all directors
●
Robust stock ownership guidelines for directors and CEO
●
No shareholder rights plan (“poison pill”) or dual class capitalization structure
●
Annual “say-on-pay” advisory votes

www.merit.com | 5

CORPORATE GOVERNANCE AND RELATED MATTERS

PROPOSAL 1: Election of Four Nominees for Director

The Board of Directors recommends that you vote FOR all four director nominees. These individuals bring a range of relevant experience and overall diversity of perspectives that is essential to good governance and leadership of our Company.

The Board recommends a Vote FOR all nominees

At the Annual Meeting, shareholders will be asked to consider the nominations of four directors to serve until our 2028 Annual Meeting of Shareholders and until their successors are duly elected and qualified. If any of the below nominees becomes unavailable to serve, proxies solicited by this Proxy Statement will be voted for other persons designated by the Board in their stead.

Classification of Board of Directors

Our Second Amended and Restated Articles of Incorporation (Articles of Incorporation) provide for a classified, or “staggered,” board of directors. Our Board is divided into three classes, with directors in each class serving a three-year term. Our Fourth Amended and Restated Bylaws (Bylaws) provide that the number of directors serving in each class shall be as nearly equal in size as possible. Accordingly, approximately one-third of our directors’ terms expire at each annual meeting of shareholders. Based upon the existing classification of the Board, the terms of Thomas J. Gunderson, Laura S. Kaiser, Michael R. McDonnell and F. Ann Millner, Ed.D. are scheduled to expire in connection with our Annual Meeting. The Board has nominated each of Thomas J. Gunderson, Laura S. Kaiser, Michael R. McDonnell and F. Ann Millner, Ed.D. for election at the Annual Meeting to serve a new three-year term.

Size of the Board of Directors

Our Bylaws permit the Board to set the number of directors to a number not less than three and not more than eleven. In 2023, the Board adopted a resolution setting the number of directors at ten, which is the current number of directors.

6 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees for Election as Directors

Each of the following nominees currently serves as a director of the Company. Our Board and its Governance Committee believe that the nominees possess the experience and qualifications that directors of the Company should possess, and that the experience and qualifications of each nominee complement the experience and qualifications of the other directors. The experience and qualifications of each nominee, including information regarding the experience and qualifications that led the Board to conclude that she or he should be nominated to serve as a director of the Company, are set forth below:

THOMAS J. GUNDERSON

Independent Director

Age: 74

Director Since: May 2017

Committees: Finance (Chair), Audit

Other Public Boards: TransMedics Group, Inc.

Education: B.A. (biology focus), Carleton College; M.S. (cell biology), University of Minnesota; M.B.A., University of St. Thomas

Term Expires: 2025

LAURA S. KAISER

Independent Director

Age: 64

Director Since: May 2022

Committees: Governance, Compensation

Other Public Boards: None

Education: B.S. (health sciences management), University of Missouri; M.B.A., Saint Louis University; Masters of Health Administration, Saint Louis University

Term Expires: 2025

Career Highlights

●
Member of the Board of Directors of TransMedics Group, Inc., a medical technology company focused on developing organ transplant therapy for end-stage organ failure patients, 2019 to present
●
Chair of the Minneapolis Heart Institute Foundation, (Director from 2011 to present, Chair from 2015 to 2020 and 2024 to present)
●
Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute, 2016 to present
●
Member of American Heart Association Science and Technology Accelerator Committee, 2015 to 2017
●
Managing Director and senior research analyst at Piper Jaffray (focus on medical technology companies), 1992 to 2016
●
Project Director at American Medical Systems (private medical device company acquired by Pfizer in 1983), 1979 to 1992
●
Recognized by several industry publications, including the Wall Street Journal, Institutional Investor, First Call, Thomson Reuters, and Medical Device and Diagnostic Industry (e.g., in 1996 and 2000, he was named an All-Star Analyst for medical stocks by the Wall Street Journal and in 2014, Thomson-Reuters named him “Top Stock Picker” in the medical technology sector)

Qualifications of Particular Relevance to Merit

Mr. Gunderson provides the Board with more than 30 years of substantive experience in the medical device industry, with a seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, as well as a keen understanding of the Company’s competitive position within its industry. Mr. Gunderson also contributes a strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities. Mr. Gunderson’s financial background and industry experience have been beneficial in his service as the Chair of the Finance Committee.

Career Highlights

●
President and Chief Executive Officer of SSM Health, an integrated multi-state health system with more than 40,000 employees and 35 hospitals, medical group, health plan and pharmacy benefit management company, 2017 to present
●
Former Chairperson of Catholic Health Association of the United States, representing more than 600 hospitals and 1,600 long-term care and other health facilities in all 50 states, 2018 to 2024
●
Board Director, American Hospital Association, 2024 to present
●
Served on the Board of Directors for Nuance Communications, a multinational computer technology company acquired by Microsoft Corp., 2017-2022
●
Previously served as the Chief Operating Officer of Intermountain Health, an integrated multi-state health system with 24 hospitals, 2012 to 2017
●
Named one of the “100 Most Influential People in Healthcare” by Modern Healthcare for the past seven years

Qualifications of Particular Relevance to Merit

Ms. Kaiser is a seasoned executive with more than 35 years of experience in the healthcare industry. The Board believes her senior leadership experience in healthcare and her consistent delivery of operational results, strategic expertise, market growth and innovative partnerships with organizations such as Costco, Medica, Civica and Siemens, enable her to provide valuable industry and organizational perspective to the Board and the Company’s management team. The Board also believes Ms. Kaiser’s deep industry experience allows her to provide insight regarding merger and acquisition opportunities and transactions, regulatory initiatives and compliance, and governmental policies.

www.merit.com | 7

CORPORATE GOVERNANCE AND RELATED MATTERS

MICHAEL R. MCDONNELL Independent Director Age: 61 Director Since: May 2022 Committees: Audit, Finance Other Public Boards: None Education: B.S. (accounting), Georgetown University Term Expires: 2025

F. ANN MILLNER, Ed.D.

Lead Independent Director

Age: 73

Director Since: July 2015

Committees: Governance, Compensation

Other Public Boards: None

Education: B.S. (education), University of Tennessee; M.S. (allied health education and management), Southwest Texas State University; Ed.D (education administration), Brigham Young University; Completed medical technology program, Vanderbilt University

Term Expires: 2025

Career Highlights

●
Chief Financial Officer of Biogen Inc, a multinational Nasdaq-listed company engaged in discovering, developing, and delivering therapies for people living with serious and complex diseases, 2020 to February 28, 2025.
●
Executive Vice President and Chief Financial Officer of IQVIA Holdings Inc., a global provider of advanced analytics, technology solutions and contract research services to the life sciences industry, 2015 to 2020
●
Executive Vice President and Chief Financial Officer of Intelsat, a global provider of satellite services, 2008-2015
●
Chief Operating Officer (2006-2008) and Chief Financial Officer (2004-2008) of MCG Capital Corporation, a publicly-held commercial finance company, 2004 to 2008
●
Chief Financial Officer of EchoStar Communications Corporation (dba Dish Network), a satellite television provider, 2000 to 2004
●
Partner of PricewaterhouseCoopers, LLP, 1996 to 2000, other positions, PricewaterhouseCoopers, LLP, 1986-1996
●
Director of Catalyst Health Solutions, Inc., a publicly-held pharmacy benefits management company, 2005 to 2012
●
Certified public accountant

Qualifications of Particular Relevance to Merit

Mr. McDonnell is a financial executive with more than 35 years of experience providing financial and accounting advice and oversight to life science and technology companies and over 24 years serving as a public company CFO. The Board believes Mr. McDonnell’s depth of understanding of financial management, accounting principles and practices, capital markets and financing transactions strengthen the Board’s oversight of the Company’s finance and accounting policies, procedures and practices. The Board also believes Mr. McDonnell’s industry experience enables him to contribute to the Board’s evaluation and oversight of merger and acquisition and capital funding transactions, as well as the Company’s investor relations and shareholder outreach efforts.

Career Highlights

●
Regents Professor and Professor of Health Administrative Services at Weber State University, 2013 to present
●
Member of the Utah State Senate (member of multiple committees and subcommittees), 2015 to present
●
Executive Committee of National Conference of State Legislatures, 2023 to present
●
Member of Board of Trustees of Intermountain Health (integrated multi-state health system), 2005 to present
●
President of Weber State University, 2002 to 2012 (first female president of a Utah state university)
●
Vice President of University Relations at Weber State University, 1993 to 2002
●
Associate Dean of Continuing Education and Assistant Vice President of Community Partnerships at Weber State University, 1985 to 1993

Qualifications of Particular Relevance to Merit

The Board believes Dr. Millner's qualifications to serve as a director of the Company include her executive leadership skills and her experience in the areas of organizational administration, operations and financial management, and business strategy. Those skills and experience have been particularly valuable to the Company in the course of Dr. Millner’s service as Lead Independent Director. During her service, Dr. Millner has played a significant role in the development of our corporate governance practices and engagement with our shareholders.

: 57 None Pharmaceutical Chemist ], University of the Republic (Uruguay); Industrial Pharmacist, Federal University of Parana (Brazil) New Nominee

8 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

Directors Whose Terms of Office Continue

In its regular discussions regarding Board composition, our Governance Committee works with the Board to determine the appropriate mix of professional experience, areas of expertise, educational background and other qualifications that are particularly desirable for our directors to possess in light of our current and future business strategies.

The Board believes that its current members have the right combination of experience and qualifications to continue to lead the Company to success. Information regarding the specific experience, qualifications, attributes and skills that led the Board and the Governance Committee to conclude that each continuing director should serve on the Board are set forth below:

LONNY J. CARPENTER

Independent Director

Age: 63

Director Since: June 2020

Committees: Compensation (Chair), Finance

Other Public Boards: Novanta Inc.

Education: B.S., United States Military Academy at West Point

Term Expires: 2026

DAVID K. FLOYD Independent Director Age: 64 Director Since: June 2020 Committees: Governance (Chair), Finance Other Public Boards: None Education: B.S., Grace College Term Expires: 2026

Career Highlights

●
Member of the Board of Directors of Orchid Orthopedics Solutions (a privately-owned orthopedic medical device outsourcing company), 2019 to present
●
Member of the Board of Directors of The Boler Company, (a privately-owned auto part manufacturing company), 2019 to present
●
Member of the Board of Directors (Lead Independent Director) of Novanta Inc., a manufacturer of precision photonic and motion control components and subsystems, 2018 to 2024
●
Group President, Global Quality and Business Operations, Stryker Corporation, 2016 to 2019
●
Group President, Global Quality and Operations, Stryker Corporation, 2011 to 2016
●
President, Instruments and Medical Division, Stryker Corporation, 2006 to 2008
●
Captain in the U.S. Army and helicopter pilot having served in leadership roles for the 101st Airborne Division

Qualifications of Particular Relevance to Merit

The Board believes Mr. Carpenter’s broad business background and experience in setting enterprise-wide direction, experience in quality, manufacturing, procurement and logistics strategies from his tenure at Stryker provide the Board with practical, real-world knowledge and guidance and have strengthened the Company’s efficiency and cost-reduction initiatives. Mr. Carpenter’s business background and experience have been particularly beneficial to the Company in the course of his current leadership of the Compensation Committee, his leadership of the Operating Committee prior to its consolidation into the Finance Committee and the development of our CGI Program.

Career Highlights

●
Board Chair, Corin Group LTD, a privately-held global orthopedic enabling technology company, 2020 to present
●
Board member and Operations Committee Chair of Health Outcomes Performance Company (HoPCo), a privately-owned musculoskeletal and value-based care company focused on transforming the patient care experience and improving the practice of medicine, 2020 to present
●
Senior Advisor, Permira, a leading global private equity investment firm
●
Group President, Orthopaedics, Stryker Corporation, 2012 to 2019
●
U.S. President and Worldwide President of Johnson & Johnson’s DePuy Orthopaedics, 2007 to 2011

Qualifications of Particular Relevance to Merit

Mr. Floyd possesses more than 35 years of experience as a leader in the life sciences industry, including serving as president and CEO within several leading medical technology companies. Additionally, the Board believes Mr. Floyd’s over 20 years of general management experience provide the Board with expertise on a broad range of matters, including mergers and acquisitions, strategic planning, global business and operations, corporate governance and product commercialization. The Board believes Mr. Floyd’s industry and management experience have been particularly beneficial through his service on the Governance, Finance and Operating Committees and his guidance in the Company’s development of our CGI Program.

www.merit.com | 9

CORPORATE GOVERNANCE AND RELATED MATTERS

LYNNE N. WARD Independent Director Age: 66 Director Since: August 2019 Committees: Audit (Chair), Finance Other Public Boards: None Education: B.S. University of Utah (Accounting) Term Expires: 2026

REAR ADMIRAL (RET.) STEPHEN C. EVANS

Independent Director

Age: 60

Director Since: June 2021

Committees: Audit, Compensation

Other Public Boards: Alarm.com Holdings, Inc.

Education: M.A., U.S. Naval War College (National Security Affairs), B.A., The Citadel

Term Expires: 2027

Career Highlights

●
Executive Director of my529 (formerly known as the Utah Educational Savings Plan), offering municipal fund securities, 2004 to 2019. Underlying investments were with Vanguard, Dimensional, PIMCO, Sallie Mae Bank and U.S. Bank.
●
Member of the University of Utah’s Investment Advisory Committee, 2018 to 2024
●
Member of the Board of Directors of the Blue Healthcare Bank, 2007 to 2009
●
Member of the Board of Directors of Stampin’ Up!, 2010 to 2016
●
Member of the National Association of Corporate Directors (Utah Chapter), 2017 to present
●
Walker Institute at Weber State University board of directors, 2012 to 2021
●
Senior leader and advisor to Utah governors Olene S. Walker and Michael O. Leavitt
●
Senior leader for Utah state government’s central accounting office and Utah State Auditor’s Office
●
Certified public accountant

Qualifications of Particular Relevance to Merit

Ms. Ward demonstrated her diverse skills by leading my529’s rapid growth of $950 million to $14 billion assets under management. The Board believes her high standards, strategic foresight and business development fueled that growth. Her cost management, and investment and marketing innovations of a highly regulated product led to year-over-year Gold ratings from Morningstar. The Board believes Ms. Ward has strong career experience, including financial oversight capabilities and leadership of a rapidly growing organization. The Board believes her contributions strengthen the Company’s strategic direction while encouraging operational excellence. The Board also recognizes the valuable perspective and significant service Ms. Ward provides to the Company as Chair of the Audit Committee of the Board (Audit Committee).

Career Highlights

●
Served in the United States Navy, most recently as Special Advisor to the Commander, Naval Operations, before retiring in 2020. During more than 20 years of service in the United States Navy, Admiral Evans held a variety of leadership positions, including Senior Advisor, Deputy U.S. Military, NATO Military Committee; Commander, George H. W. Bush Carrier Strike Group; and Commander, Naval Service Training Command
●
Served on diplomatic missions in over 64 countries, delivering results in international diplomacy and military relations to establish enduring, productive global partnerships
●
Commanded U.S. naval forces in six operational theaters
●
Served in a senior strategic advisory role to the 75th Secretary of the Navy
●
Represented the U.S. in deliberations and actions of NATO, providing counsel to Heads of State in Europe and around the world

Qualifications of Particular Relevance to Merit

Admiral Evans possesses extensive experience in handling complex, international relationships. His prior leadership experiences, particularly within the last two decades, involved extensive cybersecurity oversight, and he has broad experience in anticipating and identifying cyber risks and digital vulnerabilities. Admiral Evans’ cybersecurity experience is of particular importance to the Company as we seek to secure our information technology and build secure and effective information systems and to assess and mitigate potential cybersecurity risk. Admiral Evans has extensive insight on geo-political matters, and the Board believes that, together with his experience in handling global partnerships, he provides valuable counsel to the Company as it seeks to expand its operations and sales efforts across the globe.

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FRED P. LAMPROPOULOS Chair, President, Chief Executive Officer Age: 75 Director Since: July 1987 Other Public Boards: None Term Expires: 2027

SILVIA M. PEREZ

Independent Director

Age: 58

Director Since: May 2024

Other Public Boards: None

Committees: Audit, Governance

Education: Pharmaceutical Chemist, University of the Republic (Uruguay); Industrial Pharmacist, Federal University of Parana (Brazil)

Term Expires: 2027

Career Highlights

●
Chair of the Board, Chief Executive Officer (CEO) and President of the Company since its formation in 1987
●
Chair of the Board and President of Utah Medical Products, Inc. (medical device manufacturer), 1983 to 1987
●
Filed more than 300 domestic and international patents and applications on medical devices
●
Serves on multiple community and advisory boards
●
Recipient of numerous community and industry awards, including the 2019 Salt Lake Chamber of Commerce “Giant in our City” and 2003 and 2018 Utah Governor’s Medal for Science and Technology

Qualifications of Particular Relevance to Merit

The Board believes the Company benefits immensely from Mr. Lampropoulos’ experience as founder, President and CEO. He plays an essential role in communicating the expectations, advice, concerns and encouragement of the Board to our employees. Mr. Lampropoulos has a deep knowledge and understanding of the Company, as well as the industry and markets in which our products compete. Mr. Lampropoulos also performs an essential function as the Chair of the Board, providing decisive leadership and direction to the activities and deliberations of the Board. The Board also believes Mr. Lampropoulos’ leadership, drive and determination are significant factors in our growth and development and continue to be tremendous assets to the Company and its shareholders.

Career Highlights

●
President of Commercial Branding and Transportation, a $2.6 billion revenue division of 3M Company, a multinational NYSE-listed company operating in the fields of industry, consumer goods and worker safety, 2023 to present
●
President and General Manager of Commercial Solutions Division of 3M Company, an approximate $1.8 billion division, 2020 to 2023
●
Interim President of Acelity acquisition, overseeing the integration of Acelity into 3M Company, which was the largest acquisition in the history of 3M Company, 2019 to 2020
●
Various leadership roles within the healthcare business of 3M Company, both domestic and international, 1994 to 2019
●
Obtained Six Sigma Black Belt and Master Black Belt Certifications

Qualifications of Particular Relevance to Merit

Ms. Perez brings a 25-plus year career in the healthcare industry with a broad background spanning clinical, regulatory, operations, marketing, and business leadership. The Board believes her broad experience and proven track record of leadership success enable her to provide valuable industry and organizational perspective to the Board and the Company’s management team. The Board also believes Ms. Perez’s first-hand experience with post-acquisition business integration aids the Company in its strategic merger and acquisition endeavors.

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Our Board of Directors

Our business affairs are managed subject to the oversight of the Board, which represents and is accountable to the shareholders of the Company. The Board advises and oversees management, which is responsible for the day-to-day operations of the Company. The primary mission of the Board is to represent and protect the interests of our shareholders. As a result, the basic responsibility of our directors is to act in good faith and with due care so as to exercise their business judgment on an informed basis in what they reasonably and honestly believe to be in the best interests of the Company and its shareholders. The Board reviews and assesses our strategic, competitive and financial performance.

Board Structure

Chair of the Board

The Chair of the Board provides leadership to the Board and works with it to define its structure, agenda and activities in order to fulfill its responsibilities. The Chair works with senior management to help ensure that matters for which management is responsible are appropriately reported to the Board.

Fred P. Lampropoulos currently serves as the Chair of the Board, CEO and President of the Company. The Board and Governance Committee believe that the traditional practice of combining the roles of chair of the board and chief executive officer currently provides the preferred form of leadership for the Company. Given Mr. Lampropoulos’ vast experience since founding the Company in 1987, his role as an inventor and his involvement in filing of more than 300 patents and pending applications, the respect which he has earned from our employees, business partners, government and educational leaders and shareholders, and his proven leadership skills, the Board believes Mr. Lampropoulos’ continued service in both capacities serves the best interests of our Company and its shareholders. Further, the Board believes Mr. Lampropoulos’ fulfillment of both responsibilities encourages accountability and effective decision-making and provides strong leadership for employees and other stakeholders.

Independent Directors

Under our Corporate Governance Guidelines (Governance Guidelines), a majority of our directors should be independent directors who meet the director independence guidelines set forth in the Nasdaq Marketplace Rules. Among other things, each independent director should be free of significant business connections with competitors, suppliers, or customers of the Company.

In 2024, the Governance Committee undertook its annual review of director independence and recommended that the Board determine that Mr. Carpenter, Admiral Evans, Mr. Floyd, Mr. Gunderson, Ms. Kaiser, Mr. McDonnell, Dr. Millner, Ms. Perez and Ms. Ward each be designated as an independent director. Mr. Lampropoulos is not considered independent because of his employment as President and CEO of the Company.

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Lead Independent Director

Since July 2021, Dr. Millner has served as the Lead Independent Director. The position of Lead Independent Director comes with clearly delineated and comprehensive duties, as set out in our Governance Guidelines. These duties include:

Board meetings and executive sessions	● Authority to call meetings of the independent directors ● Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors
Chair Liaison	● Serves as principal liaison between the Chair and the independent directors
Agendas	● Contributes to the development of and approves meeting agendas for the Board and information sent to the Board by the Chair, including supporting materials
Meeting Schedules	● Approves meeting schedules for the Board and its committees to facilitate sufficient time for discussion of all agenda items
Communicating with Shareholders	● Ensures availability for consultation and direct communication with major shareholders of the Company upon reasonable request

Our independent directors regularly meet in executive session without the Chair present, at least once each quarter. During these sessions, the independent directors discuss topics such as executive (including the CEO) succession planning, corporate governance, business strategy and Board responsibilities.

Composition and Selection of Board Members

The Governance Committee is responsible for reviewing annually with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole. Directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Directors should have:

●	demonstrated management ability at senior levels in successful organizations;
●	current or recent employment in positions of significant responsibility and decision-making;
●	expertise in leading rapidly growing multi-national organizations; or
●	current and prior experience related to anticipated Board and committee responsibilities in other areas of importance to the Company.

The Governance Committee reviews the skills and characteristics required of directors in the context of the current composition of the Board. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Governance Committee’s perceptions about future issues and needs. Additionally, in considering the composition of the Board and identifying nominees, the Governance Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.”

However, the Governance Committee considers it important that the Board be composed of directors with a broad range of experience, areas of expertise and skills and considers several factors, including a candidate’s: diversity; gender; age; skills; integrity and moral responsibility; policy-making experience; ability to work constructively with our management and other directors; capacity to evaluate strategy and reach sound conclusions; availability of time to devote to the Board; and awareness of relevant social, political, and economic trends affecting the Company.

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The Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including recommendations from current directors, third-party advisory firms, shareholders or other individuals.

Experience and Skills

The table below summarizes some of the relevant experience, qualifications and demographic information of each existing director. Although the Board believes each director provides the Company with extensive experience and skills which complement the experience and skills of other directors and are of great benefit to the Company and its shareholders, the following table identifies the core competencies of each director. The biographies above describe each director’s background in more detail.

Experience and Skills Matrix

	Lonny J. Carpenter	Stephen C. Evans	David K. Floyd	Thomas J. Gunderson	Laura S. Kaiser	Fred P. Lampropoulos	Michael R. McDonnell	F. Ann Millner, ED.D.	Silvia M. Perez	Lynne N. Ward
Board Tenure	5	4	5	8	3	38	3	10	1	6
Age	63	60	64	74	64	75	61	73	58	66
Leadership experience	●	●	●		●	●	●	●		●
Financial transactions				●		●	●
Financial management				●	●		●	●		●
Global strategic planning		●	●			●			●
Medical device industry knowledge	●		●	●		●			●
R&D innovation						●
Marketing & sales			●						●
Operations	●				●				●
Governance & regulatory	●							●
Investor & stakeholder relations				●		●	●
Digital, data & analytics		●								●
IT systems & cybersecurity		●								●
Talent management & compensation					●			●

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Board Diversity

The Company is committed to diversity and inclusion, and believes it is important that the Board is composed of individuals representing the diversity of our communities. The Governance Committee seeks director nominees with a broad diversity of experience, professions, skills and backgrounds.

Shareholder Recommendations

The Governance Committee considers properly submitted director-nominee recommendations from shareholders prior to the issuance of the proxy statement for the next annual meeting of shareholders. Materials provided by a shareholder in connection with such a recommendation are forwarded to the Governance Committee. In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above.

Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director.

We want to hear from you
Interested shareholders should send recommendations to: Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Board and Committee Meetings and Responsibilities

In 2024, the Board met 10 times. Directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. The independent directors met in executive session five times during 2024.

As further described below, the Board has a standing Audit Committee, Compensation Committee, Governance Committee and Finance Committee. The Company believes each of the directors serving on the Audit, Compensation, Finance and Governance Committees is an “independent director” for purposes of the Nasdaq Marketplace Rules and that each of the directors serving on the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act).

≥75% All directors attended at least 75% of the total number of meetings of the Board and of any committee on which he or she served.

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Audit Committee
Members	Primary Responsibilities	# of Meetings in 2024
Lynne N. Ward (Chair) Stephen C. Evans Thomas J. Gunderson Michael R. McDonnell Silvia M. Perez The Board has determined that Ms. Ward and Messrs. Gunderson and McDonnell are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act.

The Audit Committee meets to review and discuss our accounting practices and procedures and quarterly and annual financial statements with our management and independent public accountants. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices.

The Audit Committee’s primary duties include oversight of:

●
the Company's financial accounting, reporting and control processes;
●
the performance, qualifications and independence of the Company’s independent registered auditor;
●
the Company’s internal audit function;
●
the Company’s compliance with legal and regulatory requirements;
●
the risk management policies and practices of the Company in relation to the Committee’s responsibilities and duties, including cybersecurity risk management; and
●
the preparation of disclosures required by the rules of the Securities and Exchange Commission (the SEC) to be included in the Company’s filings with the SEC.
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Compensation and Talent Development Committee
Members	Primary Responsibilities	# of Meetings in 2024
Lonny J. Carpenter (Chair) Stephen C. Evans Laura S. Kaiser F. Ann Millner, Ed. D.	The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company, as well as the Company’s talent development and executive succession planning activities. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 34 below. The Compensation Committee Report appears on page 54 below.	5

Governance and Sustainability Committee
Members	Primary Responsibilities	# of Meetings in 2024
David K. Floyd (Chair) Laura S. Kaiser F. Ann Millner, Ed. D. Silvia M. Perez	The Governance Committee is responsible for oversight of (i) the Company’s corporate governance practices, including the practices set forth in our Governance Guidelines and the Company’s director nomination process and procedures, (ii) the Company’s practices with respect to environmental sustainability and (iii) matters impacting the Company’s image and reputation and its standing as a responsible corporate citizen. The Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election to the Board.	7

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Finance and Operating Committee
Members	Primary Responsibilities	# of Meetings in 2024
Thomas J. Gunderson (Chair) Lonny J. Carpenter David K. Floyd Michael R. McDonnell Lynne N. Ward

The Finance Committee assists the Board with oversight of the Company’s financial and operational management, including oversight of the Company’s financing and capital structure objectives and operating targets. The Finance Committee played a significant role in the development of our CGI Program and oversees progress towards the goals of such program. Additionally, the Finance Committee provides oversight regarding the following:

●
the Company’s merger and acquisition strategy;
●
the Company’s investment programs and practices, including international cash management;
●
the Company’s strategic planning and activities; and
●
the Company’s risk management activities, including our enterprise risk management program.
8(1)
(1)	The eight meetings of the Finance Committee during 2024 are the sum of the following: (i) three meetings held separately by the Operating Committee prior to combination with the Finance Committee, (ii) two meetings held separately by the Finance Committee prior to combination with the Operating Committee, and (iii) three meetings of the Finance and Operating Committee following the combination of the Finance Committee and Operating Committee into a single committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of the four independent directors listed above. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. During 2024, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2024, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Board Evaluation

In 2022, the Governance Committee engaged an experienced independent governance advisor to develop and conduct a comprehensive Board evaluation process to assess the effectiveness of our Board, committees and members. The evaluation process aims to identify strengths and development opportunities with respect to our Board and its committees in the areas of Board oversight and duties, Board functioning and meetings and Board composition and culture.

The evaluation conducted in the first phase of the process was led by the Governance Committee and facilitated by the independent advisor to preserve the integrity of the process and anonymity of the feedback of the Company’s directors and senior executive officers who participated in the process. The evaluation facilitator met individually with each director and some of the Company’s senior executive officers to obtain and compile responses to the evaluation, which included feedback from directors on other directors, for review by the Governance Committee and the Board.

The Governance Committee reviewed the first-phase evaluation results with the evaluation process facilitator and coordinated an opportunity for the facilitator to present the general conclusions developed in the course of the evaluation to the Board. The Board reviewed and discussed the conclusions presented by the facilitator and reviewed potential actions to be taken as a result of the evaluation. Subsequent to the completion of the evaluation, the Board has used the evaluation results to inform Board and committee composition and refreshment, including expansion and refinement of the attributes and experience criteria for Board membership and to address the evolving needs of the Company.

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CORPORATE GOVERNANCE AND RELATED MATTERS

In the second phase of the evaluation process, the Governance Committee and the Board, in coordination with an external independent advisor, conducted a detailed review of the action items identified during the evaluation conducted in the first phase and a full-day Board effectiveness session facilitated by an independent external advisor in May 2023. In preparation for the session, the independent advisor conducted interviews with each of the directors, focused on Board effectiveness and executive succession planning. During the session, the advisor reviewed the interview findings, noting strengths and opportunities for further development, the directors (as an entire group and in sessions of the independent directors) discussed in detail the feedback provided by the advisor and the directors developed an action plan to address the objectives identified during the session, both with respect to the duties and responsibilities of the Board in general, as well as in preparation for the anticipated CEO succession transition.

At the end of 2023, the Governance Committee completed the third phase of the evaluation process by conducting a confidential internal assessment facilitated by the Company’s Corporate Secretary. Each director responded to a series of questions addressing the director’s assessment of the effectiveness of our Board, committees and members. The assessment questions were developed with the assistance of the independent advisor who conducted the evaluation in the first phase of the evaluation process and were designed to evaluate the actions taken by the Board, committees and members during the three-phase process. The Governance Committee reviewed the responses to the internal assessment and the Chair of the Governance Committee summarized the responses in a meeting of the Board. The Board and Governance Committee intend to use the assessment results in their continued efforts to identify opportunities for enhanced Board and committee effectiveness.

During 2024, the Governance Committee reviewed the results of the three-year evaluation process which the Board had commenced in 2022 and concluded that the process had been effective in enhancing the Board’s performance and effectiveness. Based on that conclusion, the Governance Committee entered into a new three-year Board evaluation process which is designed to be substantially similar to the process conducted during 2022-2024. In late 2024, the Governance Committee led the commencement of that process, which was facilitated by the independent governance advisor who had advised the Board during the initial three-year process. The independent advisor met individually with each director and some of the Company’s senior executive officers to obtain and compile responses to the evaluation, which included feedback from directors on other directors, for review by the Governance Committee and the Board. The Governance Committee reviewed the first-phase evaluation results with the independent advisor and coordinated an opportunity for the advisor to present those results and associated recommendations to all of the directors. The directors reviewed and discussed the results and recommendations presented by the facilitator and reviewed potential actions to be taken as a result of the evaluation. Under the direction of the Governance Committee, the Board intends to use the evaluation results to continue to identify opportunities where the Board and its committees can improve their performance and effectiveness, enhance the composition and expertise of the Board and encourage the Board and its committees to operate in accordance with our Governance Guidelines and committee charters.

Risk Management

The Board is involved in assessing and managing risks that could affect the Company. One of the roles of the Board is to periodically assess the processes used by management with respect to risk assessment and risk management, including identification by management of the principal risks of our business, and the implementation by management of appropriate systems to deal with such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors.

The Board has delegated risk management oversight responsibilities to the Finance Committee. However, oversight of particular risks has been further delegated to the applicable standing committee(s) of the Board. The Audit Committee is generally responsible for oversight of risks relating to the quality and integrity of our financial reports, the independence and qualifications of our independent registered public accounting firm, our compliance with disclosure and financial reporting requirements, evaluation and oversight of cybersecurity policies, practices and operating effectiveness and compliance with legal and regulatory requirements. At least annually, the Board and/or the Audit Committee is briefed by the Company’s Chief Information Officer and other members of the

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Company’s management on information technology and cybersecurity risks and the Company’s efforts to mitigate those risks. The Audit Committee also meets regularly with the Company’s Chief Legal Officer, Chief Compliance Officer and other Company officers to review the Company’s compliance with legal and regulatory requirements. The Compensation Committee is generally responsible for oversight of risks such as those relating to executive employment policies, our compensation and benefits systems, including our executive compensation program, and human capital development. The Governance Committee is generally responsible for oversight of risks associated with the Company’s sustainability efforts, director and management succession and development and implementation of corporate governance principles, as well as risks addressed through the identification and recommendation of individuals qualified to become directors of the Company. The Finance Committee is generally responsible for oversight of risks relating to mergers and acquisitions, as well as capital raising activities and transactions. These committees exercise their oversight responsibilities through reports from and meetings with officers of the Company responsible for each of these risk areas, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief of Accounting, Chief Compliance Officer, Chief Information Officer, Director of Internal Audit, Vice President of Enterprise Risk Management and Vice President, Environmental, Social and Governance. In such meetings, committee members discuss and analyze such risks, and, when necessary, consult with outside advisors.

Director Orientation and Continuing Education

New directors participate in an orientation program developed and overseen by our Governance Committee, which is conducted prior to or shortly after the director’s election or appointment. This orientation program includes presentations by other directors and members of the Company’s senior management and other employees with respect to finance, operations, governance, legal and compliance matters, regulatory issues, cybersecurity, industry developments and strategic planning. In recent years, our Governance Committee has led an enhancement of our director orientation program, including scheduled orientation sessions with members of the Company’s senior management and delivery of detailed orientation materials. In addition to the initial onboarding process, members of the Company’s senior management regularly provide ongoing orientation and training sessions at Board meetings, including presentations regarding business strategy, legal and regulatory compliance, information technology and cybersecurity, business development and governance. The information technology and cybersecurity training provided to the Board is an extension of the Company’s cybersecurity awareness program provided by the Company’s information technology department to Company employees worldwide. The Company’s employee cybersecurity awareness program includes regular training courses which are available throughout the Company and periodic updates targeted to individual departments, sites or regions as appropriate. The Company also encourages directors to obtain third-party continuing education on topics of relevance to the Company and its operations and provides to directors reimbursement of up to $5,000 of annual educational expenses.

Shareholder Engagement

We regularly communicate with many of our largest shareholders regarding our operations and financial results. Our shareholder engagement efforts have historically been directed by our Lead Independent Director, with support from the Chairs of our Governance and Compensation Committees, as well as members of our executive management team.

In recent years the scope of engagement between our directors and many of our shareholders has shifted from in-person meetings to video and electronic discussions, although we have maintained contact with several of our large shareholders, through financial conferences and investor presentations. Most of the input we received during 2024 with respect to the interests of our shareholders was provided by external advisors and focused on the development of corporate governance and executive compensation practices which are generally deemed favorable by sophisticated shareholders and their advisors. After considering that input, during 2024 our Board

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and its Governance and Compensation Committees took a number of actions which we believe have strengthened our corporate governance and executive compensation practices. Those actions include:

●	Identified experience and skills which would enhance the Board’s ability to fulfill its duties and responsibilities and recruited and nominated an individual whom the Board believes has contributed that experience and the benefit of those skills;
●	Reviewed and amended the Governance Guidelines to strengthen our corporate governance practices, particularly in facilitation of the consolidation of the Operating and Finance Committees into a single committee; Reviewed and considered enhancements to the Company’s Corporate Policy on Insider Trading (Insider Trading Policy);
●	Continued to encourage and provide oversight of expanded sustainable business practices;
●	Continued and refined the Company’s long-term equity programs designed to increase the alignment of our executive and senior management compensation with Company performance; and
●	Enhanced oversight of the Company’s enterprise risk management practices, under the direction of the Finance Committee

Our Board is committed to implementing governance, executive compensation and sustainability practices which will contribute to the long-term success of the Company. To fulfill that commitment, our Board, primarily through its Governance and Compensation Committees, will continue to seek opportunities to consult with major shareholders in appropriate situations. We anticipate Dr. Millner and other Board committee chairs will lead those efforts, with the support of members of our executive management and investor relations teams.

Shareholder Communication with the Board of Directors

The Board will receive communications from Company shareholders. All communications, except those related to shareholder proposals that are discussed below under the heading “Shareholder Proposals for Annual Meeting 2026,” must be sent to our Corporate Secretary (Brian G. Lloyd) at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. Communications submitted to the Board (other than communications received through our ethics hotline, which are reviewed and addressed by the Audit Committee) are generally reported to our directors at the next regular meeting of the Board.

All directors of the Company are strongly encouraged to attend our Annual Meeting. All ten of the directors, then serving on the Board or nominated to serve on the Board, were present in person or through video conference at our 2024 annual meeting of shareholders.

Governance Guidelines and Code of Ethics

Corporate Governance Guidelines

Our Governance Guidelines set forth the responsibilities of our directors.

The Governance Guidelines include guidelines that, among other things, contemplate that directors will maintain minimum stock ownership with a value of at least five times the annual retainer received. The Governance Guidelines also require the CEO to maintain minimum stock ownership with a value of at least five times his or her annual base salary. Directors have five years from appointment to the Board to comply with the minimum stock ownership requirement. The Governance Committee provides oversight of the stock ownership guidelines and may allow waivers with respect to the stock ownership guidelines for directors and the CEO on a case-by-case basis. Based on its review of the stock ownership of the directors and CEO, in December 2024 the Governance

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Committee determined that all current directors and the CEO are in compliance with the stock ownership guidelines set forth in the Governance Guidelines or are within their five-year transition periods.

Governance Materials The following materials relating to corporate governance are available via our website at: www.merit.com/investors/corporate-governance-leadership/
● Code of Business Conduct and Ethics	● Code of Ethics for CEO and Senior Financial Officers
● Corporate Governance Guidelines	● Compensation Committee Charter
● Audit Committee Charter	● Governance Committee Charter
● Finance Committee Charter

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (Code of Conduct) applies to our directors and employees, including our NEOs, and is supplemented by additional provisions applicable to our CEO and senior financial and accounting officers. All Company directors, officers and employees are required to act ethically at all times and in accordance with the principles and policies set forth in the Code of Conduct.

Among other principles and policies, the Code of Conduct finds a conflict of interest exists when a person’s private interest interferes with the interests of the Company. The Code of Conduct recognizes that a conflict of interest occurs when the Company enters into a transaction in which an employee, officer, or director, or someone related to or affiliated with an employee, officer, or director, has a significant personal interest. The Code of Conduct also recognizes that a conflict of interest arises when an employee, officer or director of the Company receives an improper benefit as a result of the person’s position with the Company. Our Governance Guidelines prohibit the Company from making or arranging personal loans to directors or executive officers of the Company.

The Code of Conduct obligates employees, officers and directors to promptly disclose conflicts of interest to a supervisor, management, or the Board. Any director who has a conflicting interest in a potential conflicting interest transaction may not participate in the review of that transaction by the Board. Any waiver of the Code of Conduct may be made only by the Board and is required to be promptly disclosed as required by law or the regulations of any exchange on which our securities are traded, including Nasdaq.

Merit Ethics Hotline

As contemplated by the Code of Conduct, we maintain an ethics hotline that enables our employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct or other issues of concern to those parties.

The Audit Committee regularly reviews all complaints we receive through the ethics hotline.

Merit Ethics Hotline
Our ethics hotline may be accessed: ● by telephone at (844) 637-6753 ● online at merit.ethicspoint.com

Director Retirement Policy

In October 2017, we amended our Governance Guidelines to require that, upon reaching 75 years of age, each director of the Company must submit to the Board a letter of resignation to be effective at the next annual meeting of shareholders. The Board will generally accept such resignations unless the Governance Committee or

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the Board determines to extend the director’s service through the expiration of his or her then-current term or nominate the director for another term.

In accordance with the provisions of the Governance Guidelines, upon reaching the age of 75 years, Fred P. Lampropoulos tendered to the Board his letter of resignation. Our Governance Committee and the Board considered Mr. Lampropoulos’s resignation and his contributions to the Company. Following such consideration, the Governance Committee recommended that the Board decline to accept Mr. Lampropoulos’s resignation and, acting on that recommendation, the Board declined to accept his resignation. The Board determined that, despite being beyond the retirement age set forth in our Governance Guidelines, Mr. Lampropoulos continued to provide significant contributions to our Board and the Company, and his unique perspective and extensive skills and experience continued to make him a valuable asset to the Board and the Company. Mr. Lampropoulos’s current term as a director is scheduled to expire in 2027.

Sustainability

Under the oversight of our Board and management team, we continue to make sustainability a key focus of our business. We have a cross-functional Corporate Sustainability Council that promotes achievement of long-term sustainability goals across our enterprise. These efforts have included proactive actions to address both risks and opportunities related to our sustainability program, as we strive for continued growth and profitability.

Most of our products are disposable medical devices and are generally discarded after a single use due primarily to the risks of exposing patients to bloodborne pathogens capable of transmitting disease or other potentially infectious materials. Additionally, repeated sterilization to address such risks is not possible because it may adversely affect the quality of the materials used in many of our products and result in the failure of our products to function properly if used in multiple medical procedures. Consequently, many of our used products will likely end up in a medical waste disposal facility at the end of their usefulness. We continually look for opportunities to deliver sustainable, long-term growth of our business. Our sustainability practices are an integral component of our business strategy.

We have identified our sustainability opportunities and have developed areas of focus where we believe we are positioned to make a positive impact. These include programs designed to reduce waste, improve efficiencies, reduce greenhouse gas emissions, and protect the environment.

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Sustainability Governance Structure

Our formal sustainability governance structure is depicted below, and its elements guide the implementation of our sustainability program. The Governance Committee oversees our sustainability program, including regular reviews of our stated targets and commitments.

Governing Body:	Board of Directors	Corporate Sustainability Council	Enterprise Risk and Resilience	Sustainability Management
Lead by:	Chair of the Board and Chair of Governance Committee	President and CEO	Vice President, Enterprise Risk Management	Vice President, Environmental, Social & Governance
Organization Participants:	Directors, facilitated by the Governance Committee	Chief Operating Officer Chief Financial Officer Senior Vice Presidents of business functions Vice Presidents of business segments	Vice Presidents of business segments	Directors and Senior Managers responsible for functions related to specific sustainability management and goals
Functions & Oversight:

Monitors the Company’s adherence to corporate governance policies, including the Governance Guidelines, oversight of the Company’s practices with respect to environmental sustainability, oversight of matters impacting the Company’s image and reputation and its standing as a responsible corporate citizen and other responsibilities required by applicable laws and regulations.

Oversees the sustainability program and enables business segment and functions to pursue and implement opportunities and practices that support the sustainability policy

Oversees enterprise risk management and opportunities to inform executive leadership and the Board of Directors on risk management efforts and provides a forum to review and guide enterprise sustainability initiatives and provide input on sustainability program execution.

Reviews progress to targets and opportunities for program enhancement and shares internal and external insights and best practices.

Sustainability Reporting

Merit has been recognized for our sustainability efforts. We publish annual sustainability reports with relevant reporting indexes. We also maintain a dedicated sustainability page on our website at www.merit.com/about/corporate-sustainability/ that serves as an online repository for our historical sustainability-related disclosures and accompanying policies. In our upcoming 2024 Sustainability Report scheduled to be released in May 2025, we intend to include disclosures that will add valuable insights for investors on how Merit is incorporating climate-related risks and opportunities into our business strategy.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Climate and Environmental Stewardship

Climate risks and opportunities impact our long-term resiliency as a global medical device leader. We recognize that companies have a role in meeting the challenge of mitigating and adapting to climate change risks. We seek to understand and address climate risks while leveraging opportunities to foster a strong business model for the future. In 2025, Merit has engaged consultants to conduct a double materiality analysis to further refine our strategy and disclosures as we move forward with our 2030 sustainability goals and management plan.

2024 Sustainability Report

We intend to provide additional details about our sustainability initiatives and efforts during 2024 in our 2024 Sustainability Report, which is scheduled to be released in May 2025. To learn more about our sustainability efforts, and to view Sustainability Reports for prior years, please review the information on our website at www.merit.com/about/corporate-sustainability/.

Health & Safety

The health and safety of our employees is our top priority. We promote a culture where the health and safety of our employees, contractors, suppliers, partners, and customers are of utmost importance. We believe that everyone across the organization is accountable and responsible for environmental health and safety, and we train and ask every employee to actively champion the behaviors and attitudes necessary to prevent work-related injuries, illnesses, property damage, and adverse impacts to the environment. In this way, employee health and safety are an integral part of our culture and a driver for sustainable growth. Merit holds the International Organization for Standardization (ISO) 45001 certifications for our occupational health and safety management systems at our domestic facilities located in Salt Lake City, Utah, Richmond, Virginia and Houston, Texas, and at our international facilities located in Galway, Ireland, Tijuana, Mexico, Paris, France, Venlo, The Netherlands and Maastricht, The Netherlands.

Compliance & Ethics

We are committed to a strong culture of compliance and ethics. We recognize that corruption and unethical conduct of any kind undermines our integrity and reputation and is contrary to our values and long-term success. We demonstrate this advocacy by maintaining ethical and responsible policies and practices and monitoring and enforcing these policies throughout all levels of the organization. We hold ourselves accountable to high standards of honesty, fairness, and integrity. Company compliance and anti-corruption policies are designed to ensure interactions with healthcare professionals and healthcare organizations will benefit patients and enhance the practice of medicine. Every Merit employee is responsible for adhering to these policies as well as complying with all applicable laws and regulations, e.g., the U.S. Anti- Kickback Statute, the False Claims Act, the Foreign Corrupt Practices Act, export and import regulations, advertising and promotion laws, and applicable Sunshine/Transparency Laws.

Environmental Sustainability

As a leading global manufacturer of medical devices, we believe we have a significant role to play in contributing to a sustainable future. Our core beliefs and our goal to be the most customer-focused company in healthcare is at the heart of everything we do. We strive to provide superior safe and effective products in a sustainable manner, providing for the health of our customers and our communities. We understand that good environmental practices are beneficial to our business and to our stakeholders, both now and in the future. We hold ISO 14001 certification for our environmental management systems at our domestic manufacturing sites located in Salt Lake City, Utah, Richmond, Virginia, and Houston, Texas, and at our international manufacturing sites located in Galway, Ireland, Tijuana, Mexico, Paris, France and Venlo, The Netherlands, and at our Europe, the Middle East and Africa (“EMEA”) distribution center located in Maastricht, The Netherlands.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Work Environment

We strive to create a global work environment where employees feel welcomed, respected, and valued, which we believe contributes to greater innovation, learning, growth, and productivity. Our Chief Human Resources Officer works with our leadership team to strengthen and enhance our inclusion efforts throughout the Company. We are committed to providing equal opportunity in all aspects of employment. In the U.S., we are an equal opportunity/affirmative action employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law.

To further promote a culture of inclusion, we facilitated our North America Women’s Leadership Initiative (WLI), an affinity group led by women that is open to all Company employees. The group employs a comprehensive program to cultivate employee engagement and retention by holding meaningful events that facilitate both personal and professional development. We have also launched similar organizations in Asia and Europe.

Enterprise Risk and Resilience

As we navigate our business through a myriad of risks, we strive to focus on and embrace opportunities to improve. We recognize that risks and opportunities are present in all business activities and that the effective management of risk while proactively seeking opportunity is crucial to maximizing organizational value. Our Enterprise Risk and Resilience program is designed to actively engage executive leadership, with Board oversight, in monitoring and managing critical risks and opportunities associated with our business and the environment in which we operate. This program fosters a mindset of resilience through inspiring an agile culture that thrives in the face of change, while also looking to the future to prepare for emerging risks and opportunities on the horizon. Merit’s Enterprise Risk and Resilience program aligns with the Committee of Sponsoring Organizations Enterprise Risk Management, ISO 31000:2018 Risk Management, and ISO 22301:2019 Business Continuity Management System frameworks.

Our Enterprise Risk and Resilience program has supported Merit’s sustainability objectives by facilitating analysis and discussion in many areas such as responsible sourcing, salient environmental impacts, transitional risks, diversity and inclusion, numerous business continuity-related matters, and compliance with various laws and regulations. Through these activities, we identified and have been driving to implement opportunities for improvement that will enable us to not only prepare but to thrive as a sustainable and responsible organization.

Philanthropy

From the inception of our Company, we set out to improve lives around the globe. More than 35 years later, this mission still drives us forward in business and social impact. Through financial contributions, employee time and dedication, and collaboration with global and local non-profit organizations, our worldwide facilities foster stronger communities and create positive change in the areas we serve. During 2024, we partnered, through monetary donations and employee service, with important organizations such as The American Heart Association, Boys & Girls Clubs, Children’s Heart link, Habitat for Humanity, Thanksgiving Hero, local food banks, Veteran’s on Course, STEM programs for students, Utah Clean Air, and many other organizations. We also partnered with organizations that facilitate the delivery of healthcare to underserved regions of the globe. In 2024, Merit donated products to medical missions in Belize, Cape Verde, Ethiopia, Haiti, Honduras, Kenya, Mauritius, Nicaragua, Peru and Tanzania.

Quality Assurance

We are committed to delivering excellence across all aspects of our business. This includes the quality of our products, the attitude of our employees, our turnaround time on shipping and deliveries, and the additional value we can bring to the healthcare system with clinician training programs. Patient care is central to our mission. Providing high-quality, innovative products that are safe and effective is our primary goal. The Company’s Quality Policy is supported by a quality management system, which is designed to deliver innovative quality products and services throughout all stages of a product’s lifecycle, including design, manufacturing, pre- and post-clinical trials, customer evaluations, and post-market surveillance.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Continued Dedication

We recognize the importance of operating both a sustainable and profitable enterprise for the long term. We believe our operations should not compromise the environment or the economic prospects of future generations, and, under the direction of the Governance Committee and corporate leadership, we have focused increasing attention on sustainability and reducing our global environmental footprint in our operations through reducing waste, combating climate change, and reducing, reusing, and recycling materials.

Whether it is manufacturing processes, shipping, or the day-to-day activities at our offices, our employees at all levels are engaged in developing innovative solutions to produce high quality medical products while reducing our global environmental footprint. We are committed to continued reduction in the environmental impact of our business, even as our operations continue to grow.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors. The following table shows the annual retainer amounts payable by the Company to non-employee directors.

Director Retainers(1)	2024
Annual Retainer	$86,000
Lead Independent Director	$30,000
Audit Chair	$20,000
Compensation Chair	$15,000
Governance Chair	$15,000
Finance Chair	$15,000
Operating Chair(2)	$15,000
(1)	In February 2025, the Board unanimously approved a resolution noting the substantial time contributions of the Lead Independent Director and the Chairs of the Audit and Compensation Committees to the Company and the Board, and adjusting the fees payable to those directors (in addition to the annual retainer paid to all non-employee directors) to $50,000, $30,000 and $20,000, respectively. Those adjustments will become effective following the completion of the Annual Meeting.
(2)	Effective May 15, 2024, the Board combined the Operating Committee and the Finance Committee into a single committee. The combined committee is now known as the Finance and Operating Committee and is referred in this Proxy Statement as the Finance Committee.

Cash Compensation Paid to Directors

During the year ended December 31, 2024, all non-employee directors of the Company (except Silvia M. Perez and A. Scott Anderson, a former director) received quarterly retainer payments totaling $86,000 in aggregate. Mr. Anderson received a pro-rated retainer amount of $32,250 for services rendered through the end of his term as a director on May 15, 2024. Ms. Perez received a pro-rated retainer amount of $53,750 for services rendered for her term beginning May 15, 2024. Additionally, the Lead Independent Director and each of the committee chairs (except David K. Floyd and A. Scott Anderson) was paid his or her Lead or chair-specific retainer(s) (as set forth in the foregoing table) during the year ended December 31, 2024. Although Dr. Millner ceased serving as the Governance Chair in May 2024, she was paid the full chair-specific retainer of $15,000 for the year ended December 31, 2024. Mr. Anderson received a pro-rated retainer amount of $5,625 for his service as Chair of the Compensation Committee through the end of his term as a director on May 15, 2024. Mr. Floyd received a pro-rated retainer amount of $9,375 for his service as Chair of the Governance Committee beginning May 15, 2024. Directors are also reimbursed for (a) out-of-pocket travel and related expenses incurred in attending Board and committee meetings and other Company events and (b) up to $5,000 for annual educational expenses.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Stock Awards

Directors are eligible to participate in our equity incentive programs. For the year ended December 31, 2024, the amount of the annual equity compensation award for non-employee directors was set at $200,000. Accordingly, each non-employee director who served during the year ended December 31, 2024 (other than A. Scott Anderson, whose term expired on May 15, 2024) received 2,431 restricted stock units under the 2018 Incentive Plan, which, subject to the director’s continued service, are scheduled to vest on May 16, 2025, one year after the grant date. We first began granting restricted stock units to directors during the year ended December 31, 2020. In prior years, directors were granted options to purchase shares of Common Stock, which vested in equal annual increments over a period of three years (for options granted in 2019) or five years (for options granted prior to 2019). Effective as of the Annual Meeting, the Board increased the amount of the annual equity compensation award for non-employee directors to $210,000.

The following table shows compensation for each of our non-employee directors in 2024:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
A. Scott Anderson(3)	37,875	—	—	—	37,875
Lonny J. Carpenter	101,000	199,974	—	—	300,974
Stephen C. Evans	86,000	199,974	—	—	285,974
David K. Floyd	95,375	199,974	—	—	295,349
Thomas J. Gunderson	101,000	199,974	—	—	300,974
Laura S. Kaiser	86,000	199,974	—	—	285,974
Michael R. McDonnell	86,000	199,974	—	—	285,974
F. Ann Millner, Ed.D.	131,000	199,974	—	—	330,974
Silvia M. Perez(4)	53,750	199,974	—	—	253,724
Lynne N. Ward	106,000	199,974	—	—	305,974
(1)	Fred P. Lampropoulos served as a director of the Company during 2024 but is not identified in the foregoing director summary compensation table because of his dual status as an NEO and director. Information regarding Mr. Lampropoulos’ 2024 compensation can be found under the headings “Executive Compensation and Related Matters” and “Executive Compensation Tables” below.
(2)	The amounts shown for stock awards reflect the aggregate grant date fair value of restricted stock units granted to the non-employee directors in 2024. We calculated these amounts in accordance with financial statement reporting rules, using the same assumptions we used for financial statement reporting purposes pursuant to our long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to our Annual Report. As of December 31, 2024, all current non-employee directors held 2,431 unvested restricted stock units. As of December 31, 2024, non-employee directors held outstanding options for the following number of shares: Mr. Gunderson, 46,250; Dr. Millner, 21,250; and Ms. Ward, 5,433.
(3)	Mr. Anderson served as a director of the Company until the expiration of his term on May 15, 2024.
(4)	Ms. Perez began her term as a director of the Company on May 15, 2024.

Related Person Matters

Policies and Procedures Regarding Transactions with Related Persons

Our Code of Conduct requires that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in our best interests.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Pursuant to its charter, the Audit Committee reviews and approves all “related party transactions” (as such term is used by ASC Topic 850 Related Party Disclosures) involving executive officers and directors, or as otherwise may be required to be disclosed in our financial statements or periodic filings with the SEC (including under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (Securities Act), other than:

●	grants of equity compensation awards made by the Board or any committee thereof or pursuant to an automatic grant plan; and
●	payment of compensation authorized by the Board or any committee thereof.

A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to directors or shareholders who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest.

A Related Person includes officers, directors, nominees, five percent beneficial owners and their respective immediate family members.

Related Person Transactions include transactions between the Company and its executive officers and directors. We have adopted written policies and procedures regarding the identification of Related Persons and Related Person Transactions and the approval process for such transactions. The Audit Committee considers each Related Person Transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to the Company and the availability from other sources of comparable services or products.

Certain Related Person Transactions

In 2024, the Company provided to Joseph C. Wright, the former President of the Company, total cash and equity compensation of $3,724,475. Refer to the Summary Compensation Table on Page 56 for additional information regarding his compensation. Mr. Wright is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. Effective as of January 3, 2025, and as disclosed in a Current Report on Form 8-K filed by the Company with the SEC on December 19, 2024, Mr. Wright, who had served as the President of the Company since May 2024, resigned from and voluntarily terminated his employment with the Company. In connection with Mr. Wright’s resignation, the Company and Mr. Wright entered into a Separation Agreement and Release of All Claims dated as of December 16, 2024, pursuant to which, among other things, the parties acknowledged the payments, equity awards and other benefits to which Mr. Wright was entitled as of the effective date of his resignation.

Laura S. Kaiser, a member of our Board, serves as the President and Chief Executive Officer of SSM Health, a multi-state health system with more than 35 hospitals. For the year ended December 31, 2024, the Company sold products totaling approximately $3.9 million in revenue to hospitals within the SSM Health system. Ms. Kaiser did not, in her individual capacity, have a personal interest in or otherwise obtain a benefit from purchases of Company products by hospitals within the SSM Health system in 2024.

The Company believes that the Related Person Transactions involving Mr. Wright and Ms. Kaiser described above were reasonable and fair to the Company.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Summary

In 2024, we observed a generally improving operating environment and achieved record sales of $1.357 billion, up approximately $99 million or 7.9%, compared to 2023 sales of $1.257 billion. Our 2024 revenue results were driven primarily by stronger-than-anticipated demand for our products in the U.S. and favorable international sales trends, particularly in the EMEA and “Rest of World” regions.

On February 15, 2024, we announced the receipt of U.S. Food and Drug Administration (the FDA) 510(k) clearance for the SCOUT® MD™ Surgical Guidance System. The SCOUT MD expanded our portfolio of oncology products for breast and other soft tissue cancers. The SCOUT MD represents a significant step in our ongoing commitment and leadership in advancing oncology care.

On February 28, 2024, we introduced our CGI Program, with muti-year financial targets for the three-year period ending December 31, 2026, which reflects our commitment to better-position Merit for long-term, sustainable growth and enhanced profitability. Our operating and financial results for full-year 2024 kept us on track towards achieving each the program’s three-year targets relating to revenue, operating margin and free cash flow generation.

On July 1, 2024, we entered into an Asset Purchase Agreement with EndoGastric Solutions, Inc. (EGS), pursuant to which we acquired the EsophyX® Z+ device and various related assets, which are designed to deliver a durable, minimally invasive non-pharmacological treatment option for patients suffering from gastroesophageal reflux disease (EGS Acquisition). We acquired the purchased EGS assets for a purchase price of $105 million, which amount we financed at closing through current borrowings under our long-term debt obligations, plus the assumption or reimbursement of certain liabilities of EGS. We substantially completed the integration of the production, distribution and sale of the EsophyX® Z+ device into our operations in December 2024. We believe the EGS Acquisition strengthens our position in the gastrointestinal market.

On September 16, 2024, we entered into an Asset Purchase Agreement with Cook Medical Holdings LLC, (Cook Medical), to purchase Cook Medical's lead management portfolio of medical devices and certain related assets for total cash consideration of approximately $210 million (Cook Acquisition). We closed the Cook Acquisition on November 1, 2024. We funded the Cook Acquisition through a combination of cash on hand and borrowings under our long-term credit facility. We believe the Cook Acquisition strengthens our electrophysiology and cardiac rhythm management business.

On December 20, 2024, we announced that the WRAPSODY® Cell-Impermeable Endoprosthesis (Wrapsody CIE) had received premarket approval from the FDA. With this approval, Merit began the commercialization of the Wrapsody CIE in the U.S. in January 2025, marking an expansion of our renal therapies business. The Wrapsody CIE is designed to extend long-term vessel patency in dialysis patients.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

During 2024, we also completed projects that resulted in the newest additions to our product lineup: the basixSky™ Inflation Device, MIGHTYwire® Guide Wire, Siege™ Vascular Plug, Bearing nsPVA Express™ Syringe, and 10FoRe™ hemostasis valve.

Key financial results for the last five fiscal years are highlighted below:

(1)	Non-GAAP net income, non-GAAP gross margin and non-GAAP earnings per share are non-GAAP financial measures. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.
(2)	Beginning in 2024, consulting expenses associated with initiatives conducted under our Foundations for Growth Program (FFG Program) are not adjusted as part of our non-GAAP financial measures. As a result, our Non-GAAP Net Income and Diluted Earnings per Share (EPS) for prior periods have been recast for comparability.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

The results of our operating and financial performance over the past five years are illustrated in the tables above. Although our historic results are not a guarantee of future performance, we believe our performance during that five-year period positions us for sustainable growth in profitability going forward.

Our operating and financial results were a significant factor in the deliberations of our Compensation Committee when evaluating the amount and form of compensation paid to our CEO and other NEOs. Our Compensation Committee believes there are multiple factors that have contributed to our financial and operating performance, particularly during the challenges of the past several years; however, two of the key factors have been our outstanding employees and the leadership provided by our CEO and other NEOs. Accordingly, the Compensation Committee seeks to implement and advance an executive compensation program that recognizes Company performance and individual contribution, while encouraging long-term motivation and retention. The Compensation Committee believes our executive compensation program has been instrumental in helping the Company sustain its strong financial performance over many years.

Compensation Philosophy	The primary objectives of our compensation programs are:
Under the oversight of the Compensation Committee, our compensation philosophy is to offer compensation programs to the NEOs that align the interests of management and shareholders for the purpose of maximizing shareholder value, while considering the interests of other significant stakeholders such as employees, patients, customers, business partners and the communities in which we operate.	1	focus executives on achieving or exceeding measurable performance targets;

	2	influence executives to lead our employees in the implementation of cost-saving plans;

	3	continue our entrepreneurial spirit;

	4	attract and retain highly-qualified and motivated executives; and

	5	promote a highly ethical environment and maintain health and safety standards.

Our executive compensation programs specific to the NEOs are overseen by the Compensation Committee. In pursuit of our compensation philosophy and objectives, the Compensation Committee believes that the compensation packages provided to the NEOs should generally include both cash and equity-based compensation. Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective executives. Variable incentive pay is used to align the compensation of the NEOs with our short-term business and performance objectives, such as income and overall financial performance. Equity awards are intended to motivate executives to create long-term shareholder value. Prior to 2019, equity awards to the NEOs consisted solely of stock options. However, during 2019, the Compensation Committee determined to add awards of performance-based restricted stock units (PSUs) to our long-term equity incentive program and to base our short-term executive bonus program on the achievement of predetermined performance targets, with both adjustments effective in 2020. The PSUs and executive bonus targets are designed to increase the alignment of NEO compensation with the Company’s achievement of Board-approved performance measures and relative shareholder return. In 2024, the Compensation Committee determined to suspend its practice of granting stock options to the NEOs and to award time-based restricted stock units (RSUs) to the NEOs instead. The RSUs are intended to promote retention of the NEOs by providing a level of value to recipients based on the price of our Common Stock at any point in time. During 2023 and 2024, the Compensation Committee also provided oversight of the development and implementation of a Company-wide compensation and bonus program as part of our FFG and CGI Programs. Subsequent to the conclusion of 2024, we distributed to Company employees payments pursuant to the compensation and bonus program.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

● ● ● ●	● ● ● ● ● ● ●
Selected 2024 Highlights

●
Achieved strong operating and financial results, including:
-
record revenues of $1.357 billion, representing 8.5% year-over-year constant currency revenue growth;
-
non-GAAP operating margin year-over-year improvement of 180 basis points;
-
strong free cash flow generation of more than $185 million, up 67% year-over year; and
-
Non-GAAP EPS* $3.46, up 21.3% year-over-year
●
Completed the first year of our CGI Program, in which we achieved financial and operating results that kept us on track towards achieving each of the program’s three-year targets relating to revenue, operating margin and free cash flow generation. The CGI Program reflects our commitment to position the Company for long-term, sustainable growth and enhanced profitability
●
Achieved cumulative total return on our Common Stock from December 31, 2019 to December 31, 2024 of approximately 210% (1)
●
Completed the acquisitions of (i) the lead management portfolio of medical devices and related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS (and substantially completed the integration of the production, distribution and sale of the EsophyX® Z+ device)
●
Announced FDA premarket approval of the Wrapsody CIE, which is intended to extend long-term vessel patency in dialysis patients
●
Exceeded target score established for performance under Company-wide employee engagement survey

●
Based upon the Company’s achievement of an operating margin percentage measure, Company employees became eligible to receive a bonus payment under a Company-wide compensation and bonus program designed to increase the alignment of employee compensation with the Company’s achievement of that measure. In March 2025, we distributed the bonus payments to Company employees
●
Announced positive 6-month findings from a pivotal trial relating to the Wrapsody CIE
●
Received FDA 501(k) clearance for the SCOUT® MD™ Surgical Guidance System
●
Continued initiatives to move toward higher-margin therapeutic products
●
Completed projects that resulted in the newest additions to our product lineup: the basixSky™ Inflation Device, MIGHTYwire® Guide Wire, Siege™ Vascular Plug, Bearing nsPVA Express™ Syringe, and 10FoRe™ hemostasis valve
●
Hosted an “Evening of Innovation” event at the Merit headquarters during the 2024 Annual Meeting of the Society of Interventional Radiology, which was attended by approximately 115 guests, including influential physicians in the field of interventional radiology
●
Commenced enrollment of patients in the MOTION Trial, which is designed to expand indications for our Embosphere® Microspheres for use in genicular artery embolization
●
Continued Company-wide efforts to (i) improve employee training, health and safety and (ii) reduce our environmental footprint by implementing new programs to reduce waste, conserve resources, and improve the areas where we do business

(1)	Reflects five-year cumulative total return of our Common Stock, as reported by Nasdaq for the period from December 31, 2019 to December 31, 2024. Past results are not necessarily an indicator of future results.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Officers

In addition to Fred P. Lampropoulos (whose biography is included above under the heading “Directors Whose Terms of Office Continue”), we have included the following information related to our other executive officers:

	RAUL PARRA	Chief Financial Officer and Treasurer

Age: 47

Current Position Since: July 2018

Highlights:

●
Previous positions at Merit include, Vice President of Accounting, Corporate Controller and Director of Financial Reporting
●
Before joining Merit, held various audit and managerial positions at Deloitte & Touche, LLP
●
Director and Audit Committee Chair, American Express National Bank, 2022 to present

Education: B.S. (business administration with accounting emphasis), Sonoma State; Certified Public Accountant (Inactive)

	NEIL W. PETERSON	Chief Operating Officer
Age: 59 Current Position Since: April 2022 Highlights: ● More than 30 years of service to Merit and its shareholders ● Previous positions at Merit include Vice President Operations
Education: B.S. (electronic engineering), Weber State University

	BRIAN G. LLOYD	Chief Legal Officer, Corporate Secretary

Age: 64

Current Position Since: April 2016

Highlights:

●
Practiced as an attorney, specializing in corporate governance, securities regulation and mergers & acquisitions, with the law firm of Parr Brown Gee & Loveless, PC in Salt Lake City, Utah for more than 20 years
●
Also practiced law in those areas of specialization as a partner with the law firm of Stoel Rives, LLP for four years

Education: B.S. (finance), Brigham Young University; J.D., Columbia Law School

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EXECUTIVE COMPENSATION AND RELATED MATTERS

	MICHEL J. VOIGT	Chief Human Resources Officer

Age: 52

Current Position Since: December 2020

Highlights:

●
Former Chief Human Resources Officer of Mavenir Systems, Inc. from 2017-2020
●
Over 20 years of experience in human resources management in various positions at Nestle, Lexicon Pharmaceuticals Incorporated, and Verizon

Education: B.S. (business administration and management), Oklahoma State University

	JOSEPH C. WRIGHT	Former President

Age: 55

Appointed President: May 2024

Highlights:

●
Oversaw commercial, marketing and operational activities in all global markets
●
Previous positions at Merit include (a) Chief Commercial Officer, (b) President, International Division, (c) President, Technology Group – overseeing Merit OEM, Merit Sensor Systems, Inc. and Merit’s coating division, (d) Vice President of Marketing, and (e) Vice President, International – responsible for sales in Canada, Asia Pacific, and Latin America, 2005 to 2015
●
Before joining Merit, held sales, marketing and business development positions with several companies, including Motorola and Micron
●
Mr. Wright is the brother-in-law of Fred P. Lampropoulos, Merit’s Chair of the Board, President and CEO

Effective as of January 3, 2025, Mr. Wright resigned from and voluntarily terminated his employment with the Company.

Education: B.A., (political science), Columbia University; M.B.A., (finance) Columbia University; Speaks Japanese

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to explain our philosophy and objectives underlying our executive compensation policies, the processes we follow in setting executive compensation, and the components of executive compensation that we utilize in compensating our NEOs, who are listed below.

The Summary Compensation Table and other compensation tables under “Executive Compensation Tables” below should be read in conjunction with this section.

Named Executive Officer	Position
Fred P. Lampropoulos	Chair, CEO and President
Raul Parra	Chief Financial Officer and Treasurer
Neil W. Peterson	Chief Operating Officer
Brian G. Lloyd	Chief Legal Officer and Corporate Secretary
Joseph C. Wright	Former President (resigned effective January 3, 2025)

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Process for Establishing Executive Compensation

Procedure

The Compensation Committee has oversight responsibility for establishing compensation practices for our CEO and the other NEOs. The Compensation Committee also reviews all compensation decisions for employees of the Company who are related to our CEO and officers.

Performance reviews of the CEO are conducted by the Compensation Committee based on our performance during a given year, compared with our performance objectives, as well as other factors intended to maximize short-term and long-term shareholder value.

Performance reviews of the other NEOs are based on the CEO’s evaluation of individual officer and Company performance for that year, with the objective of maximizing shareholder value. With respect to the compensation levels for the other NEOs, the Compensation Committee considers input and recommendations from the CEO. The CEO makes recommendations concerning salary adjustments, short-term incentive bonus programs and long-term equity awards for the other NEOs, and the Compensation Committee considers those recommendations in determining the compensation of the other NEOs.

Role of Consultants

Since 2019, the Compensation Committee has engaged Pearl Meyer & Partners, LLC (Pearl Meyer), an independent compensation consulting firm, to review our executive officer and director compensation practices and advise the Compensation Committee with respect to those compensation practices, including salary, bonus, benefits and equity awards for our executive officers and retainers, meeting fees and equity awards for our directors. Representatives of Pearl Meyer meet regularly with the Compensation Committee and the Compensation Committee has generally evaluated and considered Pearl Meyer’s reports and recommendations.

During 2019 and 2020, the Compensation Committee consulted with Pearl Meyer to revise and update the Company’s executive compensation programs. The Compensation Committee engaged Pearl Meyer to help revise the Company’s executive composition practices to establish a long-term equity incentive program that was not based solely on the award of time-vesting stock options, but was based upon the achievement of pre-determined performance measures, utilizing a combination of stock options, PSUs and annual performance-based cash bonuses. Through this collaboration, the Compensation Committee adopted an executive compensation program which became effective during 2020 and continued through 2024. For 2024, this executive compensation program was comprised of (i) an equity feature that aimed for an equity compensation mix of 60% performance-based PSUs and 40% time-based RSUs (vesting on a ratable basis over four years of service) and (ii) performance-based cash bonuses determined as a percentage of each executive officer’s base salary. As more fully described below under the heading “Performance Stock Units (PSUs),” a portion of the targeted award amount under the PSU award agreement entered into with our CEO are payable in cash in lieu of the issuance of Common Stock. This executive compensation program is designed to increase the alignment of executive compensation with the Company’s achievement of Board-approved performance measures, as discussed below.

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External Pay Comparisons

In its oversight of the compensation practices for our CEO and the other NEOs, the Compensation Committee reviews industry and peer compensation data for medical device companies to confirm that executive compensation is within an appropriate competitive range. The Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Pearl Meyer, the Compensation Committee identified a peer group to guide its compensation decisions for 2024 executive compensation that consisted of the following companies:

Company	Revenue(1) (dollars in millions)	Market Capitalization at December 31, 2024 (dollars in millions)
CONMED Corporation	1,307	2,142
Globus Medical, Inc.	2,519	11,366
Haemonetics Corporation	1,374	3,922
ICU Medical, Inc.	2,382	3,804
Inari Medical, Inc.(2)	574	2,374
Insulet Corporation	2,072	18,326
Integer Holdings Corporation	1,717	4,446
Integra LifeSciences Holdings Corporation	1,611	1,750
LivaNova Plc	1,253	2,517
Masimo Corporation	2,094	8,860
Nevro Corp	409	141
Orthofix Medical, Inc.	799	672
Penumbra, Inc.	1,195	9,141
QuidelOrtho Corporation	2,783	2,998
Teleflex Incorporated	3,047	8,560

Median	$1,611	$3,804
Merit Medical Systems, Inc.	$1,357	$5,682
(1)	Revenue is for the trailing twelve months as of the most recently disclosed quarter as of March 1, 2025.
(2)	Acquired by Stryker Corporation in 2025; therefore, market capitalization is shown as of September 30, 2024.

In 2024, Pearl Meyer performed an assessment of the Company’s then-existing executive compensation peer group and provided to the Compensation Committee recommendations for adjustment of the Company’s executive compensation peer group based on revenue, market capitalization, market peer indices and Pearl Meyer’s assessment of the strength of comparability, as well as overall business characteristics, including product offerings and end markets. The Compensation Committee reviewed Pearl Meyer’s recommendations and considered the application of the foregoing factors to the Company’s executive compensation practices. Following that review and based upon the recommendations of Pearl Meyer, the Compensation Committee approved the Company’s 2024 executive compensation peer group as shown above, which reflects the following modifications from the Company’s 2023 peer group: (i) NuVasive, Inc. and Shockwave Medical, Inc. were removed from the 2024 peer group; and (ii) Haemonetics Corporation and Orthofix Medical, Inc. were added to the 2024 peer group.

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Neither the consultations with Pearl Meyer nor the Compensation Committee’s internal review yielded any significant concerns regarding our executive compensation practices.

Evaluation

In evaluating compensation of the NEOs for the year ended December 31, 2024, the Compensation Committee considered, among other factors, our performance and relative shareholder return in 2022, 2023 and 2024, as compared to our performance targets for 2022, 2023 and 2024, prior analysis and reports from Pearl Meyer (which contained comparisons of our compensation and financial results with respect to the peer group), and other factors considered relevant by the Compensation Committee.

Other Considerations

The Compensation Committee also relied on its experience and judgment in making executive compensation decisions after reviewing our performance on a quarterly and annual basis, and evaluating each NEO’s individual performance and responsibilities with the Company, as well as current compensation arrangements. The compensation program for the NEOs and the Compensation Committee assessment process have been designed to be flexible in an effort to respond to the evolving business environment and individual circumstances relative to Company and individual performance, shareholder value, as well as internal equity for compensation levels among our executives.

Our executive compensation program is divided into the following two general categories: fixed pay and variable pay. Fixed pay consists of base salary and is intended to provide each NEO with a level of assured cash compensation appropriate for his or her position within the Company. Variable pay includes annual cash bonus awards and equity-based awards in the form of PSUs and RSUs, each as explained in more detail below.

The Compensation Committee believes that a significant portion of total compensation of the NEOs should be both at-risk and tied to the Company’s achievement of predetermined performance goals. The Compensation Committee’s development and implementation of the Company’s executive compensation program reflects its efforts to shift an increased portion of the total compensation payable to the Company’s NEOs away from fixed, time-vesting compensation to at-risk, performance-based compensation.

Pursuant to our revised executive compensation program, at the beginning of each year, the CEO and other members of the Company’s executive management team identify performance goals which are intended to align the efforts of our executive officers, including the NEOs, with our achievement of our strategic business plan to maximize shareholder value. The CEO then reviews those performance goals with the Compensation Committee. Those goals then become targets for the PSUs and annual performance-based cash bonus component of our executive compensation program. Because the performance goals are generally established at the beginning of each year and market conditions fluctuate throughout the year, the performance goals may not correspond to subsequent annual earnings estimates released by the Company.

Compensation Committee Consideration of Shareholder Advisory Votes

At our annual meeting of shareholders held on May 15, 2024, we submitted the compensation of our executive officers to our shareholders in a non-binding vote. Our executive compensation program received the support of holders of approximately 96% of the shares represented at the meeting, excluding broker non-votes.

Also, at our May 18, 2023 annual meeting of shareholders, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 96% of the shares represented at that meeting, excluding broker non-votes, expressed their preference for an annual advisory vote. Accordingly, we intend to conduct annual advisory votes on executive compensation. The advisory vote on executive compensation is the subject of Proposal 2 to be considered by the Company’s shareholders at the Annual Meeting.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

The Compensation Committee will continue to review future shareholder voting results and determine whether changes should be made to our executive compensation program based on such voting results.

Pay Mix

The allocation between cash and non-cash NEO compensation is influenced by the practices of subjective and objective analysis conducted by the Compensation Committee and is intended to reflect the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives for each NEO. Actual cash and equity-based incentive awards are determined based on the performance of the Company and/or the individual NEO, depending on the position of the NEO, the type of award and our performance, compared to established goals. The Compensation Committee also compares the compensation mix relative to our executive compensation peer group. No specific benchmark with respect to the peer group is targeted, but the Compensation Committee may be influenced by the peer group data to adjust our executive compensation mix if it significantly deviates from the median of the peer group.

For 2024, the elements of the compensation mix for the NEOs included:

●	base salary (designed to attract and retain executives over time);
●	annual performance-based cash bonus (designed to focus on business objectives established by the Compensation Committee for a particular year);
●	long-term equity-based incentive compensation in the form of RSUs, PSUs and, in the case of our CEO, long-term cash-based incentive compensation (designed to align NEO pay with long-term performance);
●	broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits; and
●	executive deferred compensation.

Executive Pay Mix Summary

2024 Target Compensation

The following charts show the targeted mix of compensation for our named executive officers in 2024:

CEO	AVERAGE OTHER NEOs

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2024 Compensation

The Compensation Committee considered the following factors, among others, when establishing the amounts of fixed and variable compensation paid to our NEOs for 2024:

Fred P. Lampropoulos
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including (i) revenues of $1.357 billion, representing 6.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 180 basis points; and (iii) free cash flow generation of more than $185 million, up 67% year-over year;
●
achievement of non-GAAP earnings per share of $3.46, up 21.3% year-over year;
●
oversight of operating efficiency initiatives, including our CGI Program, designed to reduce operating expenses and increase profitability;
●
acquisitions of (i) the lead management portfolio of medical devices and certain related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS (and substantial completion of the integration of the production, distribution and sale of the EsophyX® Z+ device);
●
operational management, product development, international expansion, subsidiary development, risk management, and manufacturing capacity planning;
●
strategic business development, and management development and oversight; and
●
shareholder and financial community relations.

Raul Parra
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including (i) revenues of $1.357 billion, representing 6.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 180 basis points; and (iii) free cash flow generation of more than $185 million, up 67% year-over year;
●
acquisitions of (i) the lead management portfolio of medical devices and certain related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS;
●
responsibility for the financial and accounting affairs of an increasingly large and complex global organization;
●
oversight of our cash flow, including a substantial increase in the amount of our free cash flow, and budgeting practices; and
●
shareholder and financial community relations.

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Neil W. Peterson
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including (i) revenues of $1.357 billion, representing 6.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 180 basis points; and (iii) free cash flow generation of more than $185 million, up 67% year-over year;
●
responsibility for the conduct of our worldwide operations within the budget established by the Board;
●
implementation of operating efficiency initiatives designed to reduce operating expenses and increase profitability, consistent with our CGI Program;
●
execution towards the integration of the operations associated with the acquisitions of (i) the lead management portfolio of medical devices and certain related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS (and substantial completion of the integration of the production, distribution and sale of the EsophyX® Z+ device); and
●
oversight of our efforts to reduce our environmental footprint and promote sustainability.

Brian G. Lloyd
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including (i) revenues of $1.357 billion, representing 6.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 180 basis points; and (iii) free cash flow generation of more than $185 million, up 67% year-over year;
●
corporate counsel and support of the Board in fulfilling its corporate governance obligations;
●
acquisitions of (i) the lead management portfolio of medical devices and certain related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS;
●
oversight and coordination of significant litigation and other disputes, as well as acquisition and other commercial transactions; and
●
oversight and management of the Company’s expanding global intellectual property portfolio.

Joseph C. Wright
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including (i) revenues of $1.357 billion, representing 6.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 180 basis points; and (iii) free cash flow generation of more than $185 million, up 67% year-over year;
●
acquisitions of (i) the lead management portfolio of medical devices and certain related assets from Cook Medical and (ii) the EsophyX® Z+ device and related assets from EGS;
●
leadership and development of our commercial organization and activities in all regions of the world during 2024;
●
implementation of sales strategies and performance goals for our worldwide commercial organization;
●
implementation of operating efficiency initiatives designed to reduce operating expenses and increase profitability, consistent with our CGI Program; and
●
budget management for our global commercial and operations organizations.

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Fixed Compensation

Base Salary

The Compensation Committee does not use a specific formula for evaluating individual performance of the NEOs. The performance of the NEOs other than the CEO is assessed by the Compensation Committee taking into account the CEO’s input regarding each NEO’s contributions to our performance for the applicable year. The CEO’s performance is assessed by the Compensation Committee following formal and informal meetings with the CEO, and final determinations are made by the Compensation Committee. The criteria used in setting the base salary for each NEO, including the CEO, vary depending on the NEO’s function, but generally include the Compensation Committee’s assessment of the NEO’s:

●	advancement of our interests with shareholders and customers and in other strategic business relationships;
●	achievement of our financial results, position and experience (in an effort to avoid gender or age discrimination);
●	leadership inside and outside the Company;
●	contribution to specific Company initiatives, such as our Continued Growth Initiatives Program, expense reduction efforts, product quality and development and environmental and social objectives; and
●	advancement in skills and responsibility.

Given the subjective nature of the criteria identified above, the Compensation Committee has not attempted to develop numeric measurements in determining base salaries for the NEOs. Instead, the Compensation Committee establishes base salaries at levels commensurate with the Compensation Committee’s evaluation of each NEO’s contribution to our business success. The Compensation Committee has also consulted with Pearl Meyer to assess the levels of base salary and other compensation paid to the CEO and other NEOs, relative to the Company’s peers. In particular, the Compensation Committee has set the base salary and incentive cash bonus of the CEO at levels which are higher than the aggregate amount of base salary and incentive bonus paid to the principal executive officers of a number of our peers. Because the CEO is a founder of the Company and owns a substantial number of shares of Common Stock, the Compensation Committee believes his personal interests are more aligned with the interests of our shareholders than our other NEOs. Therefore, the Compensation Committee believes that adjusting his compensation mix to include a greater proportion of cash payments, rather than issuing additional equity awards, serves to increase the alignment of our CEO’s interests with the interests of our shareholders.

Based on its evaluation, the Compensation Committee approved the following NEO base salaries for the year ended December 31, 2024, which are also reflected in the Summary Compensation Table under “Executive Compensation Tables” below.

Named Executive Officer	Base Salary (1)
Fred P. Lampropoulos	$1,890,000
Raul Parra	$630,000
Neil W. Peterson	$630,000
Brian G. Lloyd	$630,000
Joseph C. Wright(2)	$750,000
(1)	The annual base salary amounts for fiscal year 2025 as approved by the Compensation Committee and the Board are: Mr. Lampropoulos, $1,890,000; Mr. Parra, $630,000; Mr. Peterson, $630,000; and Mr. Lloyd, $630,000.
(2)	Mr. Wright’s annual salary of $750,000 became effective on May 26, 2024 in connection with his appointment as President of the Company and assumption of related additional responsibilities.

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Long-Term Incentive Compensation

Historically, long-term equity awards, in the form of stock options, have been granted at the discretion of the Board and Compensation Committee to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods, and to align management and shareholder interests. Beginning with our 2019 fiscal year, long-term equity awards were made under the 2018 Incentive Plan, and the Compensation Committee anticipates such awards will continue to be made under the 2018 Incentive Plan. Although we have traditionally made long-term equity incentive awards to our NEOs solely in the form of stock options, during 2019, the Compensation Committee developed a program, which was implemented in 2020 and continued through 2023, to grant to the Company’s executive officers long-term equity awards in the form of stock options and PSUs, with the objective of more closely aligning management and shareholder interests. Beginning in 2024, the Board and Compensation Committee granted the Company’s NEOs RSUs instead of stock options. Accordingly, for 2024, the Board and Compensation Committee awarded PSUs to each NEO at a level of approximately 60% of the total target long-term incentive compensation amount for each NEO, with the remaining portion (approximately 40%) of the NEO’s long-term incentive compensation amount awarded in the form of RSUs.

In making awards under our 2018 Incentive Plan, the Board and Compensation Committee consider grant size, the appropriate combination of equity-based awards, the impact of the grant on our financial performance (as determined in accordance with the requirements of the Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718)), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the ASC Topic 718 expense).

Generally, the amount of long-term equity awards granted to the NEOs has been based upon the Compensation Committee’s assessment of each NEO’s expected future contributions to the Company and other factors. The amount or existence of those awards may also be influenced by external factors such as general economic or industry-specific conditions. The Compensation Committee generally grants long-term equity awards at its regularly-scheduled meeting held in February or March of each year but may vary the date of grant from year to year.

Performance Stock Units (PSUs)

During 2019, the Compensation Committee, in consultation with Pearl Meyer, developed a program to grant to the Company’s executive officers equity awards under our 2018 Incentive Plan consisting in part of PSUs, with the objective of more closely aligning management and shareholder interests. Subject to the terms and conditions of PSU award agreements executed with the Company’s executive officers, each executive officer is entitled to receive a payment in shares of Common Stock based upon the target number of shares, as determined by the Compensation Committee and set forth in the executive’s PSU award agreement (Target PSU Shares), and the Company’s performance during the applicable performance period with respect to the achievement of (a) free cash flow (FCF) targets (Free Cash Flow is calculated as GAAP operating cash flow less GAAP capital expenditures, adjusted for the cash effect of any non-GAAP adjustments to the Company’s financial statements, as further defined in the PSU award agreements) and (b) targeted levels of the Company’s relative total shareholder return (rTSR) compared to the Russell 2000 index as further defined in the PSU award agreements (collectively, Performance Goals).

To reward NEOs for long-term performance, the program developed by the Compensation Committee aims to only grant PSUs with a three-year performance period. However, during the first two years of this new program (2020 and 2021), PSUs with one- and two-year performance periods were granted to help transition into this long-term approach of having PSUs with only a three-year performance period. Commencing in 2022, PSUs awarded to the NEOs have had three-year performance periods.

The actual number of shares of Common Stock to be issued to each executive officer under their PSUs will be determined at the end of each performance period by the Compensation Committee by multiplying (i) the Target PSU Shares for that performance period by (ii) the applicable FCF multiplier, which may then be adjusted by the

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applicable rTSR multiplier, based on the Company’s performance during the applicable performance period. The Compensation Committee has the sole authority and discretion to determine the achievement level with respect to the number of shares of Common Stock earned at the end of each performance period. The Compensation Committee consulted with Pearl Meyer in determining the target long-term incentive compensation levels for the NEOs, from which the Compensation Committee established the target number of shares of Common Stock subject to the PSU awards granted to each of the NEOs in 2024.

During 2024, the NEOs were granted PSUs with the following Target PSU Shares:

Named Executive Officer	Target PSU Shares Three-Year Performance Period (2024-2026)	Intended Fair Value of Target PSU Shares ($)
Fred P. Lampropoulos	16,402	1,254,900
Raul Parra	10,979	840,000
Neil W. Peterson	10,979	840,000
Brian G. Lloyd	10,979	840,000
Joseph C. Wright	10,979	840,000

The actual number of shares of Common Stock to be issued upon settlement of the PSUs depends on the Company’s level of performance during the applicable performance period. If the Company’s performance during a performance period does not meet or exceed the applicable FCF Metric Threshold (see the “FCF Metrics and Multipliers” table below), no shares of Common Stock will be issued or paid out with respect to the PSUs for such performance period. The actual number of shares of Common Stock to be issued upon settlement of the PSUs will be determined by multiplying the total Target PSU Shares by the applicable FCF Multiplier (determined on an interpolated linear basis if between the Threshold and Target or between the Target and Maximum) and, if the Company’s level of rTSR performance falls at or below the 25th percentile (Threshold) or at or above the 75th percentile (Maximum), adjusting the number of shares of Common Stock to be issued by applying the applicable rTSR Multiplier from the “rTSR Metric and Multiplier” table below. If the Company’s level of rTSR performance falls between the 25th and 75th percentiles, the rTSR multiplier will be determined on an interpolated linear basis between the 25th and 50th percentile or between the 50th and 75th percentile. In no event will the number of shares of Common Stock to be issued to any NEO upon the settlement of PSUs exceed 250% of the Target PSU shares for that NEO.

FCF Metrics and Multipliers

FCF Metric Level	FCF Metric Amount	FCF Multiplier
Maximum	$480,000,000 (120% of Target)	200%
Target	$400,000,000 (100% of Target)	100%
Threshold	$320,000,000 (80% of Target)	50%

rTSR Metric and Multiplier

rTSR Metric Level	rTSR Percentile Rank	rTSR Multiplier
Maximum	At or above the 75th percentile	125%
Target	At the 50th percentile	100%
Threshold	At or below the 25th percentile	75%

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Because our CEO is a substantial shareholder of the Company and, by virtue of his ownership of Common Stock, the Compensation Committee believes his financial interests are closely aligned with the interests of other Company shareholders, the Compensation Committee determined to provide in his PSU award agreements that approximately 55% of the targeted award amount, if any, earned by him at the end of the applicable performance periods would be paid in cash in lieu of the issuance of a portion of the shares of Common Stock that otherwise would have been awarded under his PSU award agreements. Accordingly, the PSUs awarded to our CEO also include a feature providing for the payment of a long-term cash award based on the degree of attainment of the same designated Performance Goals that apply to the award and issuance of shares of Common Stock under the PSUs (each a PSU Cash Incentive). The actual amount of a PSU Cash Incentive to be paid is determined by multiplying the Target Cash Incentive provided in the PSU award agreement (Target Cash Incentive) by the same FCF Multiplier and rTSR Multiplier that are used to determine the number of shares of Common Stock issued under the PSUs (from the tables above). The Target Cash Incentive included in the CEO’s PSU award is as follows:

Target Cash Incentive Three-Year Performance Period (2024-2026)
$1,565,100

If the Company’s performance during a performance period does not meet or exceed the FCF Metric Threshold, no PSU Cash Incentive will be paid with respect to the CEO’s PSUs for such performance period.

To be eligible to receive any shares of Common Stock or, with respect to the CEO, payment of a PSU Cash Incentive under the PSUs, the executive in question must remain employed by the Company until the second day of the calendar year following the end of the applicable performance period (Vesting Date). However, a pro rata portion may be paid after the end of the applicable performance period if, before the Vesting Date and at least one year after the PSU grant date, the executive (i) ceases employment on account of his or her death or disability (as defined in the PSU award agreements), (ii) is involuntarily terminated from employment without Cause (as defined in the PSU award agreements), or (iii) resigns from employment for Good Reason (as defined in the PSU award agreements).

If the Company experiences a Change in Control (as defined in the PSU award agreements), the NEOs shall receive the total Target PSU Shares (and the CEO shall also receive the Target Cash Incentive) within thirty (30) days of such Change in Control regardless of the level of interim performance attained with respect to the applicable Performance Goals.

2024 PSU Award Determinations

The Compensation Committee and the Board determined that the maximum level for the FCF Metric had been met with respect to the Three-Year Performance Period for the PSUs granted in 2022, as summarized below:

FCF Metric Level	2022 PSU grants - FCF goals	Adjusted Non-GAAP FCF Achieved	FCF Multiplier
Maximum	$396,000,000	$475,000,000	200%
Target	$330,000,000
Threshold	$264,000,000

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The Compensation Committee and the Board further determined that the 1st Quartile of the rTSR Multiplier had been met with respect to the Three-Year Performance Period for the PSUs granted in 2022. Accordingly, the following shares of Common Stock were issued to the NEOs in 2025 under the PSU agreements having three-year performance periods as follows with respect to the 2022 fiscal year:

Named Executive Officer	Year Granted	Target PSU Shares	FCF Metric %	rTSR Multiplier %	Total Payout %	Number of Shares Issued
Fred P. Lampropoulos	2022	12,302	200%	125%	250%	30,755
Raul Parra	2022	8,304	200%	125%	250%	20,760
Neil W. Peterson	2022	4,613	200%	125%	250%	11,533
Brian G. Lloyd	2022	4,613	200%	125%	250%	11,533
Joseph C. Wright	2022	4,613	200%	125%	250%	11,533

The Board determined that the maximum level for the FCF Metric had been met with respect to the Target Cash Incentive for the Three-Year Performance Period for the PSUs granted in 2022. They further determined that, with respect to the Target Cash Incentive, the 1st Quartile of the rTSR Multiplier had been met with respect to the Three-Year Performance Period for the PSUs granted to Mr. Lampropoulos in 2022. Accordingly, the Company paid a PSU Cash Incentive of $2,500,000 to Mr. Lampropoulos in 2025 as follows:

Named Executive Officer	Year Granted	Target Cash Incentive	FCF Metric %	rTSR Multiplier %	PSU Cash Incentive
Fred P. Lampropoulos	2022	$1,000,000	200%	125%	$2,500,000

Stock Options

During 2024, the Compensation Committee did not grant stock options to the NEOs.

Restricted Stock Units (RSUs)

In 2024, the NEOs were granted RSUs with respect to the following number of shares of our Common Stock:

um

Named Executive Officer	Number of RSUs Granted (#)	Intended Fair Value of RSUs ($)
Fred P. Lampropoulos	24,572	1,880,000
Raul Parra	7,319	560,000
Neil W. Peterson	7,319	560,000
Brian G. Lloyd	7,319	560,000
Joseph C. Wright	7,319	560,000

The RSUs granted to our NEOs in 2024 vest in four equal annual installments, becoming fully vested on the fourth anniversary of the grant date. Shares of our Common Stock will only be issued in respect of vested RSUs. RSUs also are subject to the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement entered into with each NEO. The Compensation Committee grants RSUs to promote retention by providing a level of value to recipients based on the price of our Common Stock at any point in time. In addition to their strong retention value, the Compensation Committee believes that RSUs reinforce an ownership mentality, encouraging our NEOs to act in a manner consistent with the long-term interests of the Company and our shareholders.

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Annual Performance Cash Bonuses and Executive Bonus Plan

Our general practice is to provide our NEOs with the opportunity to earn annual performance bonus compensation under a program that recognizes attainment of key objectives. The key objectives that underlie our annual incentive compensation programs are established annually by the Compensation Committee based upon recommendations made by the CEO with respect to the other NEOs, and may vary between years and between NEOs, but generally include objectives that reward attainment of targeted levels of sales, earnings and operating margins.

After reviewing our executive incentive compensation practices, and based upon the preferences communicated by the institutional shareholder community, in 2019 our Board adopted the Merit Medical Systems, Inc. Executive Bonus Plan (Executive Bonus Plan). The purposes of the Executive Bonus Plan are to motivate and reward our executive employees by making a portion of their annual cash compensation dependent on the achievement of certain pre-determined corporate performance goals, to align the interests of those executives with those of our shareholders, and to attract and retain superior executive employees by providing a competitive bonus program that rewards outstanding performance. The Executive Bonus Plan is administered by the Compensation Committee. Each year, the Compensation Committee establishes a target bonus amount (based on a certain percentage of base salary) and performance criteria and goals for each participating NEO other than the CEO and the Board establishes a corresponding target bonus amount and performance criteria and goals for the CEO. At the conclusion of such year, the Compensation Committee determines the bonus amount payable to each participating NEO other than the CEO and the Board determines the bonus amount payable to the CEO and we will pay to the CEO and other NEOs the determined bonus amounts not later than the 15th day of the third month following the conclusion of the applicable year. In determining the amount of each award to be paid, the Compensation Committee or the Board, as applicable, may reduce, eliminate or increase the amount of an Award if, in its discretion, such reduction, elimination or increase is appropriate. The amounts payable to NEOs participating in the Executive Bonus Plan will be determined and allocated based on the performance criteria established for the applicable year, and our performance relative to those criteria.

In setting the performance bonus amounts that an NEO other than the CEO is eligible to earn for achieving specified objectives, the Compensation Committee and the CEO consider bonus and total cash compensation levels for each NEO. Although bonus opportunities for achieving objectives are generally established for each NEO other than the CEO based on job scope and contribution, the Compensation Committee retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. NEOs other than the CEO also have the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Compensation Committee.

Similarly, in setting the performance bonus amounts that the CEO is eligible to earn for achieving specified objectives, the Board considers bonus and total cash compensation levels for the CEO. Although bonus opportunities for achieving objectives are generally established for the CEO based on job scope and contribution, the Board retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. The CEO also has the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Board.

The decision as to whether to provide an annual performance bonus program to any NEO for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee (or the Board, with respect to the CEO), taking into account the recommendation of the CEO with respect to the other NEOs and industry-specific conditions existing during the applicable year. The Compensation Committee (or the Board with respect to the CEO) may also exercise positive or negative discretion based on its assessment of the individual NEO’s contribution and accountability for the objectives that are the subject of the bonus recommendations from the CEO and any other factors the Compensation Committee (or the Board with respect to the CEO) considers relevant.

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For 2024, the Compensation Committee and the Board established incentive cash performance bonus objectives for the NEOs. The incentive cash performance bonus objectives for the NEOs were based on sales, operating margin (calculated on a non-GAAP basis) and earnings per share (calculated on a non-GAAP basis), and subject to modification based on achievement of the following two equally-weighted operational targets aligned with our CGI Program:

●	Gross Margin: realization of 51.05% Non-GAAP Gross Margin; and
●	Employee Engagement: attainment at or above the 50th percentile of Gallup’s customer database related to the question “My team has made progress on the goals set during our action planning sessions after the last Employee Engagement Survey.”

The Compensation Committee established the Executive Bonus Plan performance objectives for 2024 following a review of the Company’s performance and payouts under the Executive Bonus Plan for the preceding year, consultation with the CEO and an assessment of potential objectives designed to align the interests of the NEOs with those of our shareholders. In particular, the Compensation Committee, with the input of the CEO, sought to establish financial incentives for the NEOs to drive the Company’s achievement of the performance metrics underlying our CGI Program. Following its review, the Compensation Committee retained the core Executive Bonus Plan objectives aligned with the Company’s financial targets established in 2023. However, the Compensation Committee (and the Board with respect to the CEO) adjusted the modifiers noted based upon the belief that the revised modifiers would more closely align the financial interests of the NEOs with the targets established pursuant to our CGI Program and the interests of the Company’s shareholders. In no event will the Executive Bonus Plan payout to any NEO exceed 165% of the target performance bonus payout for that NEO.

For 2024, the Compensation Committee (and the Board with respect to the CEO) established the performance range for the Executive Bonus Plan to provide for incentive cash performance payments based on the following levels of attainment of each of the individual bonus objectives and modifier:

Payout	Threshold 50%	Target 100%	Maximum 150%
Sales	90%	100%	110%
Operating Margin	95%	100%	105%
Earnings Per Share	80%	100%	120%

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The specific 2024 performance bonus objectives and modifier established by the Compensation Committee and the Board, together with the level of our actual 2024 performance in those categories, were as follows.

Performance Bonus Objectives and Modifier	2024 Goals	2024 Results	Target Weight	Attainment
Sales Objective	$1,325M	$1,357M	40%	44.76%
Operating Margin (Non-GAAP) Objective (1)	18.90%	18.98%	40%	41.69%
Earnings Per Share (Non-GAAP) Objective (2)	$3.35	$3.46	20%	21.64%
CGI Modifier			100%	110%	(3)

		Total Attainment		118.90%
(1)	Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, and changes in governmental or industry regulations, as well as other items. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales. See “Non-GAAP Financial Measures” presented on page 82 of this Proxy Statement for additional information.
(2)	Non-GAAP Earnings Per Share is calculated as GAAP net income excluding items set forth in the definition of non-GAAP operating income above, as well as for expenses related to debt issuance costs, gains or losses on disposal of certain assets, changes in tax regulations, and other items. All excluded items are tax affected and total Non-GAAP net income is divided by the diluted shares outstanding. See “Non-GAAP Financial Measures” presented on page 82 of this Proxy Statement for additional information.
(3)	Achievement of the CGI Program objectives acted as a modifier to the performance bonus objectives established by the Compensation Committee and the Board. The bonus modifier is summarized in the table below. The total modifiers were capped at 110%.

Bonus Modifier	Modifier Goal Set	Bonus Payout Modifier %
Gross Margin	51.05%	105%
Employee Engagement	50th percentile	105%
Total		110%

Based on the attainment level calculated above and the target bonus amounts set by the Compensation Committee (and the Board with respect to the CEO), each NEO received performance-based bonus payments under the Executive Bonus Plan as follows:

Named Executive Officer	2024 Base Salary	Performance Bonus Target	Attainment	Performance Bonus Payment (1)
Fred P. Lampropoulos	$1,890,000	60%	118.90%	$1,348,326
Raul Parra	630,000	50%	118.90%	$374,535
Neil W. Peterson	630,000	40%	118.90%	$299,628
Brian G. Lloyd	630,000	40%	118.90%	$299,628
Joseph C. Wright	750,000	50%	118.90%	$445,875
(1)	These amounts are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below.

Discretionary Bonuses

In addition to the cash bonus opportunities under the Executive Bonus Plan described above, the Compensation Committee (with the input of the CEO) may choose to reward extraordinary performance and achievements by

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awarding discretionary bonuses to the NEOs other than the CEO and other executives from time to time that are not part of the Executive Bonus Plan or any other plan. Similarly, in addition to the cash bonus opportunities under the Executive Bonus Plan, the Board may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the CEO from time to time that are not part of the Executive Bonus Plan or any other plan. Neither the Compensation Committee nor the Board determined to pay any discretionary bonuses to the NEOs for the year ended December 31, 2024. There is no standing expectation that all (or any) NEOs will receive discretionary performance bonuses in any particular year, and the criteria for such bonuses are not established in advance.

Broad-Based Benefits Programs

We offer multiple broad-based benefits programs to our employees, including our NEOs. Those programs include benefits such as health, dental, vision, disability and life insurance, health savings accounts, health care reimbursement accounts, employee stock purchase plan, paid vacation time and discretionary Company contributions to a 401(k) profit sharing plan.

Benefits are provided to our NEOs in accordance with practices the Compensation Committee believes are consistent with industry standards. The Compensation Committee believes such benefits are a necessary element of compensation in attracting and retaining employees. In addition, the NEOs receive limited perquisites in an attempt to achieve a competitive pay package, as further detailed in the Summary Compensation Table below.

Deferred Compensation Plan

We provide a non-qualified deferred compensation plan for the benefit of certain of our highly-compensated executives, including the NEOs. Under the non-qualified deferred compensation plan, eligible participants may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable participant, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan. In our discretion, we may elect to credit each eligible participant’s account under the deferred compensation plan with an employer matching contribution but, to date, we have never elected to do so. Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement or separation from employment, or on other specified dates, in a lump sum or in installments according to a schedule elected in advance by the participant.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

Employment Agreements

The Compensation Committee has determined that executive employment agreements are necessary to provide competitive compensation arrangements to our NEOs, particularly because such agreements are common in our industry. Moreover, the Compensation Committee believes that the change in control provisions within the executive employment agreements help to retain the NEOs by reducing personal uncertainty and anxiety that may arise from the possibility of a future business combination.

We have entered into employment agreements with each of the NEOs. In 2016, the Company entered into an employment agreement with each of Messrs. Lampropoulos, Wright and Lloyd. These employment agreements were amended in 2017. In 2018, the Company entered into an employment agreement with Mr. Parra. In 2022, the Company entered into an employment agreement with Mr. Peterson.

On June 8, 2023, the Company entered into an Amended and Restated Employment Agreement (the CEO Employment Agreement) with Mr. Lampropoulos. The CEO Employment Agreement was recommended by the Compensation Committee and the Governance Committee and approved by our Board. The Board made its decision based upon a review of best practices and the interests of the Company and its shareholders and in

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consultation with external advisors to the Board and the Compensation Committee. The CEO Employment Agreement amended and restated Mr. Lampropoulos’s prior employment agreement to (i) extend his term of employment through December 31, 2025, (ii) provide additional severance and incentive benefits (including, but not limited to, increasing his base salary and allowing him to terminate the CEO Employment Agreement for Good Reason (as defined therein) if the Company fails to maintain his base salary or annual bonus above certain thresholds) and (iii) make certain other changes. The foregoing description of the CEO Employment Agreement is a summary only and is qualified in its entirety by reference to the CEO Employment Agreement, a copy of which is attached as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on June 8, 2023. The CEO Employment Agreement and the employment agreements of the other NEOs described above are sometimes collectively referred to in this Proxy Statement as the Employment Agreements. The annual base salaries paid under the Employment Agreements for 2024 were:

Named Executive Officer	Base Salary(1)
Fred P. Lampropoulos	$1,890,000
Raul Parra	$630,000
Neil W. Peterson	$630,000
Brian G. Lloyd	$630,000
Joseph C. Wright	$750,000
(1)	The base salary amounts shown above were effective January 1, 2024, except for Mr. Wright, whose salary became effective on May 26, 2024. Amounts paid to the NEOs during 2024 are reflected in the Summary Compensation Table shown on page 56. The annual base salary amounts for fiscal year 2025 as approved by the Compensation Committee are: Mr. Lampropoulos, $1,890,000; Mr. Parra, $630,000; Mr. Peterson, $630,000; and Mr. Lloyd, $630,000.

The amount of the base salary payable to each NEO may be subject to change based on review by the Compensation Committee on an annual basis. Although the employment status of each of the NEOs is “at will,” the Employment Agreements provide for mandatory severance payments to each NEO in the event the NEO’s employment terminates for certain reasons in connection with a “Change in Control” (as defined below under the heading “Potential Payments Upon Termination or Change in Control-Employment Agreements”). Additionally, in certain circumstances, the CEO Employment Agreement provides for mandatory severance payments to Mr. Lampropoulos other than in connection with a Change in Control. Those severance arrangements are discussed in greater detail below under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

In addition to the annual base salary described above, the Employment Agreements also allow the NEOs to receive an annual cash bonus payment in an amount to be determined in the sole discretion of the Board (which has delegated that authority to the Compensation Committee). Notably, in fiscal years ending after a Change in Control, the annual bonus must be at least equal to an NEO’s average annual cash bonus for the last three full fiscal years ending prior to the Change in Control.

The NEOs (and to the extent applicable, their spouses and eligible dependents) are eligible to participate in all incentive, savings and retirement, health insurance, term life insurance, long-term disability insurance, deferred compensation, employee stock purchase and other employee benefit plans, policies or arrangements we maintain for our employees generally and, at the discretion of the Compensation Committee, in the 2018 Incentive Plan and other benefit plans maintained by the Company for our executives.

The terms of the Employment Agreements reflect in part the concern of the Board and the Compensation Committee that a future threatened or actual Change in Control, such as through an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Change in Control provisions in the Employment Agreements are intended to provide a measure of incentive and security to our key executives until the resolution of any such threatened or actual Change in Control.

However, the Board and the Compensation Committee believe that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a

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Change in Control has occurred. Because of this concern, the occurrence of a Change in Control event alone will not trigger any payment obligations to the NEOs under their respective Employment Agreements. Additional Change in Control payment obligations under the Employment Agreements only arise in the event the NEO’s employment is terminated “without Cause” in connection with the Change in Control or the NEO resigns “for Good Reason” (with each capitalized term in this sentence defined in the Employment Agreements and described under the heading “Potential Payments Upon Termination or Change in Control—Employment Agreements” below) in connection with a Change in Control. Thus, the Compensation Committee regards the employment agreements as “double trigger” change in control agreements.

Compensation Governance

Stock Ownership Guidelines

Our Governance Guidelines require the CEO to maintain minimum stock ownership with a value of at least five times his or her annual base salary. The Governance Guidelines also contemplate that directors will maintain minimum stock ownership with a value of at least five times the annual retainer received. Directors have five years from appointment to the Board to comply with the minimum stock ownership requirement. The Governance Committee provides oversight of the stock ownership guidelines and may allow waivers with respect to the stock ownership guidelines for directors and the CEO on a case-by-case basis. Based on its review of the stock ownership of the CEO and the directors, the Governance Committee determined that the CEO and all current directors are in compliance with the stock ownership guidelines set forth in the Governance Guidelines or are within their five-year transition periods.

Return of Incentive Compensation

Effective as of October 2, 2023, our Board adopted the Merit Medical Systems, Inc. Executive Incentive Compensation Clawback Policy (Clawback Policy), which is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder and the applicable Nasdaq listing standards. The Clawback Policy requires the Board or one of its committees charged with administration of the Clawback Policy to recoup any erroneously awarded incentive-based compensation received by certain executives, including each NEO, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy’s effective date. The Clawback Policy was filed as an exhibit to the Company’s Annual Report (referred to therein as the “Policy Relating to the Recovery of Erroneously Awarded Compensation.”). No recoupments were made under the Clawback Policy during 2024.

In addition to the Clawback Policy, the Executive Bonus Plan provides to our Board the authority to obtain reimbursement from any participant in the plan if the Board determines that: (a) a significant restatement of the Company’s financial results for any of the three prior fiscal years is required; and (b) the participant’s award amount would have been lower had the financial results been properly calculated. Such reimbursement shall consist of any portion of any award previously paid to such participant that is greater than the award that would have been paid if calculated based upon the restated financial results. The action permitted to be taken by the Board under the Executive Bonus Plan is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law or any other clawback or similar policy of the Company. The PSU agreements which are part of the long-term equity incentive program under the 2018 Incentive Plan which the Compensation Committee implemented in 2020 also include a “clawback” feature which permits the Compensation Committee to recover payments from award recipients if (i) the payment was predicated upon achieving financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the SEC; (ii) the Compensation Committee determines that the recipient engaged in intentional misconduct, gross negligence or fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (iii) a lower amount would have been paid to the recipient based upon the restated financial results.

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Trading Restrictions

Our directors, executive officers and employees are subject to our Insider Trading Policy, which is designed to facilitate compliance with insider trading laws and listing standards applicable to the Company and governs the purchase, sale and other disposition of our Common Stock and related derivative securities. Any director, officer or employee in possession of material, nonpublic information, or who may be deemed to possess such information by reason of his or her positions, may not (i) trade in the Company’s securities; (ii) share the information with others (“tipping”), or (iii) permit a member of his or her immediate family to trade in the Company’s securities. Our policy designates certain regular periods, from 15 days prior to the end of a calendar quarter to two full business days after the Company’s periodic financial information has been disclosed in a quarterly or annual report filed with the SEC, in which trading is prohibited for individuals in information-sensitive positions, including directors and executive officers. Our policy also prohibits executive officers and directors from (a) trading in Company stock on a short-term basis (minimum six-month holding period); (b) engaging in short sales of Company stock; (c) buying or selling put options or call options or other derivative instruments associated with Company stock; or (d) entering into hedging transactions associated with Merit stock; or (e) making gifts or donations of Common Stock during “blackout” periods in which trading in the Company’s securities is restricted. The Company follows procedures for the repurchase of its Common Stock. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws and listing standards applicable to the Company.

Additional periods of trading restriction may be imposed as determined by our CEO or the Insider Trading Compliance Officers (currently our Chief Legal Officer and our Chief Financial Officer) in light of material pending developments. Further, during permitted windows, individuals in information-sensitive positions are required to seek pre-clearance for trades from an Insider Trading Compliance Officer, who assesses whether there are any important pending developments, including cybersecurity matters, which need to be made public before the individual may participate in the market.

During 2024, with the assistance of external counsel, the Governance Committee conducted further review of the Insider Trading Policy and identified additional enhancements to the policy, which are currently under consideration.

Timing of Stock Option Grants

Generally, grants of stock options to our NEOs are approved at regularly scheduled meetings of the Board and the Compensation Committee, except for special situations such as in connection with hiring or promotion. The Company did not grant any awards of stock options or similar option-like instruments during 2024. Furthermore, the Company does not schedule the grants of stock options in anticipation of the release of material, non-public information (MNPI), nor does the Company time the release of MNPI based on stock option grant dates or for the purpose of affecting the value of executive compensation.

Tax Deductibility and Executive Compensation

Section 162(m) (Section 162(m)) of the Code imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer, chief financial officer, or any of the company’s three other most highly compensated executive officers for a tax year (Covered Officers), as well as any person who has been a Covered Officer in a previous tax year beginning after December 31, 2016. For tax years beginning before 2018, the limit did not apply to compensation that met the requirements of Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by our shareholders). Qualified performance-based awards, such as stock options, issued prior to 2018 remain under certain conditions exempt from Section 162(m) even if exercised after 2017. Because of limited guidance regarding this transition rule, we cannot provide any assurance that it will apply to stock options issued prior to 2018 and exercised after 2017.

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The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) and, to the extent practical, attempts to implement compensation policies and practices that maximize the potential income tax deductions available to the Company.

In certain situations, the Compensation Committee may approve compensation that will exceed the deduction limitations of Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. In such situations, the portion of the compensation payable to the executive officer that exceeds the $1.0 million limit will not be deductible for tax purposes. Although deductibility of executive compensation for tax purposes is generally preferred, tax deductibility is not the primary objective of our executive compensation programs. The Board and the Compensation Committee believe that meeting the compensation objectives described above is more important than the benefit of being able to deduct the compensation for tax purposes.

The compensation paid to the NEOs during 2024 exceeded the deduction limits of Section 162(m); the Compensation Committee (and Board with respect to the CEO) approved those compensation amounts in order to provide the NEOs with compensation packages that the Compensation Committee and Board consider competitive and in the best interests of the Company and its shareholders.

Additionally, under Sections 280G and 4999 of the Code, our NEOs and other Company executives may be subject to additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceed certain prescribed limits (so-called Excess Parachute Payments), and the Company or its successor may not deduct such Excess Parachute Payments. The Company is not obligated to provide any NEO or other executive with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code. Certain potential future payments described in the table captioned “Termination Without Cause or For Good Reason in Connection with a Change in Control” on page 64 may, however, constitute Excess Parachute Payments that the Company or its successor could not fully deduct.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee has reviewed our Company-wide compensation program, which applies to all of our full-time employees, including the NEOs. The Compensation Committee has also reviewed our executive compensation practices with Pearl Meyer. On an annual basis, the Compensation Committee engages the Company’s Internal Audit Department to perform a review of the risk management aspects of the Company’s executive compensation practices. Based on the Compensation Committee’s review of the various elements of our executive compensation practices and policies, the Compensation Committee believes our compensation policies and practices are designed to create appropriate and meaningful incentives for our employees without encouraging excessive or inappropriate risk taking.

After undertaking this review, the Compensation Committee came to the following conclusions:

●	our compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	the base salaries we provide to our executive employees are generally consistent with salaries paid for comparable positions in our industry, and provide our employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	our incentive compensation for our NEOs is capped at levels established by the Compensation Committee and the Board, which they believe reduces the incentive for excessive risk-taking;
●	we use different performance metrics in our Executive Bonus Plan and for our PSUs, providing balance and mitigating against taking undue risk to meet a single goal;
●	Executive Bonus Plan payments and PSU awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases;

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●	our stock-based long-term incentives either vest or are earned over a multi-year period, providing upside potential while at the same time requiring our NEOs to bear the economic risk of the award over the vesting period;
●	we have established and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee and the Board;
●	we have adopted equity ownership guidelines for our CEO, which the Compensation Committee believes discourages excessive risk-taking; and
●	our CEO owns a significant number of shares of Common Stock, which serve to align his interests with the interests of the Company’s shareholders and discourages excessive risk-taking.

Based on the review outlined above, the Compensation Committee has further concluded that the risks arising from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and function of our executive compensation programs.

The members of the Compensation Committee have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Lonny J. Carpenter (Chair) Stephen C. Evans Laura S. Kaiser F. Ann Millner. Ed. D.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of the Company, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

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PROPOSAL 2: Advisory Vote on Executive Compensation	The Board unanimously recommends a vote FOR this proposal

Section 14A of the Exchange Act (Section 14A), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the NEOs disclosed in this Proxy Statement (colloquially referred to as a “Say-on-Pay” proposal).

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

As described above under the heading “Compensation Discussion and Analysis,” the Board believes our compensation of the NEOs achieves the primary goals of:

●	focusing our executives on achieving or exceeding measurable performance targets;
●	encouraging continuation of our entrepreneurial spirit;
●	attracting and retaining highly-qualified and motivated executives;
●	promoting our guiding principles for adherence to a high ethical environment, as well as health and safety standards; and
●	aligning management compensation with shareholder value.

The Board encourages shareholders to review in detail the Compensation Discussion and Analysis beginning on page 34 of this Proxy Statement and the executive compensation tables beginning on page 56 of this Proxy Statement. In light of the information set forth in such sections, the Board believes the compensation of the NEOs for the fiscal year ended December 31, 2024 was fair and reasonable and that our compensation programs and practices are in the best interests of the Company and our shareholders.

The advisory vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the NEOs, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board or the Compensation Committee (which is composed solely of independent directors), the Board and Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when addressing future executive compensation arrangements.

At our annual meeting of shareholders held on May 18, 2023, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 96% of the shares represented at that meeting, excluding broker non-votes, expressed their preference for an annual advisory vote. Accordingly, we intend to conduct annual advisory votes on executive compensation.

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation earned by each of the NEOs for the years indicated.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Position	Year	($)	($)(1)	($)(2)(3)(4)	($)(4)(5)	($)(6)	($)(7)(8)	($)
Fred P. Lampropoulos	2024	1,890,000	—	7,132,948	—	1,348,326	10,350	10,381,624
Chair of the Board, CEO and President	2023	1,888,269	—	5,216,227	1,599,987	1,339,481	8,700	10,052,664
	2022	1,800,000	—	4,130,104	1,199,993	990,036	8,700	8,128,833

Raul Parra	2024	630,000	—	2,124,680	—	374,535	39,796	3,169,011
Chief Financial Officer and Treasurer	2023	629,423	—	1,304,054	400,011	372,078	68,634	2,774,200
	2022	600,000	—	1,239,123	360,003	275,010	53,339	2,527,475

Neil W. Peterson	2024	630,000	—	2,124,680	—	299,628	83,062	3,137,370
Chief Operating Officer	2023	629,423	—	1,304,054	400,011	297,662	81,391	2,712,541
	2022	526,308	—	636,225	—	220,008	50,309	1,432,850

Brian G. Lloyd	2024	630,000	—	2,124,680	—	299,628	48,396	3,102,704
Chief Legal Officer, Corporate Secretary	2023	629,423	—	1,304,054	400,011	297,662	31,506	2,662,656
	2022	600,000	—	688,352	199,991	220,008	28,653	1,737,004

Joseph C. Wright	2024	728,846	—	2,124,680	—	445,875	84,042	3,383,443
Former President	2023	700,000	—	1,304,054	400,011	330,736	79,710	2,814,511
	2022	700,000	—	688,352	199,991	201,674	68,920	1,858,937
(1)	Bonus amounts represent discretionary bonuses not based solely upon pre-determined performance criteria.
(2)	Stock Awards include the aggregate grant date fair value of PSUs granted to the NEOs in the year shown under our 2018 Incentive Plan computed in accordance with ASC Topic 718, including the portion of Mr. Lampropoulos’ PSU payable in cash (i.e., his PSU Cash Incentive). Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company used on the grant date for financial statement reporting purposes with respect to our long-term incentive plans, which may not be indicative of the realized value of the awards when they vest. The grant-date fair value of PSUs granted to Mr. Lampropoulos (i) in 2024 includes $2,337,578 of shares of Common Stock and $2,915,366 of potential PSU Cash Incentive, (ii) in 2023 includes $2,318,334 of shares of Common Stock and $2,897,893 of potential PSU Cash Incentive, and (iii) in 2022 includes $1,835,704 of shares of Common Stock and $2,294,400 of potential PSU Cash Incentive. See footnote 1 to the “Grants of Plan-Based Awards” table for additional details. The table below shows the Free Cash Flow multiplier that was assessed as probable as of each grant date and the grant date fair value of stock awards based on maximum potential attainment.

Description	2024	2023	2022
Probable Grant-Date Free Cash Flow Multiplier	164%	200%	200%
Maximum Grant-date fair value of shares-Mr. Lampropoulos	$2,847,059	$2,318,334	$1,835,704
Maximum Grant-date fair value of PSU cash incentive -Mr. Lampropoulos	$3,550,778	$2,897,893	$2,294,400
Maximum Grant-date fair value of shares-Mr. Parra	$1,905,735	$1,304,054	$1,239,123
Maximum Grant-date fair value of shares-Mr. Peterson	$1,905,735	$1,304,054	$636,225
Maximum Grant-date fair value of shares-Messrs. Lloyd and Wright	$1,905,735	$1,304,054	$688,352

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(3)	Stock Awards include the aggregate grant date fair value of RSUs granted to the NEOs in the year shown under our 2018 Incentive Plan computed in accordance with ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company used on the grant date for financial statement reporting purposes with respect to our long-term incentive plans, which may not be indicative of the realized value of the awards when they vest.
um

Named Executive Officer	Number of RSUs Granted (#)	Grant Date Fair Value of RSUs ($)
Fred P. Lampropoulos	24,572	1,880,004
Raul Parra	7,319	559,977
Neil W. Peterson	7,319	559,977
Brian G. Lloyd	7,319	559,977
Joseph C. Wright	7,319	559,977
(4)	Assumptions used in the calculation of these amounts for 2024, 2023 and 2022 are included in footnotes to our audited consolidated financial statements for the years ended December 31, 2024, 2023 and 2022 (which are included in our Annual Reports on Form 10-K filed with the SEC on February 25, 2025, February 28, 2024 and February 24, 2023, respectively).
(5)	Option awards reflect the aggregate grant date fair value of the options granted to the NEOs in the year shown under our 2018 Incentive Plan, computed in accordance with ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to our long-term incentive plans.
(6)	Annual Incentive bonuses under our Executive Bonus Plan based on pre-established performance criteria appear in the Non-Equity Incentive Plan Compensation column. Based upon the Company’s achievement of goals established by the Compensation Committee, the Compensation Committee determined to award and pay the annual cash bonus at 118.90%, 118.12% and 91.67% of the target payment amount for each of the NEOs for 2024, 2023 and 2022, respectively. Payment was made in 2025, 2024, and 2023, respectively.
(7)	Amounts include vacation benefits paid to the NEOs in cash in lieu of vacation benefits, as follows:
●	for the year ended December 31, 2024: $29,446 for Mr. Parra; $72,712 for Mr. Peterson; $73,692 for Mr. Wright; and $39,426 for Mr. Lloyd.
●	for the year ended December 31, 2023: $59,934 for Mr. Parra; $72,691 for Mr. Peterson; $71,010 for Mr. Wright; and $23,634 for Mr. Lloyd.
●	for the year ended December 31, 2022: $44,639 for Mr. Parra; $41,609 for Mr. Peterson; $60,220 for Mr. Wright; and $20,781 for Mr. Lloyd.
(8)	Amounts shown also include matching contributions made by the Company for the benefit of the NEOs to the Company’s 401(k) Plan in the following amounts:
●	for the year ended December 31, 2024: $10,350 for each of Messrs. Lampropoulos, Parra, Wright, and Peterson, and $8,970 for Mr. Lloyd.
●	for the year ended December 31, 2023: $8,700 for each of Messrs. Lampropoulos, Parra, Wright, and Peterson, and $7,872 for Mr. Lloyd.
●	for the year ended December 31, 2022: $8,700 for each of Messrs. Lampropoulos, Parra, Wright, and Peterson, and $7,872 for Mr. Lloyd.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the NEOs during the year ended December 31, 2024.

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#) (3)			RSU Awards: Number of Securities Granted (#) (4)	Grant Date Fair Value of Stock Awards ($) (4)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Fred P. Lampropoulos	3/4/2024 (1)	586,913	1,565,100	3,912,750	6,151	16,402	41,005	24,572	7,132,948
	N/A (2)	510,300	1,134,000	1,871,100	—	—	—	—	—
Raul Parra	3/4/2024	—	—	—	4,117	10,979	27,448	7,319	2,124,680
	N/A (2)	141,750	315,000	519,750	—	—	—	—	—
Neil W. Peterson	3/4/2024	—	—	—	4,117	10,979	27,448	7,319	2,124,680
	N/A (2)	113,400	252,000	415,800	—	—	—	—	—
Brian G. Lloyd	3/4/2024	—	—	—	4,117	10,979	27,448	7,319	2,124,680
	N/A (2)	113,400	252,000	415,800	—	—	—	—	—
Joseph C. Wright	3/4/2024	—	—	—	4,117	10,979	27,448	7,319	2,124,680
	N/A (2)	168,750	375,000	618,750	—	—	—	—	—
(1)	The PSU agreements with Mr. Lampropoulos include Target PSU Shares and a Target Cash Incentive. Both the Target PSU Shares and Target Cash Incentive are considered part of an equity incentive plan and are accounted for under ASC Topic 718 because they are based, at least in part, on the price of our shares of Common Stock. However, because there is not a stated number of shares of Common Stock underlying the PSU Cash Incentive, the threshold, target, and maximum payments of the PSU Cash Incentive under Mr. Lampropoulos PSUs have been included in this table under the non-equity incentive plan awards column. These amounts are based upon achievement of the performance measures with respect to the PSU awards granted in 2024. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier. See the section “Performance Stock Units (PSUs)” on page 42 for additional details regarding the PSUs, and footnote 2 to the Summary Compensation Table.
(2)	Listed amounts reflect threshold, target and maximum incentive performance bonuses for 2024 under our Executive Bonus Plan. For the year ended December 31, 2024, each of Messrs. Lampropoulos, Parra, Wright, Lloyd and Peterson received 118.90% of the targeted level of their incentive annual performance bonus, as discussed above and as shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	Listed amounts reflect threshold, target, and maximum number of shares of Common Stock the NEO is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted in 2024. See the section “Performance Stock Units (PSUs)” on page 42 for additional details regarding the PSUs. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier.
(4)	RSUs vest at the rate of 25% per year over four years on the first through the fourth anniversaries of the date of the grant.
(5)	The grant-date fair value of PSUs granted to Mr. Lampropoulos includes $2,337,578 of shares of Common Stock and $2,915,366 potential PSU Cash Incentive. See footnote 1 for additional details regarding the PSU cash incentive.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Year End

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2024.

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)(4)
Fred P. Lampropoulos	3/2/2018	38,002	—	44.80	3/2/2025	—	—	—	—
	3/1/2019	159,151	—	55.73	3/1/2026	—	—	—	—
	2/26/2020	100,334	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	43,563	14,520	56.25	3/19/2028	—	—	—	—
	2/28/2022	24,284	24,282	65.03	2/28/2029	30,755	5,474,624	—	—
	2/28/2023	13,576	40,726	70.58	2/28/2030	—	—	30,226	5,590,125
	3/4/2024	—	—	—	—	24,572	2,376,604	32,804	6,303,003
Raul Parra	2/26/2020	5,361	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	7,261	2,420	56.25	3/19/2028	—	—	—	—
	2/28/2022	7,286	7,284	65.03	2/28/2029	20,760	2,007,907	—	—
	2/28/2023	3,394	10,182	70.58	2/28/2030	—	—	17,002	1,644,433
	3/4/2024	—	—	—	—	7,319	707,894	21,958	2,123,778
Neil W. Peterson	4/25/2019	15,000	—	54.40	4/25/2026	—	—	—	—
	8/19/2021	18,750	6,250	68.33	8/19/2028	—	—	—	—
	2/28/2022	—	—	—	—	11,533	1,115,423	—	—
	2/28/2023	3,394	10,182	70.58	2/28/2030	—	—	17,002	1,644,433
	3/4/2024	—	—	—	—	7,319	707,894	21,958	2,123,778
Brian G. Lloyd	3/2/2018	25,000	—	44.80	3/2/2025	—	—	—	—
	3/1/2019	30,000	—	55.73	3/1/2026	—	—	—	—
	2/26/2020	16,722	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	7,261	2,420	56.25	3/19/2028	—	—	—	—
	2/28/2022	4,048	4,046	65.03	2/28/2029	11,533	1,115,423	—	—
	2/28/2023	3,394	10,182	70.58	2/28/2030	—	—	17,002	1,644,433
	3/4/2024	—	—	—	—	7,319	707,894	21,958	2,123,778
Joseph C. Wright	3/2/2018	25,000	—	44.80	3/2/2025	—	—	—	—
	3/1/2019	30,000	—	55.73	3/1/2026	—	—	—	—
	2/26/2020	16,722	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	7,261	2,420	56.25	3/19/2028	—	—	—	—
	2/28/2022	4,048	4,046	65.03	2/28/2029	11,533	1,115,423	—	—
	2/28/2023	3,394	10,182	70.58	2/28/2030	—	—	17,002	1,644,433
	3/4/2024	—	—	—	—	7,319	707,894	21,958	2,123,778
(1)	Unvested stock option awards granted in 2023, 2022, 2021 and 2020 vest 25% each year for four years commencing one year from the grant date. All other outstanding stock option awards held by NEOs vest 20% each year for five years commencing one year from the grant date.
(2)	Amounts in this column represent unvested RSUs and PSUs with completed performance periods as of December 31, 2024, and for Mr. Lampropoulos include the cash incentive of $2,500,000 for 2022 awards. The figures shown are based upon actual achievement of the performance measures with respect to the PSU awards granted in 2022 with a three year performance period, including attainment of the maximum FCF and application of the 1st quartile rTSR multiplier. These PSUs and the underlying shares of Common Stock and cash incentive vested and were issued or paid, as applicable, on February 27, 2025.
(3)	The market value of unvested RSUs and PSUs is calculated based on a market price of $96.72 per share, which was the closing price of our Common Stock on December 31, 2024, as reported by Nasdaq.
(4)	Amounts in this column represent unvested PSUs granted with incomplete performance periods as of December 31, 2024. The figures shown assume that maximum performance is achieved with respect to PSUs issued with ongoing performance periods extending beyond 2024 (including the maximum cash incentives of $2,666,666 and $3,130,200 for awards with ongoing performance periods granted to for Mr. Lampropoulos in 2023 and 2024, respectively) without application of the rTSR multiplier. The assumption of maximum performance is based on prior year performance. If maximum performance is achieved (including the maximum rTSR multiplier) the number and market value of shares and the cash incentive to be issued or paid, as applicable, following vesting of these PSUs (i) would be as follows for 2023: Mr. Lampropoulos: 37,783 Shares ($3,654,323) and $3,333,333 of PSU Cash Incentive (total of $6,987,656) and Messrs. Parra, Wright, Lloyd and Peterson: 21,253 shares ($2,055,542) and (ii) would be as follows for 2024: Mr. Lampropoulos: 41,005 Shares ($3,966,004) and $3,912,750 of PSU Cash Incentive (total of $7,878,754) and Messrs. Parra, Wright, Lloyd and Peterson: 27,448 shares ($2,654,722).

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EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Awards Vested

The following table provides information regarding stock options exercised by each of the NEOs and restricted stock awards (PSUs) that vested during the year ended December 31, 2024.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Fred P. Lampropoulos	—	—	18,962	1,450,783
Raul Parra	39,361	1,830,623	7,110	543,986
Neil W. Peterson	20,000	721,231	7,110	543,986
Brian G. Lloyd	—	—	7,110	543,986
Joseph C. Wright	25,000	1,186,936	7,110	543,986
(1)	The reported value for this column is determined by multiplying the number of shares of Common Stock acquired upon the exercise of the applicable option by the difference between the market price of our Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(2)	The reported value for this column is determined by multiplying the number of shares of Common Stock acquired upon vesting by the closing price of the Company’s shares on the date of issuance. The value is stated before payment of applicable taxes.

Non-Qualified Deferred Compensation

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (Deferred Compensation Plan), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan. The NEOs’ accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2024 or at any other time since the Deferred Compensation Plan’s inception. Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant. The following table sets forth certain information regarding the account balance and amounts with respect to the NEOs who participated in the Deferred Compensation Plan during 2024.

	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Years End ($)
Named Executive Officer
Raul Parra	49,170	—	13,620	—	96,500
Neil Peterson	86,158	—	51,224	—	673,783
Brian G. Lloyd	4,578	—	143	—	4,720
Joseph C. Wright	70,805	—	536,109	—	3,335,811
(1)	These amounts are also reflected in the Summary Compensation Table above for the year ended December 31, 2024 as “Salary.”
(2)	Earnings have not been reflected in the Summary Compensation Table above for the year ended December 31, 2024 because they do not reflect compensation for services provided.

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The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2024. These notational investments were generally the same as the mutual fund investment options offered in 2024 under our 401(k) Plan:

Name of Fund	Rate of Return
T. Rowe Price Blue Chip Growth Fund	35.79%
T. Rowe Price Equity Income Fund	12.00%
Vanguard 500 Index Fund Admiral Shares	24.97%
Vanguard Total Stock Market Index Fund Admiral Shares	23.74%
MFS Mid Cap Value Fund Class R6	14.11%
T. Rowe Price Mid-Cap Growth Fund	9.54%
DFA U.S. Targeted Value	9.33%
Vanguard Explorer Fund Admiral Shares	10.37%
American Funds EuroPacific Growth Fund Class R-6	5.04%
Fidelity International Index Fund	3.71%
Lazard Emerging Markets Equity Advantage Portfolio R6 Shares	7.59%
MFS International Intrinsic Value Fund Class R6	7.53%
Vanguard Real Estate Index Fund Admiral Shares	4.92%
Vanguard LifeStrategy Conservative Growth Fund	7.54%
Vanguard LifeStrategy Moderate Growth Fund	10.31%
Vanguard LifeStrategy Growth Fund Investor Shares	13.18%
Vanguard LifeStrategy Income Fund Investor Shares	4.66%
PIMCO Real Return Fund Institutional Class	2.59%
PIMCO Total Return Fund Institutional Class	2.61%
Vanguard Federal Money Market Fund	5.23%

Potential Payments Upon Termination or Change in Control

Employment Agreements, PSUs, RSUs and Stock Options

The Employment Agreements, PSU award agreements, RSU award agreements and 2018 Incentive Plan provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a Change in Control. The discussion that follows is only a summary of certain material provisions of the Employment Agreements, PSU award agreements, RSU award agreements and the 2018 Incentive Plan. This discussion is qualified in its entirety by reference to the full text of the applicable agreement or plan which can be found in the list of exhibits attached to our Annual Report.

Termination Other Than in Connection with a Change in Control

If an NEO’s employment with the Company is terminated for any reason, voluntarily or involuntarily, with or without Cause (as defined in the respective Employment Agreement), other than in Connection with a Change in Control (as defined in the respective Employment Agreement), we would be obligated to pay the NEO a lump sum cash payment equal to his or her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, plus a lump sum cash payment equal to the NEO’s accrued annual bonus earned for our last fiscal year ending immediately prior to the NEO’s date of termination, to the extent not already paid (the sum of such payments hereinafter referred to as Accrued Obligations).

With respect to PSUs granted to an NEO more than one year prior to the date of termination, if an NEO’s employment with the Company is terminated other than in Connection with a Change in Control by either the Company without Cause or by the NEO for Good Reason (as defined below), the NEO would be entitled to receive a pro rata portion of the number of shares of Common Stock (and the PSU Cash Incentive in the case of

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EXECUTIVE COMPENSATION TABLES

Mr. Lampropoulos) that would have been received under PSU award agreements had the NEO remained in continuous service with the Company through the end of the applicable performance period.

Pursuant to the CEO Employment Agreement, if Mr. Lampropoulos’ employment with the Company is terminated other than in Connection with a Change in Control either by the Company without Cause or by Mr. Lampropoulos for Good Reason, we are obligated to pay or provide (as applicable) to Mr. Lampropoulos the following: (i) the Accrued Obligations, (ii) a lump sum cash payment equal to two (2) times his annual base salary, (iii) maintenance of certain insurance benefits to Mr. Lampropoulos, his spouse and dependent children for twenty-four (24) months following the termination of his employment, (iv) automatic vesting of otherwise unvested stock options issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination, (v) full satisfaction of service-based vesting conditions relating to all unvested equity-based awards issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination and (vi) certain other benefits.

Any additional severance benefit payable to the NEOs, including Mr. Lampropoulos, is solely at the discretion of the Company. A termination is deemed to be in Connection with a Change in Control if it occurs on or within two years after the date of a Change in Control or, in the case of involuntary termination without Cause, within six months prior to a Change in Control and in anticipation of the Change in Control.

Change in Control has the meaning given to such term in the applicable agreement or plan. The Employment Agreements generally define a Change in Control as:

●	the acquisition in one or more integrated transactions by any individual, entity or group of beneficial ownership of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
●	certain changes in a majority of the Board within a 12-month period; and
●	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets.

The PSU award agreements, RSU award agreements and 2018 Incentive Plan generally define a Change in Control as:

●	certain changes in the majority of the Board within a 24-month period;
●	the acquisition by any person of 30% or more of the Common Stock or other voting securities;
●	consummation of a merger or reorganization of the Company that requires the approval of our shareholders, unless more than 30% of the total voting power of the surviving corporation or its parent is represented by securities held by the Company’s shareholders prior to the transaction, no person (other than an employee benefit plan sponsored or maintained by the surviving corporation or its parent) owns more than 30% of the securities eligible to elect directors of the surviving corporation or its parent, and at least a majority of the directors of the parent corporation or the surviving corporation were directors of the Company for a period of 12 months preceding such transaction;
●	shareholder approval of a liquidation or dissolution of the Company; or
●	a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders.

Termination for Good Reason or Without Cause in Connection with a Change in Control

If an NEO’s employment with the Company is terminated by the NEO for Good Reason in Connection with a Change in Control or by the Company without Cause in Connection with a Change in Control, the Company is obligated to:

●	pay to the NEO any Accrued Obligations to the extent not already paid;

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●	pay to the NEO a cash severance benefit equal to two times (three times solely in the case of the CEO) the sum of (i) the NEO’s annual base salary then in effect, and (ii) the NEO’s average annual bonus for the last three full fiscal years ending prior to the Change in Control;
●	continue to provide group health benefits to the NEO and/or NEO’s eligible spouse and dependent children for two years (three years solely in the case of the CEO) after the date of the NEO’s termination;
●	provide the NEO with certain outplacement services at our expense;
●	pay or provide to the NEO certain other accrued benefits to the extent not already paid or provided; and
●	provide the total Target PSU Shares (and the Target Cash Incentive, in the case of Mr. Lampropoulos) under the PSU award agreements, without regard to the Company’s performance or other vesting requirements.

The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Cause as:

●	the willful and continued failure of an NEO to perform his or her duties after a written demand for substantial performance specifically identifying the deficiencies in the Executive’s performance has been delivered to the NEO by the Board or, in the case of all NEOs other than the CEO, by the CEO;
●	the willful engaging by an NEO in illegal conduct, intentional misconduct or gross negligence which materially and demonstrably injures the Company; or
●	violation of written Company policies prohibiting workplace discrimination, sexual harassment, and alcohol or substance abuse.

The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Good Reason as:

●	our assignment to the NEO of any duties inconsistent with or that diminish the NEO’s duties, authority or responsibilities under the terms of the NEO’s Employment Agreement as follows: (i) in the case of the CEO, at any time, and (ii) in the case of the NEOs other than the CEO, upon or within two years after a Change of Control;
●	our failure to comply with certain compensation provisions in the Employment Agreements;
●	in the case of the CEO, reducing annual compensation below certain thresholds;
●	requiring the NEO to relocate to another office or location upon or within two years of a Change in Control; or
●	our failure to require any successor entity to comply with the terms of a respective Employment Agreement.

Termination for Cause or Without Good Reason Following a Change in Control

If the Company terminates an NEO’s employment for Cause on or after the date of a Change in Control, the Company must pay to the NEO his or her annual base salary and accrued vacation and must continue to pay and/or provide certain other welfare benefits to the extent not already provided and/or unpaid. If an NEO voluntarily terminates his or her employment without Good Reason upon or following a Change in Control, the Company is obligated to pay the NEO for Accrued Obligations and to provide certain other accrued benefits to the extent not already paid and/or provided.

Termination upon Death or Disability

Upon an NEO’s termination of employment as a result of death or disability, other than in Connection with a Change in Control, the Company is obligated to pay the NEO (or the NEO’s estate) an amount equal to Accrued Obligations plus any additional discretionary severance benefits approved by the Compensation Committee. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s death, the Company must also continue to provide certain welfare benefits to the NEOs family for a stated period. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s disability, the Company must also continue to provide certain welfare benefits. After the end of the applicable performance period under

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EXECUTIVE COMPENSATION TABLES

his or her PSU award agreement, each such deceased or disabled NEO (or the NEO’s estate) shall also receive a pro rata portion of the number of shares of Common Stock (and in the case of Mr. Lampropoulos, a pro rata portion of the PSU Cash Incentive) that would have been received under his or her PSU award agreements had the NEO remained in continuous service with the Company.

Accelerated Stock Option, PSU and RSU Vesting Upon a Change in Control

Under our 2018 Incentive Plan, all otherwise unvested stock options held by NEOs become fully vested upon a Change in Control, without regard to whether the NEO terminates employment following the Change of Control. Additionally, the Target PSU Shares under unvested PSU award agreements (and the Target Cash Incentive in the case of Mr. Lampropoulos) shall be payable without regard to otherwise applicable performance conditions. Further, subject the terms of the RSU award agreements, all shares of Common Stock underlying unvested RSUs will be issued to the NEOs within 30 days after the occurrence of the Change of Control, without regard to whether the NEO terminates employment following the Change of Control.

Amounts Payable upon a Change in Control without Termination of Employment

The following table shows for each NEO the intrinsic value of his or her otherwise unvested stock options, RSUs and PSUs on December 31, 2024 that would have vested had a “Change in Control” within the meaning of the Employment Agreements occurred on that date. For options, the intrinsic value is calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2024 and by then subtracting the applicable option exercise price. For RSUs, the intrinsic value is calculated by multiplying the number of granted shares by the closing price of Common Stock on the last trading day of 2024. PSUs, the intrinsic value is calculated by multiplying the Target PSU Shares by the closing price of Common Stock on the last trading day of 2024, and in the case of Mr. Lampropoulos includes the Target Cash Incentives of $1,000,000, $1,333,333 and $1,565,100 under unvested PSU awards granted in 2022, 2023 and 2024, respectively. The Employment Agreements do not provide for any additional payments to the NEOs merely upon a Change in Control (i.e., absent a termination of employment of the NEOs).

Named Executive Officer	Intrinsic Value of Stock Options ($)	Intrinsic Value of Stock Awards ($)	Total ($)
Fred P. Lampropoulos	2,421,740	10,513,017	12,934,757
Raul Parra	594,925	3,395,162	3,990,087
Neil W. Peterson	443,595	3,038,169	3,481,764
Brian G. Lloyd	492,313	3,038,169	3,530,481
Joseph C. Wright	492,313	3,038,169	3,530,481

Amounts Payable upon Termination of Employment

Termination without Cause or For Good Reason in Connection with a Change in Control.

The following table shows the amounts that would be payable to each NEO if the Company had undergone a Change in Control within the meaning of the Employment Agreements and the NEO’s employment with the Company terminated voluntarily for Good Reason or involuntarily without Cause, in each case, on December 31, 2024.

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Amounts shown in the table do not reflect any accrued salary, bonus and vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Salary and Bonus Continuation	Stock Option Vesting Acceleration ($) (1)	Stock Award Vesting Acceleration ($) (2)(3)	Health Plan Coverage Continuation ($) (4)	Deferred Compensation Plan ($) (5)	Total ($)
Fred P. Lampropoulos	9,347,843	2,421,740	10,513,017	88,832	—	22,371,432
Raul Parra	1,941,082	594,925	3,395,162	49,866	96,500	6,077,535
Neil W. Peterson	1,804,865	443,595	3,038,169	33,717	673,783	5,994,129
Brian G. Lloyd	1,804,865	492,313	3,038,169	49,866	4,720	5,389,933
Joseph C. Wright	2,152,190	492,313	3,038,169	50,562	3,335,811	9,069,045
(1)	Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2024 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2024 ($96.72 per share), and by then subtracting the applicable exercise price.
(2)	Stock Award Vesting Acceleration represents the intrinsic value of the unvested RSUs and PSUs on December 31, 2024 calculated by multiplying the number of granted RSUs and Target PSU Shares by the closing price of the Company shares on December 31, 2024 ($96.72 per share).
(3)	Includes the Target Cash Incentives of $1,565,100, $1,333,333 and $1,000,000 for Mr. Lampropoulos under unvested PSU awards granted in 2024, 2023 and 2022, respectively.
(4)	Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2024 actual premium rates, plus a 10% assumed rate of annual premium cost increases in health care benefits.
(5)	Deferred Compensation Plan amounts represent the account balance in each NEO’s Deferred Compensation Plan account as of December 31, 2024.

Involuntary Termination without Cause or Termination For Good Reason (Other Than in Connection with a Change in Control).

The following table shows the amounts that would be payable to each NEO if the NEO’s employment had terminated voluntarily for Good Reason or involuntarily without Cause, other than in connection with a Change in Control, on December 31, 2024 and we had exercised our discretion to pay severance equal to one year’s salary and the annual bonus earned in 2024.

The following amounts are in addition to accrued salary, bonus, and vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Discretionary Severance ($) (1)	Stock Option Vesting Acceleration ($) (2)	Stock Award Vesting Acceleration ($) (3)(4)	Health Plan Coverage Continuation ($) (5)	Deferred Compensation Plan ($) (6)	Total ($)
Fred P. Lampropoulos	3,780,000	2,421,740	9,969,824	57,150	—	16,228,714
Raul Parra	630,000	—	2,702,615	—	96,500	3,429,115
Neil W. Peterson	630,000	—	1,988,628	—	673,783	3,292,411
Brian G. Lloyd	630,000	—	1,988,628	—	4,720	2,623,348
Joseph C. Wright	750,000	—	1,988,628	—	3,335,811	6,074,439
(1)	Assumes the Company exercised its discretion to pay severance equal to one year’s salary (two years in the case of Mr. Lampropoulos). The severance payment to Mr. Lampropoulos is not discretionary and is subject to the terms of the CEO Employment Agreement.
(2)	Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options, granted prior to December 31, 2023, held by Mr. Lampropoulos on December 31, 2024 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2024 ($96.72 per share), and by then subtracting the applicable exercise price.

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(3)	Stock Award Vesting Acceleration represents the pro rata portion of the intrinsic value of unvested PSUs on December 31, 2024, as amended, for awards that have been outstanding for one year or more prior to the date of termination. The pro rata portion is based on the number of full months of continuous service compared to the number of months in the performance period. For Mr. Lampropoulos, the service-based vesting conditions of all unvested PSUs issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination are deemed to be fully satisfied. The intrinsic value of these additional PSUs are included in the amount for Mr. Lampropoulos. The number of shares expected to be awarded is based on the estimated probable FCF and rTSR multipliers as of December 31, 2024 and is multiplied by the closing price of the Company shares on December 31, 2024 ($96.72 per share) to calculate the intrinsic value.
(4)	For Mr. Lampropoulos, the amount included in this column includes the portion of unvested PSU Cash Incentives of $4,666,666 under his employment agreement and unvested PSU award agreements, which is based on the estimated probable FCF and rTSR multipliers as of December 31, 2024.
(5)	Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2024 actual premium rates, plus a 10% assumed rate of annual premium cost increases in health care benefits.
(6)	Deferred Compensation Plan amounts represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2024.

Termination on Account of Death, Disability, Involuntary Termination for Cause or Voluntary Resignation without Good Reason.

If, on December 31, 2024, a NEO had died, his employment had been terminated on account of disability, his employment had been terminated for Cause, or he had voluntarily resigned without Good Reason, whether or not in connection with a Change in Control, he would have been entitled to receive only:

●	his accrued salary and bonus earned through December 31, 2024;
●	accrued but unpaid vacation pay through December 31, 2024;
●	distribution of his vested account balance from our 401(k) Plan;
●	the payment of insured benefits, if applicable, under our broad-based long-term disability insurance or group term life insurance plans;
●	distribution of his Deferred Compensation Plan account balance; and
●	except for termination of employment involuntarily for Cause or as a result of resignation without Good Reason, a pro rata portion of the number of shares of Common Stock (and the PSU Cash Incentive in the case of Mr. Lampropoulos) that would have been received under PSU award agreements had the NEO remained in continuous service with the Company through the end of the applicable performance period.

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Pay Versus Performance

The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2024, 2023, 2022, 2021 and 2020. The table below contains information about the relationship between compensation actually paid, as computed in accordance with SEC rules, to our CEO and non-PEO NEOs as a group, and our financial performance for the five years 2020 – 2024. The cumulative Total Stockholder Return depicts a hypothetical $100 investment in our Common Stock on December 31, 2019, and shows the value of that investment over time for each calendar year. A hypothetical $100 investment in NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies) using the same methodology is shown for comparison. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Total for the Principal Executive Officer (“PEO”)	Compensation Actually Paid to the PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEO”s)	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (loss) ($ in thousands)	Non-GAAP Operating Margin (%)
(a)	(b)(1)	(c)(1)(2)	(d)(3)	(e)(2)(3)	(f)	(g)(4)	(h)(5)	(i)(6)(7)
2024	10,381,624	16,384,953	3,198,132	5,427,843	309.61	145.08	120,357	19.0%
2023	10,052,664	9,799,372	2,740,977	2,715,268	243.19	126.48	94,411	17.2%
2022	8,128,833	12,087,645	2,091,141	2,009,224	226.12	119.56	74,516	15.5%
2021	7,537,100	10,691,399	1,678,125	2,266,274	199.50	170.06	48,454	14.4%
2020	7,703,508	12,603,991	1,722,505	2,903,044	177.78	147.10	(9,843)	13.2%
(1)	Fred P. Lampropoulos was the PEO for all five years in the table.
(2)

SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under the applicable SEC rules. The following table details these adjustments:

		Summary Compensation Table Total	Subtract Stock Awards	Add Year-End Equity Value	Change in Value of Prior Equity Awards	Add Change in Value of Vested Equity Awards	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions	Compensation Actually Paid
Year	Executives	($)	($)	($)	($)	($)	($)	($)
2024	PEO	10,381,624	(7,132,948)	9,763,994	3,355,811	16,472	—	16,384,953
	Non-PEO NEOs	3,198,132	(2,124,680)	3,197,053	1,103,844	53,494	—	5,427,843
2023	PEO	10,052,664	(6,816,214)	7,053,611	(62,418)	(428,271)	—	9,799,372
	Non-PEO NEOs	2,740,977	(1,704,065)	1,763,413	9,312	(94,369)	—	2,715,268
2022	PEO	8,128,833	(5,330,097)	5,376,613	1,434,847	2,477,449	—	12,087,645
	Non-PEO NEOs	2,091,141	(980,076)	819,171	211,296	253,211	(385,519)	2,009,224
2021	PEO	7,537,100	(4,146,759)	5,567,123	756,685	977,250	—	10,691,399
	Non-PEO NEOs	1,678,125	(691,110)	927,825	170,049	181,385	—	2,266,274
2020	PEO	7,703,508	(4,976,970)	5,425,560	2,390,685	2,061,208	—	12,603,991
	Non-PEO NEOs	1,722,505	(893,427)	834,434	557,540	681,992	—	2,903,044

(3)

For 2024 and 2023, Raul Parra, Neil W. Peterson, Brian G. Lloyd and Joseph C. Wright were the Non-PEO NEOs. For 2022, Raul Parra, Neil W. Peterson, Brian G. Lloyd, Joseph C. Wright and Ronald A. Frost were the Non-PEO NEOs. For 2021 and 2020, Raul Parra, Ronald A. Frost, Brian G. Lloyd and Joseph C. Wright were the Non-PEO NEOs.

(4)

Peer Group Total Shareholder return is based on NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies) (the NASDAQ Peer Group). The NASDAQ Peer Group is the peer group used by the

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EXECUTIVE COMPENSATION TABLES

Company for the purposes of item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The companies included in the NASDAQ Peer Group are set forth on Appendix A attached hereto. The NASDAQ Peer Group was prepared by Zacks Investment Research, Inc. and is used with permission. All rights reserved. Copyright 1980-2025. Index Data: Copyright NASDAQ OMX, Inc.

(5)	This column represents our net earnings (in millions) as reported in conformance with GAAP.
(6)

The Company Selected Measure is Non-GAAP Operating Margin. Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by the Company’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, governmental proceedings, and changes in governmental or industry regulations, as well as other items. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below. The Company selected this measure because it is a principal metric upon which our Continued Growth Initiatives Program is based, and a key metric considered by the Compensation Committee in making its determinations regarding compensation of our PEO and Non-PEO NEOs.

(7)

Beginning in 2024, consulting expenses associated with initiatives conducted under our FFG Program are not adjusted as part of its non-GAAP financial measures. As a result, Merit’s Non-GAAP Operating Margin for prior periods has been recast for comparability.

The charts below further depict the relationship between compensation actually paid to our CEO and other NEOs (as calculated in accordance with the SEC rules) in fiscal year 2020, 2021, 2022, 2023 and 2024 and the metrics set forth in the Pay Versus Performance table above.

(1)	TSR represents the value of a $100 investment in our Common Stock, assuming reinvestment of dividends, as measured at each fiscal year end.
(2)	Peer group used to determine total shareholder return values was NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies).

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(1)

Beginning in 2024, consulting expenses associated with initiatives conducted under our FFG Program are not adjusted as part of its non-GAAP financial measures. As a result, Merit’s Non-GAAP Operating Margin for prior periods has been recast for comparability.

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EXECUTIVE COMPENSATION TABLES

Financial Performance Measures

The following table identifies the five most important financial and strategic measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our NEOs in 2024, as calculated in accordance with Item 402(v) of Regulation S-K, to company performance. For a discussion regarding the manner in which these financial performance measures are tied to the compensation of our NEOs, refer to the section above entitled “Compensation Discussion and Analysis.”

Most Important Performance Measures
Net Sales
Total Shareholder Return and Peer Group Total Shareholder Return
Non-GAAP Operating margin
Non-GAAP Earnings per share
Adjusted Free Cash Flow (Non-GAAP)

For the year ended December 31, 2024, the most important financial measures we identified linking our CAP to our NEOs to the Company performance are net sales, total shareholder return, non-GAAP operating margin, non-GAAP EPS and adjusted free cash flow.

CAP reflects, among other items, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Stock at year end, as well as the projected and actual achievement of performance metrics under our equity awards. Long-term incentives represent a large percentage of our NEOs’ target compensation. Because the value of our long-term incentive awards is tied to the value of our Common Stock, total shareholder return will have a significant influence on the value of such awards and thereafter aligns the value of compensation to the shareholder experience. Performance based equity awards for our NEO’s are based on a targeted adjusted free cash flow metric. The Company’s adjusted free cash flow will have a significant impact on the value of these awards and is important to support the Company’s ongoing operations.

Net sales, non-GAAP operating margin and non-GAAP EPS were significant components in the determination of the short Incentive bonuses under our Executive Bonus Plan and are important measures of our Company’s financial performance.

CEO Pay Ratio

The following pay ratio and supporting information compares (x) the annual total compensation for the year ended December 31, 2024 of our median employee identified as of December 31, 2024 by taking into account all of our employees other than our CEO, (including full-time and part-time employees and employees on leave) and annualizing permanent employees (full-time and part-time) that did not work a full year, (excluding employees on leave under the Family and Medical Leave Act of 1993, employees called for active military duty, and employees who took an unpaid leave of absence during the period for another reason) (Median Employee) against (y) the annual total compensation of our CEO (as reported in our Summary Compensation Table above), as required by Section 953(b) of the Dodd-Frank Act.

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As illustrated in the table below, our 2024 CEO pay ratio was 290 to 1.

2024 Compensation ($)
Fred P. Lampropoulos (1)	10,381,624
Median Employee (2)	35,793
(1)	For additional information, see our Summary Compensation Table beginning on page 56.
(2)	Amount represents taxable compensation paid, plus the fair value of equity awards granted (if applicable) to the Median Employee during 2022, plus bonus accrued and paid in 2023.

We have reviewed the changes in our employee population and employee compensatory arrangements since 2022 and determined there have been no changes to our employee population or employee compensatory arrangements that would result in a significant change to our pay ratio disclosure. Thus, we referenced the same median employee identified for 2022 for purposes of the computation of the 2024 pay ratio.

In calculating the median employee total compensation in 2022, we calculated the annual total compensation (annual taxable compensation, plus the fair value of equity awards granted) for all employees of the Company (other than the CEO) for the year ended December 31, 2022. We believe that annual total compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We used actual annual total compensation (converted, where applicable, to U.S. dollars based on an average annual exchange rate for the year ended December 31, 2022) and did not make any assumptions or adjustments to the amounts determined.

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AUDIT MATTERS

AUDIT MATTERS

Audit Committee Report

The Audit Committee provides oversight of our accounting and financial reporting processes, systems of internal accounting and financial controls and the audits of our financial statements. The Audit Committee reviewed with our independent registered public accounting firm and management the financial information included in our audited financial statements. All members of the Audit Committee are “independent,” as defined in the Nasdaq Marketplace Rules.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit. The Audit Committee reviews these processes on behalf of the Board. The Audit Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited financial statements contained in our Annual Report. The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of our internal control over financial reporting, and the opinion of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

The Audit Committee also has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301 (“AS 1301” Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by AS 1301, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of the non-audit services described herein under the caption “Proposal No. 5 - Ratification of Appointment of Independent Registered Public Accounting Firm” is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report.

Audit Committee Lynne N. Ward (Chair) Stephen C. Evans Thomas J. Gunderson Michael R. McDonnell Silvia M. Perez

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of the Company, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

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Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	The Board unanimously recommends a vote FOR this proposal

Subject to shareholder ratification, the Audit Committee has recommended, and the Board has appointed Deloitte to audit the financial statements of the Company for the year ending December 31, 2025. Deloitte has acted as the independent public accounting firm for the Company since 1988.

The Board anticipates that representatives of Deloitte will be participating in the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Our Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of our consolidated financial statements and fees billed for other services rendered by Deloitte for the years ended December 31, 2024 and 2023.

	2024 ($)	2023 ($)
Audit Fees (1)	1,801,896	1,830,292
Audit-Related Fees (2)	604,780	428,480
Tax Fees (3)	463,375	648,935
All Other Fees (4)	13,504	—
Total	2,883,555	2,907,707
(1)	Audit Fees: The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Firms) for professional services rendered for the audits and reviews of our financial statements filed with the SEC on Forms 10-K, 10-Q and 8-K, for the audit of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for services provided in connection with statutory and regulatory filings or engagements, and for services provided in connection with our registration statements.
(2)	Audit-Related Fees: The aggregate fees billed by the Deloitte Firms for all audit-related services, including audits of our employee benefit plan, due diligence services, and certain accounting consultation services.
(3)	Tax Fees: The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.
(4)	Other: All other fees consist of fees for services other than the services reported above.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants. The Audit Committee approves or pre-approves all services provided by our independent registered public accounting firm. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by our independent registered public accounting firm, whether identified in statute or determined in our opinion to be incompatible with the role of an independent auditor. All fees identified in the preceding table were approved by the Audit Committee. During 2024, the Audit Committee reviewed all non-audit services provided by our independent registered public accounting firm and concluded that the provision of such non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

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STOCK OWNERSHIP AND TRADING

STOCK OWNERSHIP AND TRADING

Principal Holders of Voting Securities

The following table sets forth information as of March 18, 2025, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each NEO and by all directors and executive officers as a group.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 59,067,132 shares of Common Stock outstanding as of March 18, 2025, plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 18, 2025.

Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

Principal Shareholders	Number of Shares	Percentage of Outstanding Common Stock
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,976,604	15.2%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	6,884,723	11.7%

Officers and Directors(2)
Fred P. Lampropoulos (3) (4)	1,533,981	2.6%
Brian G. Lloyd (4)	60,962	*
Thomas J. Gunderson (4)	55,132	*
F. Ann Millner, Ed.D. (4)	53,641	*
Neil W. Peterson (4)	52,146	*
Raul Parra (3) (4)	41,039	*
David K. Floyd	16,429	*
Lynne N. Ward (4)	16,090	*
Lonny J. Carpenter	15,215	*
Laura S. Kaiser	7,743	*
Michael R. McDonnell	5,312	*
Stephen C. Evans	4,657	*
Silvia M. Perez	2,431	*
Total Officers and Directors (14 people)	1,885,894	3.2%

*Represents a holding of less than 1.0%

(1)	Based upon the most recent Schedules 13F or 13G available on the SEC’s website as of March 18, 2025, with holdings reported as of December 31, 2024. Number of shares listed represents aggregate number of shares of Common Stock beneficially owned by each reporting person as indicated in the applicable Schedule 13F or 13G report.
(2)	The foregoing table excludes the holdings of Joseph C. Wright, who was not an officer of the Company as of March 18, 2025, following his resignation on January 3, 2025.

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(3)	The computations above include the following share amounts that are held in our 401(k) Plan on behalf of participants as of March 18, 2025:
●	Mr. Lampropoulos, 97,798 shares
●	Mr. Parra, 2,770 shares
●	All executive officers and directors as a group, 100,583 shares
(4)	The computations above include the following share amounts that are subject to options exercisable within 60 days after March 18, 2025, none of which had been exercised as of such date:

● Mr. Lampropoulos, 381,144 shares ● Mr. Lloyd, 39,262 shares ● Mr. Peterson, 35,538 shares ● Mr. Parra, 27,397 shares	● Mr. Gunderson, 21,250 shares ● Dr. Millner, 21,250 shares ● Ms. Ward, 5,433 shares ● All executive officers and directors as a group, 540,005 shares

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, certain officers, and greater than ten percent holders of our Common Stock to file reports indicating their holdings of, and transactions in, our equity securities. Based on a review of these reports and written representations from our directors and the applicable officers, we believe that in 2024 all required reports were timely filed with the SEC.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of December 31, 2024 (in thousands, except weighted-average price):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,095 (1)(2)	59.49 (3)	3,100 (4)
(1)	Consists of 96,952 shares of Common Stock subject to options granted under the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan, 1,926,064 shares of Common Stock subject to options granted under the 2018 Incentive Plan, up to 743,600 shares of Common Stock subject to performance stock units granted under the 2018 Incentive Plan, and 328,596 shares of Common Stock subject to restricted stock units under the 2018 Incentive Plan.
(2)	Performance stock units are included in column (a) based on actual FCF and rTSR multipliers for unvested awards with completed performance periods and based on the maximum potential payout for awards with incomplete performance periods.
(3)	The weighted-average exercise price included in the table excludes the performance stock units and restricted stock units included in column (a), as the underlying shares are issued and distributed to the recipient upon vesting and do not have an exercise price.
(4)	Consists of 73,677 shares available to be issued under the 1996 Merit Medical Systems, Inc. Employee Stock Purchase Plan and 3,026,156 shares available to be issued under the 2018 Incentive Plan.

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OTHER PROXY INFORMATION

Information about the Annual Meeting and Voting

On behalf of the Company, the Board is soliciting your proxy to vote at our Annual Meeting (or at any adjournment of the meeting). This Proxy Statement includes information you need to know to vote at the Annual Meeting.

Date, Time and Place of the Annual Meeting

Date:May 14, 2025

Time:2:00 p.m. (Mountain Time). We encourage you to access the Annual Meeting prior to the start time and allow plenty of time to log into the Annual Meeting.

Place:Online at www.virtualshareholdermeeting.com/MMSI2025

The Annual Meeting platform is fully supported across browsers and devices running the most updated versions of the applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting.

This Proxy Statement, the Notice of the 2025 Annual Meeting of Shareholders and the accompanying form of proxy card are first being mailed or made available to our shareholders on or about April 4, 2025.

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet (although shareholders must bear any costs associated with their Internet access). In addition to the solicitation of proxies by use of the mail and the Internet, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and we will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Board has fixed the close of business on March 18, 2025 as the Record Date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (Record Date). As of the Record Date, there were issued and outstanding 59,067,132 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Method for Electronic Viewing and Printing of the Proxy Materials

Shareholders of record on the Record Date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

SEC rules allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Availability of Proxy Materials (the Notice) instead of a paper copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, the Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow us to provide shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

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OTHER PROXY INFORMATION

All shareholders may choose to access our proxy materials on the website (www.proxyvote.com) or may request to receive a printed set of our proxy materials. This Proxy Statement contains information regarding the proposals to be considered at the Annual Meeting, and shareholders are encouraged to read it in its entirety.

Proxies

Shares of Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.

If no instructions are indicated, shares on a properly executed proxy will be voted:

●	FOR the election of each of the four director nominees identified in this Proxy Statement;
●	FOR the non-binding resolution to approve the compensation of our NEOs; and
●	FOR the ratification of the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2025.

In respect of any other matters that may properly come before the Annual Meeting, shares represented by properly executed proxies may be voted at the discretion of the proxy holder. The Board is not currently aware of any other matters to be presented at the Annual Meeting.

Revocation of Proxies

A shareholder who has executed and returned a proxy card (Proxy) may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a Proxy bearing a later date by mail, by voting via the Internet, by filing with Brian G. Lloyd, our Corporate Secretary, at the address set forth above, a written notice of revocation bearing a later date than the Proxy being revoked (in each case, the same must be delivered in advance of the Annual Meeting), or by voting the Common Stock covered thereby in person at the Annual Meeting. In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Broker Non-Votes

Shares of Common Stock that are held in “street name,” which means shares of Common Stock held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization (collectively, brokerage firms), may be voted, even if the beneficial holder does not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable securities rules to cast votes on certain “routine” matters, even if they do not receive instructions from their customers. However, the ratification of the appointment of our independent registered accounting firm is considered the only routine matter for which brokerage firms may vote un-instructed shares. The election of directors and the advisory vote to approve the compensation of our NEOs, are not considered routine matters under current securities rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

As all of the proposals described in this Proxy Statement, other than the proposal to ratify the appointment of our independent registered accounting firm, are considered to be non-routine matters, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, properly represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Utah Revised

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Business Corporation Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. The vote required for each of the proposals described in this Proxy Statement is as follows:

Proposal 1: In the election of directors, shareholders will not be allowed to cumulate their votes. Each director-nominee who receives a majority of the votes cast with respect to his or her election will be elected as a director of the Company.

Proposal 2: The advisory vote on executive compensation is non-binding. Nevertheless, we will record the number of votes cast in favor of and against the proposal and will report the voting results.

Proposal 3: The proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2025 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Abstentions and broker non-votes will not affect the outcome of any proposals to be considered at the Annual Meeting; however, because the third proposal is considered a routine matter, brokerage firms may vote un-instructed shares for or against the proposal.

No Dissenters’ Rights of Appraisal There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Attending the Annual Meeting

The Annual Meeting will be online and a completely virtual meeting of shareholders. This format is more cost-efficient and makes the meeting accessible to more of our shareholders.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/MMSI2025 and enter the 16-digit control number included on your Notice, on your Proxy, or on the voting instructions that accompanied your proxy materials. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. If you wish to submit a question before the meeting, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MMSI2025, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment or product or service issues, are not pertinent to meeting matters and therefore will not be answered.

You may begin to log into the Annual Meeting platform beginning at 1:45 p.m. MDT on May 14, 2025. The Annual Meeting will begin promptly at 2:00 p.m. MDT on May 14, 2025. A list of registered shareholders of record entitled to vote shall be open to any shareholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. A list of registered shareholders as of the close of business on the Record Date will also be available for examination by the shareholders throughout the meeting at www.virtualshareholdermeeting.com/MMSI2025.

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The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available starting at 1:45 p.m. MDT on May 14, 2025 and through the conclusion of the meeting.

Proxy Solicitation on Behalf of the Board

The Board is soliciting proxies to provide an opportunity for all shareholders to vote, whether or not the shareholders are able to participate in the Annual Meeting or any adjournment or postponement thereof. Directors, officers and employees of the Company may solicit proxies on behalf of the Board in person, by mail, by telephone or by electronic communication. The proxy representatives of the Board will not be specially compensated for their services in this regard.

Methods of Voting

The method of voting by proxy differs for shares of Common Stock registered directly in a shareholder’s name, considered the shareholder of record, and shares held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization.

Holders of Record

If the shareholder holds shares as a record holder, the shareholder may vote the shares by proxy on www.proxyvote.com, by means of the telephone (at 1-800-690-6903), by mail (by requesting a printed copy of this Proxy Statement and then voting by mail), or by participating in the Annual Meeting and voting over the Internet. Each method is discussed further below:

●	Voting by Mail. If a shareholder chooses to vote by mail, simply mark the Proxy mailed or transmitted to the shareholder and complete, sign, date and mail it in the postage-paid envelope provided. The Proxy must be completed, signed and dated by the shareholder or the shareholder’s authorized representative.
●	Voting by Telephone. Shareholders of record can vote by phone by following the instructions on the Proxy or by calling toll-free at 1-800-690-6903. Voice prompts will instruct shareholders to vote their shares and confirm that their vote has been properly recorded.
●	Voting over the Internet. Shareholders of record can vote on the Internet by accessing the Internet at www.proxyvote.com. As with telephone voting, shareholders can confirm that their votes have been properly recorded. We provide Internet proxy voting to allow shareholders to vote their shares online, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that shareholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.
●	Voting in Person. The Annual Meeting will be held entirely online, so there will be no way to vote in person at the meeting. Registered shareholders may vote over the Internet during the Annual Meeting.

If a shareholder votes his, her or its shares by telephone, the Internet or by returning the Proxy to us before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a shareholder votes by telephone or over the Internet, the shareholder does not need to return the Proxy.

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Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 P.M. ET on May 13, 2025 for shares held directly and by 11:59 P.M. ET on May 9, 2025 for shares held in the Company’s 401(k) Profit Sharing Plan.

Holders in “Street Name”

If a shareholder holds shares in “street name,” the shareholder should have received a voting instruction form from the broker, bank or other nominee holding the shares. The shareholder should follow the instructions in the voting instruction form in order to instruct the broker, bank or other nominee on how to vote her, his or its shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.

A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (Broadridge) online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If a shareholder’s bank or brokerage firm is participating in Broadridge’s program, the voting form will provide instructions.

If a shareholder holds shares in “street name” and the shareholder wishes to vote at the Annual Meeting, the shareholder will need the 16-digit control number included on her, his or its Proxy or voting instruction form (if the shareholder received a printed copy of the proxy materials) or included in the email to the shareholder, if she, he or it received the proxy materials by email in order to be able to vote her, his or its shares at the Annual Meeting.

Shareholders receiving multiple Notices, or whose shares are registered in more than one name or are registered in different accounts, should follow the voting instructions on each Notice to ensure that all their shares are voted.

Employee 401(k) Profit Sharing Plan Shares

Employees participating and owning shares in the Company’s 401(k) Profit Sharing Plan will receive a voting instruction form. Their executed form will provide voting instructions to the plan trustee. If no instructions are provided, the plan trustee will vote the shares assigned to each employee’s plan account in the same proportion as to which it has received instructions from other plan participants. To allow sufficient time for voting, voting instructions must be received by the trustee by 11:59 P.M. Eastern Time on May 9, 2025. Employees may not vote their shares held in the Company’s 401(k) Profit Sharing Plan virtually at the Annual Meeting.

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OTHER PROXY INFORMATION

Additional Information and Additional Copies of Proxy Materials

We will provide without charge to any person from whom a proxy is solicited by the Board, upon the written request of that person, a copy of our Annual Report, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested).

We will generally deliver one copy of this Proxy Statement, or Notice, as applicable, to each address where multiple record holders of our Common Stock reside, unless we have received instructions to the contrary (i.e., “householding”). Upon written or oral request, we will promptly deliver another copy of this Proxy Statement and the Annual Report, or Notice, as applicable, to any holder of our Common Stock living at a shared address where we have delivered only one copy. Shareholders who receive multiple copies of this Proxy Statement or the Notice at their address and would like to request householding of their communications should contact their broker.

Requests for copies of our Annual Report, additional information or additional Proxy Statements should be directed to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters to be presented for action at the Annual Meeting other than those matters described in the preceding pages. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

Shareholder Proposals for Annual Meeting 2026

If any shareholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with our 2026 annual meeting of shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 - Shareholder Proposals) and received by our Corporate Secretary no later than December 5, 2025 Nominations of persons for election as directors must be made consistent with the provisions of our Bylaws, including the requirement that the shareholder provide timely notice of the nomination in proper written form to our Corporate Secretary.

In accordance with the procedures set forth in our Bylaws, shareholders who wish to submit a proposal for consideration at our 2026 annual meeting of shareholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, must deliver notice of the proposal to our Corporate Secretary at our principal executive offices no earlier than December 15, 2025 and no later than January 14, 2026. Such proposals must contain all information required by our Bylaws. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this Proxy Statement relates, we will inform our shareholders of the change in a timely manner, as well as any change in the date by which proposals of shareholders must be received.

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Non-GAAP Financial Measures

Although our financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and the majority of the financial measures described in this Proxy Statement are calculated in accordance with GAAP, the Board and its committees use certain non-GAAP financial measures referenced in this Proxy Statement in order to assess year-over-year performance. We believe that such non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of our ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures referenced in this Proxy Statement include:

●	non-GAAP gross margin;
●	non-GAAP operating income and margin;
●	non-GAAP net income; and
●	non-GAAP earnings per share

non-gaap financial measures

Non-GAAP Gross Margin: Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets, corporate restructuring charges and inventory mark-up related to acquisitions. Non-GAAP gross margin is calculated by dividing non-GAAP gross profit by reported net sales.

Non-GAAP Operating Income and Margin: Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, certain employee termination benefits, performance-based stock compensation expenses, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements,  and changes in governmental or industry regulations, as well as other items referenced in the tables below. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales.

Non-GAAP Net Income: Non-GAAP net income is calculated by adjusting GAAP net income for the items set forth in the definition of non-GAAP operating income above, as well as for expenses related to debt issuance costs, gains or losses on disposal of certain assets, changes in tax regulations, and other items set forth in the tables below.

Non-GAAP Earnings Per Share: Non-GAAP earnings per share is defined as non-GAAP net income divided by the diluted shares outstanding for the corresponding period.

Non-GAAP Free Cash Flow: Non-GAAP free cash flow is defined as GAAP operating cash flow less GAAP capital expenditures for property and equipment.

Non-GAAP Free Cash Flow - adjusted: Non-GAAP free cash flow - adjusted is defined as Non-GAAP free cash flow adjusted for the cash effect of any non-GAAP or other adjustments to the Company’s financial statements determined by Merit’s management to be outside of core operations.

Our management team uses these and other non-GAAP financial measures to evaluate our profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of our operating segments, and to measure and allocate financial resources internally. Our Board and Compensation Committee may also use these non-GAAP financial measures to assess the performance of certain of our NEOs.

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OTHER PROXY INFORMATION

Neither our management nor our Board or Compensation Committee consider any such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

You should consider non-GAAP financial measures used in this Proxy Statement in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures generally exclude some, but not all, items that may affect our financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. We believe it is useful to exclude such items in the calculation of non-GAAP gross margin, non-GAAP operating income and margin, non-GAAP net income, and non-GAAP earnings per share (in each case, as further illustrated in the reconciliation tables below) because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as such new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, government proceedings or changes in tax or industry regulations, debt issuance costs, and gains or losses on disposal of certain assets. We may incur similar types of expenses in the future, and the non-GAAP information included in this Proxy Statement should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this Proxy Statement may not be comparable with similarly titled measures of other companies. We urge readers to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business or results of operations.

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Tables reconciling our 2024, 2023, 2022, 2021 and 2020 non-GAAP gross margin, non-GAAP operating income and margin, non-GAAP net income and non-GAAP earnings per share to equivalent GAAP measures are included below:

Reconciliation of GAAP Net INCOME and EARINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2024
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$149,993	$(29,636)	$120,357	$2.03

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	57,659	(13,632)	44,027	0.74
Inventory mark-up related to acquisitions	634	(149)	485	0.01
Operating expenses
Contingent consideration expense	443	17	460	0.01
Amortization of intangibles	7,931	(1,876)	6,055	0.10
Performance-based share-based compensation (2)	15,237	(1,607)	13,630	0.23
Corporate restructuring (3)	3,128	(739)	2,389	0.04
Acquisition-related	8,849	(2,089)	6,760	0.11
Medical Device Regulation expenses (4)	7,515	(1,774)	5,741	0.10
Other (5)	373	(88)	285	0.00
Other (Income) Expense
Amortization of long-term debt issuance costs	6,769	(1,598)	5,171	0.09

Non-GAAP net income	$258,531	$(53,171)	$205,360	$3.46

Diluted shares				59,365

Note: Certain per share impacts may not sum to totals due to rounding.

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Reconciliation of GAAP Net INCOME and EARINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2023
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$112,089	$(17,678)	$94,411	$1.62

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	47,795	(11,492)	36,303	0.62
Corporate restructuring (1)	448	(108)	340	0.01
Inventory mark-up related to acquisitions	2,069	(497)	1,572	0.03
Operating expenses
Contingent consideration expense	1,704	(47)	1,657	0.03
Impairment charges	270	—	270	0.00
Amortization of intangibles	8,293	(1,998)	6,295	0.11
Performance-based share-based compensation (2)	8,526	(1,121)	7,405	0.13
Corporate restructuring (3)(6)	7,065	(1,695)	5,370	0.09
Acquisition-related	5,286	(1,269)	4,017	0.07
Medical Device Regulation expenses (4)	11,822	(2,838)	8,984	0.15
Other (5)	(1,268)	304	(964)	(0.02)
Other (Income) Expense
Amortization of long-term debt issuance costs	1,639	(393)	1,246	0.02
Gain on disposal of business unit	(431)	—	(431)	(0.01)

Non-GAAP net income	$205,307	$(38,832)	$166,475	$2.85

Diluted shares				58,356

Note: Certain per share impacts may not sum to totals due to rounding.

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Reconciliation of GAAP Net income and EARNINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2022
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$82,629	$(8,113)	$74,516	$1.29

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	42,154	(10,335)	31,819	0.55
Operating expenses
Contingent consideration expense	4,611	14	4,625	0.08
Impairment charges	2,219	(318)	1,901	0.03
Amortization of intangibles	6,300	(1,558)	4,742	0.08
Performance-based share-based compensation (2)	5,506	(546)	4,960	0.09
Corporate restructuring (3)(6)	7,157	(1,453)	5,704	0.10
Acquisition-related	2,114	(517)	1,597	0.03
Medical Device Regulation expenses (4)	12,933	(3,166)	9,767	0.17
Other (5)	7,966	(1,893)	6,073	0.11
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(148)	456	0.01
Loss on disposal of business unit	1,407	(29)	1,378	0.02
Tax expense related to restructuring (7)	—	(4,324)	(4,324)	(0.07)

Non-GAAP net income	$175,600	$(32,386)	$143,214	$2.48

Diluted shares				57,671

Note: Certain per share impacts may not sum to totals due to rounding.

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Reconciliation of GAAP Net income and EARNINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2021
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$53,917	$(5,463)	$48,454	$0.84

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	42,453	(10,543)	31,910	0.56
Inventory write-off (1)	1,620	(202)	1,418	0.02
Operating expenses
Contingent consideration expense	3,161	52	3,213	0.06
Impairment charges	4,283	(481)	3,802	0.07
Amortization of intangibles	7,183	(1,798)	5,385	0.09
Performance-based share-based compensation (2)	5,035	(604)	4,431	0.08
Corporate restructuring (3)(6)	468	(114)	354	0.01
Acquisition-related	8,473	(2,100)	6,373	0.11
Medical Device Regulation expenses (4)	4,036	(1,001)	3,035	0.05
Other (5)	16,652	(2,977)	13,675	0.24
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(150)	454	0.01

Non-GAAP net income	$147,885	$(25,381)	$122,504	$2.14

Diluted shares				57,359

Note: Certain per share impacts may not sum to totals due to rounding.

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Reconciliation of GAAP Net (LOSS) and (LOSS) per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2020
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net loss	$(13,231)	$3,388	$(9,843)	$(0.18)

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	50,696	(13,065)	37,631	0.67
Inventory write-off (1)	1,752	(465)	1,287	0.02
Inventory mark-up related to acquisitions	191	(49)	142	0.00
Operating expenses
Contingent consideration benefit	(7,960)	466	(7,494)	(0.13)
Impairment charges	36,504	(7,115)	29,389	0.52
Amortization of intangibles	7,943	(2,141)	5,802	0.10
Performance-based share-based compensation (2)	3,735	(475)	3,260	0.06
Corporate restructuring (3)(6)	8,657	(2,280)	6,377	0.11
Acquisition-related	1,229	(317)	912	0.02
Medical Device Regulation expenses (4)	1,379	(359)	1,020	0.02
Other (5)	24,438	(3,815)	20,623	0.37
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(155)	449	0.01
Gain on disposal of business unit	(517)	133	(384)	(0.01)

Non-GAAP net income	$115,420	$(26,249)	$89,171	$1.58

Diluted shares				56,374

Note: Certain per share impacts may not sum to totals due to rounding.

88 | Understand. Innovate. Deliver.TM

OTHER PROXY INFORMATION

Reconciliation of Reported GAAP OPERATING INCOME (Loss)

to Non-GAAP OPERATING INCOME

(Unaudited, in thousands)

	Year Ended December 31,
	2024	2023	2022	2021	2020
Net Sales as Reported	$1,356,514	$1,257,366	$1,150,981	$1,074,751	$963,875

GAAP Operating income (loss)	155,693	123,944	87,563	60,916	(1,562)
Cost of Sales
Amortization of intangibles	57,659	47,795	42,154	42,453	50,696
Corporate restructuring and inventory write-off (1)	—	448	—	1,620	1,752
Inventory mark-up related to acquisitions	634	2,069	—	—	191
Operating Expenses
Contingent consideration expense (benefit)	443	1,704	4,611	3,161	(7,960)
Impairment charges	—	270	2,219	4,283	36,504
Amortization of intangibles	7,931	8,293	6,300	7,183	7,943
Performance-based share-based compensation (2)	15,237	8,526	5,506	5,035	3,735
Corporate restructuring (3)(6)	3,128	7,065	7,157	468	8,657
Acquisition-related	8,849	5,286	2,114	8,473	1,229
Medical Device Regulation expenses (4)	7,515	11,822	12,933	4,036	1,379
Other (5)	373	(1,268)	7,966	16,652	24,438

Non-GAAP Operating Income	$257,462	$215,954	$178,523	$154,280	$127,002

Non-GAAP Operating Margin	19.0%	17.2%	15.5%	14.4%	13.2%
(1)	Represents corporate restructuring charges reflected within costs of sales including the write-off of inventory related to the divestiture or exit of certain businesses or product lines.
(2)	Represents performance-based share-based compensation expense, including stock-settled and cash-settled awards.
(3)	Includes severance related to corporate initiatives and write-offs and valuation adjustments of other long-term assets associated with restructuring activities.
(4)	Represents incremental expenses incurred to comply with the E.U. Medical Device Regulation (“MDR”).
(5)	Represents expense from acquired in-process research and development, charges related to abandoned patents, costs incurred in responding to an inquiry from the U.S. Department of Justice (“DOJ”), costs to comply with Merit’s corporate integrity agreement with the DOJ, insurance reimbursement of approximately $(3.0) million for costs incurred in responding to an inquiry by the DOJ in 2023, legal costs associated with a shareholder derivative proceeding in 2022, accrued class action litigation settlement costs of $10 million in 2021, net of insurance proceeds, accrued contract termination costs of approximately $6 million in 2021 to renegotiate certain terms of an acquisition agreement, $18.7 million of settlement costs in 2020 to fully resolve an investigation conducted by the DOJ, and activist shareholder settlement fees in 2020.
(6)	Beginning in 2024, consulting expenses associated with initiatives conducted under our FFG Program are not adjusted as part of non-GAAP financial measures. As a result, Merit’s non-GAAP financial measures for prior periods have been recast for comparability.
(7)	Represents net tax expense related to non-recurring tax withholdings in connection with restructuring of certain international subsidiaries.

www.merit.com | 89

OTHER PROXY INFORMATION

Reconciliation of Reported Gross Margin (GAAP)

to Non-GAAP Gross Margin (Non-GAAP)

(Unaudited, as a percentage of reported revenue)

	Year Ended
	December 31,
	2024	2023	2022	2021	2020
Reported Gross Margin	47.4%	46.4%	45.1%	45.2%	41.6%

Add back impact of:
Amortization of intangibles	4.3%	3.8%	3.7%	4.0%	5.3%
Corporate restructuring and inventory write-off (1)	—	0.0%	—	0.2%	0.2%
Inventory mark-up related to acquisitions	0.0%	0.2%	—	—	0.0%
Non-GAAP Gross Margin	51.7%	50.4%	48.8%	49.3%	47.1%

Note: Certain percentages may not sum to totals due to rounding

(1)	Represents corporate restructuring charges reflected within costs of sales including the write-off of inventory related to the divestiture or exit of certain businesses or product lines.

Reconciliation of OPERATING CASH FLOW

to Non-GAAP FREE CASH FLOW

TO ADJUSTED NON-GAAP FREE CASH FLOW

(Unaudited, in thousands)

	Year Ended December 31,
	2024	2023	2022	2021	2020
Operating cash flow	$220,799	$145,151	$114,291	$147,231	$165,270

Less:
Capital expenditures	35,140	34,290	45,029	27,939	45,988

Non-GAAP Free Cash Flow	$185,659	$110,861	$69,262	$119,292	$119,282

Add back impact of:
Corporate Restructuring(1)	6,121	14,834	16,923	18,855	8,551
Medical Device Regulation expenses(2)	7,515	11,822	12,933	4,036	1,379
Acquisition-related	8,849	5,286	2,114	8,473	1,229
Other (3)	374	(2,877)	10,357	6,416	24,334
Contingent acquisition payments in Operating CF	—	12,762	1,780	—	—

Non-GAAP Free Cash Flow – Adjusted	$208,518	$152,688	$113,369	$157,072	$154,775

(1)	Includes severance related to corporate initiatives and expenses related to the Foundations for Growth Program which concluded on December 31, 2023.
(2)	Represents incremental expenses incurred to comply with the E.U. Medical Device Regulation (“MDR”).
(3)	Represents costs to comply with Merit’s corporate integrity agreement with the U.S. Department of Justice (the “DOJ”), insurance reimbursement of approximately $(3.0) million for costs incurred in responding to an inquiry by the DOJ in 2023, class action litigation settlement costs of $10 million in 2022, contract termination costs of approximately $6 million in 2021 to renegotiate certain terms of an acquisition agreement, $18.7 million of settlement costs in 2020 to fully resolve an investigation conducted by the DOJ, and activist shareholder settlement fees in 2020.

90 | Understand. Innovate. Deliver.TM

APPENDIX A

COMPANIES INCLUDED IN

NASDAQ Stocks

SIC 3840-3849 US COMPANIES SURGICAL, MEDICAL and DENTAL INSTRUMENTS AND SUPPLIES

MODD	Modular Medical, Inc.	SLNO	Soleno Therapeutics, Inc.
MOVE	Movano Inc.	CERS	Cerus Corporation
CLPT	ClearPoint Neuro, Inc.	BLFS	BioLife Solutions, Inc.
TLSI	TriSalus Life Sciences, Inc.	CODX	Co-Diagnostics, Inc.
NAOV	NanoVibronix, Inc.	MBOT	Microbot Medical Inc.
NARI	Inari Medical, Inc.*	CTSO	Cytosorbents Corporation
NDRA	ENDRA Life Sciences Inc.	CUTR	Cutera, Inc.
NEPH	Nephros, Inc.	LIVN	LivaNova PLC
NMTC	NeuroOne Medical Technologies Corporation	PSTV	Plus Therapeutics, Inc.
NPCE	NeuroPace, Inc.	DCTH	Delcath Systems, Inc.
NSPR	InspireMD, Inc.	STRR	Star Equity Holdings, Inc.
NTRB	Nutriband Inc.	DRIO	DarioHealth Corp.
NURO	NeuroMetrix, Inc.	DXCM	DexCom, Inc.
NVCR	NovoCure Limited	DXR	Daxor Corporation
NXGL	NEXGEL, Inc.	ECOR	electroCore, Inc.
NXL	Nexalin Technology, Inc.	OSUR	OraSure Technologies, Inc.
LGMK	LogicMark, Inc.	ESTA	Establishment Labs Holdings Inc.
SNOA	Sonoma Pharmaceuticals, Inc.	VANI	Vivani Medical, Inc.
OFIX	Orthofix Medical Inc.	FONR	FONAR Corporation
OM	Outset Medical, Inc.	VERO	Venus Concept Inc.
PAVM	PAVmed Inc.	NVNO	enVVeno Medical Corporation
PDEX	Pro-Dex, Inc.	HOLX	Hologic, Inc.
PLSE	Pulse Biosciences, Inc.	ICAD	iCAD, Inc.
POCI	Precision Optics Corporation, Inc.	HSDT	Helius Medical Technologies, Inc.
PODD	Insulet Corporation	IART	Integra LifeSciences Holdings Corporation
PRCT	PROCEPT BioRobotics Corporation	ICUI	ICU Medical, Inc.
MDAI	Spectral AI, Inc.	GCTK	GlucoTrack, Inc.
LFWD	Lifeward Ltd.	INGN	Inogen, Inc.
SGHT	Sight Sciences, Inc.	IRIX	IRIDEX Corporation
SIBN	SI-BONE, Inc.	IRMD	IRADIMED CORPORATION
POAI	Predictive Oncology Inc.	IRTC	iRhythm Technologies, Inc.
SMLR	Semler Scientific, Inc.	ISRG	Intuitive Surgical, Inc.
SPAI	Safe Pro Group Inc.	NAYA	Naya Biosciences, Inc.
SRDX	Surmodics, Inc.	KIDS	OrthoPediatrics Corp.
SRTS	Sensus Healthcare, Inc.	LAKE	Lakeland Industries, Inc.
NUWE	Nuwellis, Inc.	AXGN	AxoGen, Inc.
STIM	Neuronetics, Inc.	LMAT	LeMaitre Vascular, Inc.
STSS	Sharps Technology, Inc.	MASI	Masimo Corporation
TCMD	Tactile Systems Technology, Inc.	MDXG	MiMedx Group, Inc.
TELA	TELA Bio, Inc.	SSKN	STRATA Skin Sciences, Inc.
TIVC	Tivic Health Systems, Inc.	CTCX	Longevity Health Holdings, Inc.
TMCI	Treace Medical Concepts, Inc.	COCH	Envoy Medical, Inc.
TMDX	TransMedics Group, Inc.	ADGM	Adagio Medical Holdings, Inc.
TNDM	Tandem Diabetes Care, Inc.	DHAI	DIH Holding US, Inc.
TNON	Tenon Medical, Inc.	BBLG	Bone Biologics Corporation
TTOO	Tivic Health Systems, Inc.	BEAT	HeartBeam, Inc.
UFPT	T2 Biosystems, Inc.	BJDX	Bluejay Diagnostics, Inc.
UTMD	UFP Technologies, Inc.	BVS	Bioventus Inc.
SKIN	Utah Medical Products, Inc.	CVRX	CVRx, Inc.
VVOS	The Beauty Health Company	EMBC	Embecta Corp.
SMTI	Vivos Therapeutics, Inc.	FEMY	Femasys Inc.
XRAY	Sanara MedTech Inc.	INBS	Intelligent Bio Solutions Inc.
ZIMV	DENTSPLY SIRONA Inc.	QTI	QT Imaging Holding, Inc.

ZYXI	ZimVie Inc.	HYPR	Hyperfine, Inc.
KRMD	Zynex, Inc.	OBIO	Orchestra BioMed Holdings, Inc.
AEMD	KORU Medical Systems, Inc.	HSCS	HeartSciences Inc.
XAIR	Aethlon Medical, Inc.	ICU	SeaStar Medical Holding Corporation
ALGN	Align Technology, Inc.	LNSR	LENSAR, Inc.
SINT	Sintx Technologies, Inc.	LUCD	Lucid Diagnostics Inc.
APYX	Apyx Medical Corporation	LUNG	Pulmonx Corporation
ANGO	AngioDynamics, Inc.	LYRA	Lyra Therapeutics, Inc.
ANIK	Anika Therapeutics, Inc.	AMIX	Autonomix Medical, Inc.
ARAY	Accuray Incorporated	AVR	Anteris Technologies Global Corp
ATEC	Alphatec Holdings, Inc.	BLAC	Bellevue Life Sciences Acquisition Corp
ATRC	AtriCure, Inc.	CBLL	Ceribell, Inc.
AVGR	Avinger, Inc.	GEHC	GE HealthCare Technologies Inc.
RCEL	Avita Medical, Inc.	GUTS	Fractyl Health, Inc.
BSGM	BioSig Technologies, Inc.	MGRM	Monogram Technologies Inc.
* acquired by Stryker Corporation on February 19, 2025

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions

and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 13, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 9, 2025 for shares held in

the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you access the web site

and follow the instructions to obtain your records

and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/MMSI2025

You may attend the meeting via the Internet and vote during the meeting.

Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.

Vote by 11:59 P.M. Eastern Time on May 13, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 9, 2025 for shares held in the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	⌧	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIT MEDICAL SYSTEMS, INC. The Board of Directors recommends you vote “FOR” each of the following directors:
1.	The election of four (4) directors to the Merit Medical Systems, Inc. Board of Directors for a three (3) year term or until their successors are elected and qualified. Nominees: For Against Abstain
	1a. Thomas J. Gunderson	[ ] [ ] [ ]
	1b. Laura S. Kaiser	[ ] [ ] [ ]
	1c. Michael R. McDonnell	[ ] [ ] [ ]
	1d. F. Ann Millner, Ed.D.	[ ] [ ] [ ]

The Board of Directors recommends you vote “FOR” proposals 2 and 3. For Against Abstain
2.	Approval of a non-binding, advisory resolution approving the compensation of the Company's named executive officers as described in the Merit Medical Systems, Inc. Proxy Statement.	[ ] [ ] [ ]
For Against Abstain
3.	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2025.	[ ] [ ] [ ]

NOTE: In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MERIT MEDICAL SYSTEMS, INC.

Annual Meeting of Shareholders

May 14, 2025, 2:00 PM (Mountain Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fred P. Lampropoulos, Brian G. Lloyd and Raul Parra and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on March 18, 2025 at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/MMSI2025, on Wednesday, May 14, 2025, at 2:00 p.m., Mountain Time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy also provides voting instructions to the Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and directs such Trustee to vote at the Annual Meeting all of the shares of the Company's Common Stock which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after May 9, 2025, the Trustee will vote the shares in the same proportion as to which it has received instructions from other plan participants.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (FOR Proposals 1, 2 and 3) and in the discretion of the proxies, or Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan, as applicable, upon such other matters as may properly come before the Annual Meeting. The undersigned shareholder may revoke this proxy card at any time before it is voted at the Annual Meeting by executing and returning a proxy card bearing a later date by mail, by voting via the Internet, by filing with the Secretary of the Company, at the Company’s address set forth in the Notice of Annual Meeting and Proxy Statement, a written notice of revocation bearing a later date than the proxy card being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

(Continued and to be marked, dated and signed on reverse side)